Exhibit 10.4

SHURGARD SELF STORAGE SCA

as Borrower and Cash Administrator

THE COMPANIES LISTED IN SCHEDULE 3

as Chargors

SELF-STORAGE SECURITISATION B.V.

as Issuer

CITICORP TRUSTEE COMPANY LIMITED

as Borrower Security Trustee

ISSUER/BORROWER FACILITY AGREEMENT

CONTENTS

Clause		Page
	SECTION A
	INTERPRETATION

1.	Definitions and Interpretation	2

	SECTION B
	THE TERM FACILITIES

2.	The Term Facilities	3

3.	Purpose and Application	4

4.	Conditions Precedent	4

5.	Drawdown	6

6.	Parallel Debt	7

	SECTION C
	INTEREST

7.	Interest	9

	SECTION D
	REPAYMENT AND PREPAYMENT

8.	Repayment	11

9.	Prepayment and Purchase	11

	SECTION E
	FEES, COSTS AND EXPENSES

10.	Fees, Costs and Expenses	19

	SECTION F
	TAXES AND MITIGATION

11.	Taxes	21

12.	Mitigation	22

	SECTION G
	REPRESENTATIONS, WARRANTIES AND COVENANTS

13.	Representations and Warranties	25

14.	Financial Information	38

15.	Financial Covenants	40

16.	General Covenants of the Chargors	52

17.	Property Covenants	63

18.	Covenants Regarding Disposal, Acquisition Or Substitution Of Mortgaged Properties	70

19.	Covenants Regarding Disposal of Assets Other Than Mortgaged Properties	75

20.	Covenants and Other Provisions Relating to Maintenance Capital Expenditure	77

21.	Appointment of Property Advisor	77

	SECTION H
	LOAN EVENTS OF DEFAULT

22.	Default	79

	SECTION I
	GUARANTEE AND INDEMNITY

23.	Guarantee and Indemnity	87

	SECTION J
	ADDITIONAL CHARGORS

24.	Additional Chargors and Release of Chargors	92

	SECTION K
	PAYMENTS AND CALCULATIONS

25.	Currency of Account and Payment Mechanics	93

26.	Calculations and Evidence Of Debt	94

	SECTION L
	ASSIGNMENT AND TRANSFER

27.	Assignments and Transfers	95

	SECTION M
	MISCELLANEOUS

28.	The Borrower Security Trustee and Cash Administrator	96

29.	Data Protection Requirements	97

30.	Remedies and Waivers	97

31.	Severability	97

32.	Counterparts	98

33.	Notices	98

34.	Third Party Rights	99

35.	Governing Law and Jurisdiction	99

36.	Jurisdiction	99

SCHEDULE 1 CONDITIONS PRECEDENT		101

	Part 1 Conditions Precedent	101
	Part 2 Additional Conditions Precedent	108
	Part 3 Additional Chargor Conditions Precedent	111

SCHEDULE 2 NOTICE OF DRAWDOWN		114

SCHEDULE 3 INITIAL CHARGORS		116

SCHEDULE 4 FORM OF COMPLIANCE CERTIFICATE		118

SCHEDULE 5 FORM OF MORTGAGED PROPERTY DISPOSAL CERTIFICATE		121

SCHEDULE 6 FORM OF INVESTOR REPORTS		123

SCHEDULE 7 FORM OF CHARGOR ACCESSION DEED		124

SCHEDULE 8 INITIAL MORTGAGED PROPERTIES		126

SCHEDULE 9 EXCESS PROPERTIES		132

THIS AGREEMENT is made on 15 October 2004

BETWEEN

(1)	SHURGARD SELF STORAGE SCA, a limited liability partnership (société en commandite par actions/commanditaire venootschap op aandelen) established under the laws of Belgium having its registered office at 48 Quai de Commerce, 1000 Brussels, Belgium and registered on the Register of Legal Entities under Enterprise Number 0454.057.394 as the borrower under this Agreement (the “Borrower”) and as Cash Administrator to the Chargors and the Issuer (the “Cash Administrator”, which expression includes, where the context admits, all persons for the time being acting as the Cash Administrator or Cash Administrators under the Cash Pooling Loan and Cash Administration Agreement and/or Issuer Cash Administration Agreement);

(2)	THE COMPANIES LISTED IN SCHEDULE 3 HERETO as Chargors under the Chargor Security Documents (as defined below) (together with the Borrower and the Additional Chargors (as defined below) and subject to any Chargor ceasing to be a Chargor in accordance with the terms of this Agreement (including where such Chargor is sold or ceases to exist pursuant to an amalgamation, merger or reconstruction), the “Chargors”);

(3)	SELF-STORAGE SECURITISATION B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands and registered with the Trade Register of Chamber of Commerce and Industry in Amsterdam under number 34210837 and whose registered office is at Parnassustoren, Locatellikade 1, 1076 AZ Amsterdam, The Netherlands as the lender under this Agreement (the “Issuer”); and

(4)	CITICORP TRUSTEE COMPANY LIMITED, a limited liability company incorporated in England and Wales and having its registered office at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB as security trustee for the Borrower Secured Creditors (the “Borrower Security Trustee”, which expression includes, where the context admits, all persons for the time being acting as the Borrower Security Trustee or Borrower Security Trustees under the Chargor Security Documents).

IT IS AGREED as follows:

SECTION A

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

Unless otherwise defined in this Agreement or the context otherwise requires, words and expressions used in this Agreement have the meanings, interpretations and constructions ascribed to them in Schedule 1 (Master Definitions Schedule) of a master framework agreement (the “Master Framework Agreement”) dated 15 October 2004 and made between, inter alios, the Issuer and the Borrower Security Trustee, as the same may be amended, varied or supplemented from time to time.

SECTION B

THE TERM FACILITIES

2.	THE TERM FACILITIES

2.1	Initial Term Facilities

On and subject to the terms of this Agreement, the Issuer agrees to grant to the Borrower on the Closing Date:

2.1.1	a secured term loan facility in an aggregate initial principal amount of €235,000,000 (the “Initial Term A Facility”);

2.1.2	a secured term loan facility in an aggregate initial principal amount of €40,000,000 (the “Initial Term B Facility”); and

2.1.3	a secured term loan facility in an aggregate initial principal amount of €50,000,000 (the “Initial Term C Facility”).

2.2	Further Term Facilities

On and subject to the terms of this Agreement, the Issuer agrees to grant to the Borrower:

2.2.1	a Further Term A Facility in an aggregate principal amount equal to the aggregate proceeds of each issue of Further Class A Notes which is used to fund any Further Term A Advance;

2.2.2	a Further Term B Facility in an aggregate principal amount equal to the aggregate proceeds of each issue of Further Class B Notes which is used to fund any Further Term B Advance; and

2.2.3	a Further Term C Facility in an aggregate principal amount equal to the aggregate proceeds of each issue of Further Class C Notes which is used to fund any Further Term C Advance.

2.3	New Term Facilities

On and subject to the terms of this Agreement, the Issuer agrees to grant to the Borrower a New Term Facility in an aggregate principal amount equal to (and in tranches corresponding to) the aggregate proceeds of any issue of New Notes which is used to fund any New Term Advance.

2.4	Request for an Additional Term Facility

The Borrower may at any time, by delivery of a Notice of Drawdown to the Issuer (with a copy thereof to the Borrower Security Trustee, the Cash Administrator and the Rating Agencies) request an Additional Term Facility provided that the following conditions are satisfied or waived by the Issuer and the Borrower Security Trustee on the date of such request:

2.4.1	the aggregate principal amount of the relevant Additional Term Facility requested for drawdown on a particular Drawdown Date is for a minimum aggregate principal amount of €5,000,000; and

2.4.2	no Loan Event of Default or Potential Loan Event of Default has occurred and is continuing (unless waived) or would result from the Additional Term Advance;

and if a request for an Additional Term Facility is so made, the Borrower shall provide the Issuer, the Borrower Security Trustee and the Rating Agencies with such information as each or any of them may reasonably request to enable them to satisfy themselves that the conditions set out in Clauses 2.4.1 and 2.4.2 (Request for an Additional Term Facility) have been or will be met by the date of such request.

2.5	Granting of an Additional Term Facility

If the conditions set out in Clause 2.4 (Request for an Additional Term Facility) are satisfied or waived as at the relevant dates set out therein, the Issuer will, subject to Clause 4 (Conditions Precedent), make available to the Borrower the Additional Term Facility as soon as practicable thereafter.

2.6	Term Facilities and Payment of Initial and Ongoing Facility Fees

Without prejudice to the obligations of the Issuer to grant the Term Facilities pursuant to this Clause 2, where at any time the Borrower is also required to pay an amount by way of Initial Facility Fee or Ongoing Facility Fee pursuant to Clauses 10.1.1 (Initial Facility Fee) or 10.1.2 (Ongoing Facility Fee) respectively, the respective obligations to advance and pay shall be set-off against each other so that their respective payment obligations are satisfied by the payment of the balance.

3.	PURPOSE AND APPLICATION

3.1	Purpose and Application of the Initial Term Facilities

The Initial Term Facilities shall be used by the Borrower to repay all outstanding amounts under the Credit Agreement and thereafter for such purposes as it may determine and, accordingly, the Borrower may apply all Initial Term Advances to make such payments as it determines, including without limitation making loans to or payments on behalf of any other Chargor and discharging costs incurred in connection with the Transactions.

3.2	Purpose and Application of the Additional Term Facilities

The Additional Term Facilities may be used by the Borrower for such purposes as it may determine.

3.3	No Obligation to Monitor

Without affecting the obligations of the Borrower under this Clause 3, neither the Issuer, nor the Borrower Security Trustee are bound to monitor or verify the application of any Term Advance made available to the Borrower under this Agreement.

4.	CONDITIONS PRECEDENT

4.1	Initial Conditions Precedent

The availability for utilisation of an Initial Term Facility and the obligation of the Issuer to make an Initial Term Advance available under Clause 5.3 (Advance of a Term Advance) to the Borrower is subject to satisfaction or waiver of the following conditions precedent on the Closing Date:

4.1.1	the Borrower has delivered a duly completed Notice of Drawdown;

4.1.2	each of the Borrower Security Trustee and the Issuer has received all of the information and documents listed in Part 1 of Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Issuer and the Borrower Security Trustee and that all of the other conditions precedent thereunder are satisfied on the Closing Date or have been waived;

4.1.3	the Notes have been issued by the Issuer and the Cash Administrator (on behalf of the Issuer) has confirmed to the Borrower Security Trustee that the subscription proceeds thereof have been received by or on behalf of the Issuer;

4.1.4	the Borrower (on behalf of the Securitisation Group) has certified in the Notice of Drawdown that the representations set out in Clause 13 (Representations and Warranties) are, in light of the facts and circumstances subsisting at the Closing Date and subject to the disclosure contained in the Disclosure Letter, true and correct; and

4.1.5	the Borrower (on behalf of the Securitisation Group) has certified in the Notice of Drawdown that no Loan Event of Default or Potential Loan Event of Default has occurred and is continuing or would result from the making of the Initial Term Advances.

4.2	Additional Conditions Precedent

The availability for utilisation of an Additional Term Facility and the obligation of the Issuer to the Borrower to make an Additional Term Advance available under Clause 5.3 (Advance of a Term Advance) is subject to satisfaction or waiver of the following conditions precedent, on the relevant Drawdown Date:

4.2.1	the Borrower has delivered a duly completed Notice of Drawdown;

4.2.2	each of the Issuer and the Borrower Security Trustee has received, or is satisfied that on the Drawdown Date it will receive, all of the information, documents and other matters set out in Part 2 (Additional Conditions Precedents) of Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Borrower Security Trustee and the Issuer and that all of the other Additional Condition Precedents have been satisfied (or to the extent not so received or satisfied such conditions precedent have been waived by the Borrower Security Trustee and the Issuer and the Borrower has been notified of the same (which notification shall be given promptly by the Issuer and the Borrower Security Trustee following such waiver));

4.2.3	the Cash Administrator (on behalf of the Issuer) has confirmed to the Borrower Security Trustee and the Issuer in writing that the Issuer has available to it on the relevant Drawdown Date sufficient proceeds from an issue of Additional Notes to permit the Issuer to make the relevant Additional Term Advance;

4.2.4	the Borrower (on behalf of the Securitisation Group) has certified in the Notice of Drawdown that the Repeating Representations are, in the light of the facts and circumstances subsisting at the relevant Drawdown Date, true and correct

(or, to the extent that they are not true, the Borrower has disclosed the relevant matters to the Issuer, the Borrower Security Trustee and the Rating Agencies;

4.2.5	the Borrower (on behalf of the Securitisation Group) has certified in the Notice of Drawdown that no Loan Event of Default or Potential Loan Event of Default has occurred and is continuing (unless waived) or would result from the making of the Additional Term Advance; and

4.2.6	any necessary amendments have been made to the Borrower Transaction Documents and/or the Issuer Transaction Documents in form and substance satisfactory to the Borrower Security Trustee and/or the Trustee, respectively.

5.	DRAWDOWN

5.1	Drawdown of Term Facilities

5.1.1	Drawdown of Initial Term Facilities

If the Issuer and the Borrower Security Trustee have received a duly completed Notice of Drawdown by not later than 11:00 am (GMT) on the Closing Date (or such later time as the Issuer (or the Cash Administrator on behalf of the Issuer) may agree), the Borrower may borrow the Initial Term Advances on such date.

5.1.2	Drawdown of Additional Term Facilities

If the Issuer and the Borrower Security Trustee have received a duly completed Notice of Drawdown by not later than 11:00 am on the proposed Drawdown Date (or such later time as the Issuer (or the Cash Administrator on behalf of the Issuer) may agree), the Borrower may borrow an Additional Term Advance on such date.

5.2	Single Drawing of Term Facilities

Unless otherwise agreed to in writing by the Issuer and the Borrower Security Trustee, each Term Facility will only be available for drawing in one amount by the Borrower on the Closing Date (in the case of an Initial Term Facility) or on the proposed Drawdown Date (in the case of an Additional Term Facility).

5.3	Advance of a Term Advance

On and subject to the terms of this Agreement, the Issuer shall make available to the Borrower:

5.3.1	the Initial Term Advances on the Closing Date; and

5.3.2	the Additional Term Advances on the relevant Drawdown Date.

5.4	Completion of Notices of Drawdown

A Notice of Drawdown will not be regarded as having been duly completed unless:

5.4.1	the Drawdown Date is a Business Day;

5.4.2	the Term Advance is specified as an Initial Term Advance, a Further Term Advance or, as the case may be, a New Term Advance and is an amount not exceeding the aggregate of the relevant Term Facility; and

5.4.3	the payment instructions comply with Clause 25 (Currency of Account and Payment Mechanics).

6.	PARALLEL DEBT

6.1	Parallel Debt

Subject to Clause 6.2 (Discharge) but notwithstanding any other provision of this Agreement, the Borrower hereby irrevocably and unconditionally undertakes to pay to the Borrower Security Trustee, as creditor in its own right and not as representative of the other Borrower Secured Creditors, sums equal to and in the currency of the outstanding Borrower Secured Obligations payable by the Borrower to each of the other Borrower Secured Creditors as and when such sums fall due for payment under each of the other Borrower Transaction Documents or under the Borrower Priorities of Payment (the “Borrower Parallel Debt”) or would have fallen due but for any discharge resulting from the failure of another Borrower Secured Creditor to take appropriate steps, in insolvency proceedings affecting the Borrower, to preserve its entitlement to be paid that amount. Subject to Clause 6.2 (Discharge), the Borrower Security Trustee shall have its own independent right to demand payment of the amounts payable by the Borrower under this Clause 6.1, irrespective of any discharge of the Borrower’s obligations to pay those amounts to the other Borrower Secured Creditors resulting from the failure of another Borrower Secured Creditor to take appropriate steps, in insolvency proceedings affecting the Borrower, to preserve its entitlement to be paid those amounts.

6.2	Discharge

Any amount due and payable by the Borrower to the Borrower Security Trustee under Clause 6.1 (Parallel Debt) shall be decreased to the extent that the other Borrower Secured Creditors have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Borrower Transaction Documents and any amount due and payable by the Borrower to the other Borrower Secured Creditors under those provisions shall be decreased to the extent that the Borrower Security Trustee has received (and is able to retain) payment in full of the corresponding amount under Clause 6.1 (Parallel Debt).

6.3	Exercise of Rights

Without limiting or affecting the Borrower Security Trustee’s rights against the Borrower (whether under this Clause 6 or under any other provision of the Borrower Transaction Documents and subject to sub-clause 6.4 of this Clause 6), the Borrower Security Trustee agrees with each Borrower Secured Creditor (on a several basis) that it will not exercise its rights in respect of the Borrower Parallel Debt except in accordance with this Agreement and that it shall apply all monies received by it under Clause 6.1 (Parallel Debt) in accordance with Clause 4 (Application of Receipts) of the Security Trust Deed. The rights of the Borrower Secured Creditors (other than the Borrower Security Trustee as beneficiary of the Borrower Parallel Debt) to receive payment of amounts payable by the Borrower under the Borrower Transaction Documents are several and are separate and independent from, and without prejudice to, the rights of the Borrower Security Trustee to receive payment under this Clause 6.

6.4	Acts of Borrower Security Trustee

Nothing in this Agreement or any other Borrower Transaction Document shall in any way limit the Borrower Security Trustee’s right to act in the protection or preservation of, the rights under, or to enforce, any Chargor Security Document as contemplated by the Security Trust Deed or the relevant Chargor Security Document or (other than as set out in Clause 6.2 (Discharge) in any way negate or affect the obligations which the Borrower has to the Borrower Secured Creditors under the Borrower Transaction Documents.

SECTION C

INTEREST

7.	Interest

7.1	Loan Interest Periods

Interest for outstanding Term Advances shall be divided into successive Loan Interest Periods applicable to that Term Advance with the first Loan Interest Period for a Term Advance beginning on the date the Notes which fund such Term Advance are issued (being the Closing Date in respect of the Initial Term Advances).

7.2	Rates of Interest

The rate of interest payable during the relevant Loan Interest Period shall be as follows:

7.2.1

(a)	in respect of the outstanding Initial Term A Advance (and any Further Term A Advance), 4.064 per cent. per annum;

(b)	in respect of the outstanding Initial Term B Advance (and any Further Term B Advance), 4.464 per cent. per annum;

(c)	in respect of the outstanding Initial Term C Advance (and any Further Term C Advance), 4.814 per cent. per annum; and

7.2.2	in respect of any outstanding New Term Advance, unless otherwise agreed in writing by the Issuer and the Borrower, either:

(a)	the rate of interest (including any margin) payable by the Issuer on the relevant New Notes made or to be made by the Issuer to fund such New Term Advance; or

(b)	if the Issuer enters into an Interest Rate Swap Agreement in relation to some or all such New Notes with a variable rate of interest, the rate of interest applied to the basis on which payments are to be made by the Issuer to the Interest Rate Swap Counterparty under such Interest Rate Swap Agreement plus any margin payable in relation to the relevant New Notes.

7.3	Calculation of Interest

Interest accrues from day to day and shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

7.4	Payment of Interest

Subject to Clause 9 (Prepayment and Purchase), the Borrower shall pay interest partially in arrear at the rate set out in Clause 7.2 (Rates of Interest) on each Term Advance outstanding during each Loan Interest Period for value into the Issuer Transaction Account by 3 p.m. on the Business Day prior to the Loan Payment Date which falls at the end of each Loan Interest Period (after taking into account amounts receivable from the Currency Swap Counterparty under the Currency Swap Agreement, on the relevant Loan Payment Date, which amount shall be paid to the Issuer on such date) and an irrevocable payment instruction for such payment shall be given by the Borrower (or the Cash Administrator on its behalf) to the Cash Pooling Account Bank no later than 12 noon on the second Business Day prior to the relevant Loan Payment Date (with a copy thereof to the Issuer).

7.5	Additional Interest

7.5.1	In the event that, on any Loan Payment Date, there is a Loan Interest Shortfall interest shall accrue on such Loan Interest Shortfall, subject to Clause 7.5.2 at the same rate of interest as that payable in respect of the relevant Term Advance in accordance with Clause 7.3 (Calculation of Interest) and shall be payable together with such accrued interest on any succeeding Loan Payment Date.

7.5.2	Interest payable on any Loan Interest Shortfall pursuant to Clause 7.5.1:

(a)	for each Loan Interest Period from and including the Loan Payment Date falling in October 2011 up to but excluding the Loan Payment Date falling in October 2014 shall be:

(i)	in respect of the Initial Term A Advance (and any Further Term A Advance), 0.35 per cent. per annum plus the lesser of (i) EURIBOR for three month euro deposits for the corresponding Note Interest Period and (ii) 3.714 per cent. per annum ;

(ii)	in respect of the Initial Term B Advance (and any Further Term B Advance), 0.75 per cent. per annum plus the lesser of (i) EURIBOR for three month euro deposits for the corresponding Note Interest Period and (ii) 3.714 per cent. per annum; and

(iii)	in respect of the Initial Term C Advance (and any Further Term C Advance), 1.10 per cent. per annum plus the lesser of (i) EURIBOR for three month deposits for the corresponding Note Interest Period and (ii) 3.714 per cent. per annum;

(b)	for each Loan Interest Period beginning on or after the Loan Payment Date falling in October 2014 shall be:

(i)	in respect of the Initial Term A Advance (and any Further Term A Advance), the Interest Rate in respect of the corresponding Class of Notes during the corresponding Note Interest Period;

(ii)	in respect of the Initial Term B Advance (and any Further Term B Advance), the Interest Rate in respect of the corresponding Class of Notes during the corresponding Note Interest Period; and

(iii)	in respect of the Initial Term C Advance (and any Further Term C Advance), the Interest Rate in respect of the corresponding Class of Notes during the corresponding Note Interest Period.

SECTION D

REPAYMENT AND PREPAYMENT

8.	REPAYMENT

8.1	Repayment of Initial Term Advances

On and subject to the other terms of this Agreement, the Borrower shall repay then outstanding amount of each Initial Term Advance (and, if they have been advanced, any Further Term Advances) in full on the Loan Repayment Date, together with all accrued interest and any other outstanding amounts incurred pursuant to this Agreement unless repaid earlier pursuant to this Agreement.

8.2	Repayments of New Term Advances

On and subject to the terms of this Agreement, the Borrower shall make repayments in respect of any New Term Advances in the amounts and on the dates which correspond to principal payable under the New Notes issued to finance the applicable New Term Advance.

8.3	No Reborrowing of Initial Term Advances or Further Term Advances and No Other Repayments

The Borrower shall not be entitled to reborrow the Initial Term Advances or any Further Term Advances prepaid or repaid and the Borrower shall not repay all or any part of the Initial Term Advances or any part of any Further Term Advances other than at the times and in the manner expressly provided for in this Agreement.

9.	PREPAYMENT AND PURCHASE

9.1	No ability to prepay

The Borrower shall not be entitled to prepay any Initial Term Advance in whole or in part other than in accordance with the provisions of this Clause 9.

9.2	General Conditions to Prepayment

9.2.1	Upon the occurrence of an election by, or requirement of, the Borrower to prepay the Initial Term Advances in accordance with Clause 9.3 (Voluntary Repayment of Initial Term Advances), Clause 9.4 (Prepayment as a Result of a Tax and Other Events) or Clause 9.6 (Mandatory Prepayment as a Result of Disposal of a Mortgaged Property), the Borrower shall prepay in whole or, as applicable, in part the Initial Term Advances in the order provided in Clause 9.7 (Order of Prepayment of Initial Term Advances) provided that:

(a)	the Borrower has given not less than 15 and not more than 60 days prior written notice (or, in the case of required prepayment as a result of illegality, upon receiving notice from the Issuer or upon giving such shorter notice as may be necessary to address the applicable illegality) to the Issuer, the Cash Administrator, the Borrower Security Trustee and the Trustee copied to the Interest Rate Swap Counterparty and the Currency Swap Counterparty of its intention to prepay;

(b)	any such prepayment of an Initial Term Advance shall only be made on:

(i)	the Loan Payment Date immediately following the notice given in Clause 9.2.1; or

(ii)	in relation to any required prepayment as a result of any the circumstances set out in Condition 7(c)(iii) (Redemption, Purchase and Cancellation - Redemption/Substitution for Taxation and Other Reasons) occurring, the date required pursuant to the terms of Clause 9.2.2;

(c)	the amount of such prepayment shall be increased by an amount equal to any Hedging Amounts that the Issuer will be required to pay to any Interest Rate Swap Counterparty in connection with such prepayment or, where a Hedging Amount is due to the Issuer in connection with such prepayment, an amount equal to such Hedging Amount shall be deducted from the amount of such prepayment;

(d)	no such prepayment may be made unless, concurrent with such prepayment, the Borrower shall pay in full any Hedging Amounts payable to any Currency Swap Counterparty in connection with such prepayment and all other amounts payable by it under this Agreement to enable the Issuer to pay, on the Note Payment Date falling on the Loan Payment Date on which the relevant Initial Term Advance is to be prepaid, all other amounts which are to be paid in priority to and pari passu with the Class of Notes being redeemed (including, without limitation, any Hedging Amount that the Issuer will be required to pay to any Interest Rate Swap Counterparty); and

(e)	immediately prior to the date on which the Borrower gives notice in accordance with Clause 9.2.1(a), the Borrower provides a Redemption Certificate to the Borrower Security Trustee (except, in relation to any prepayment under Clause 9.6 (Mandatory Prepayment as a Result of Disposal of a Mortgaged Property), not including the items outlined at (a) of the definition of Redemption Certificate).

9.2.2	if the circumstances in Condition 7(c)(iii) (Redemption, Purchase and Cancellation - Redemption/Substitution for Taxation and Other Reasons) apply and, in accordance with Clause 9.4 (Prepayment as a Result of Tax and Other Events), mitigation is not possible, and the Borrower elects to prepay the Initial Term Advances, then the Borrower shall make such prepayment on the earlier of:

(a)	where it is unlawful for the Issuer to perform any of its obligations under this Agreement or to make, fund or allow to remain outstanding any Initial Term Advance, on the Loan Payment Date occurring after the date on which the Issuer has notified the Borrower of such illegality (or, if earlier, the date as the Issuer may specify in any notice delivered to the Borrower, being no earlier than the last day of any applicable grace period permitted by law); and

(b)	where it is unlawful for the Borrower to perform any of its material obligations under this Agreement, on the Loan Payment Date occurring after the date on which the Borrower became aware of the unlawfulness (or, if earlier, the last day of any applicable grace period permitted by law) (as certified in a notice from the Borrower to the Issuer and the Borrower Security Trustee).

9.3	Voluntary Prepayment of Initial Term Advances

Subject to Clause 9.2 (General Conditions to Prepayment) and Clause 9.7 (Order of Prepayment of Initial Term Advances), the Borrower may prepay any Initial Term Advance, in whole or in part, in integral multiples of €500,000.

9.4	Prepayment as a Result of Tax and Other Events

If any of the events occur which give rise to the Issuer’s option to redeem as set out in Condition 7(c) (Redemption, Purchase and Cancellation - Substitution/Redemption in Whole for Taxation and Other Reasons) then, subject to Clause 9.5 (Duty to Mitigate and Notify) and subject to satisfying the conditions in Clause 9.2 (General Conditions to Prepayment) the Borrower may prepay in whole (but not in part) the outstanding Initial Term Advances.

9.5	Duty to Mitigate and Notify

9.5.1	The Borrower may only prepay the Initial Term Advances on an occurrence of any of the events set out Condition 7(c)(i), (ii), (iv), (v) and (where it is or will become illegal in respect of the Issuer for all or any of the Term Advances under this Agreement to remain outstanding) Condition 7(c)(iii) (Redemption, Purchase and Cancellation - Redemption/Substitution for Taxation and Other Reasons), if the Issuer is unable to mitigate the effects of the occurrence of the relevant event in accordance with Clause 12 (Mitigation). If the Issuer is unable to mitigate the effects in accordance with Clause 12 (Mitigation), the Issuer shall notify the Borrower, the Borrower Security Trustee and the Cash Administrator as soon as reasonably practicable.

9.5.2	The Borrower may only prepay the Initial Term Advances on an occurrence of the event set out in Condition 7(c)(iii) (Redemption, Purchase and Cancellation - Redemption/Substitution for Taxation and Other Reasons) (where it has become unlawful for the Borrower to perform any of its material obligations under this Agreement) if the Borrower is unable to mitigate the effects of the occurrence of the relevant event in accordance with Clause 12 (Mitigation). If the Borrower is unable to mitigate the effects in accordance with Clause 12 (Mitigation), the Borrower shall notify the Issuer, the Borrower Security Trustee and the Cash Administrator as soon as reasonably practicable.

9.6	Mandatory Prepayment as a Result of Disposal of a Mortgaged Property

Subject to there being no Loan Event of Default or no Potential Loan Event of Default outstanding and continuing (unless waived), where a Chargor has disposed of a Mortgaged Property or Sold Chargor and has not applied the proceeds of such disposal for a Permitted Purpose by the date specified in Clause 18.3.4, the Borrower, in accordance with the conditions set out in Clause 9.2 (General Conditions to Prepayment), shall apply, or shall procure the application of, such proceeds (to the extent of the Allocated Debt Amount), in prepayment of the Initial Term Advances.

9.7	Order of Prepayment of Initial Term Advances

Unless otherwise indicated in this Clause 9, any Initial Term Advances to be prepaid prior to the delivery of a Loan Enforcement Notice will be prepaid in the following order:

9.7.1

(a)	except in the case of a prepayment from Sales Proceeds (in an amount equal to the Allocated Debt Amount) deposited in the Disposals Proceeds Account, if no Loan Event of Default or Potential Loan Event of Default has occurred and is continuing (including in circumstances where the Borrower is remedying a breach of any of the covenants in Clause 15 (Financial Covenants)) or Property Advisor Appointment Event has occurred (unless the appointment of a Property Adviser has been terminated or otherwise ceases to be in effect other than pursuant to a breach of the terms of this Agreement ), or any such event has occurred but has been waived by the Borrower Security Trustee, in accordance with the Borrower Transaction Documents, on a pro rata basis between all of the Initial Term Advances on the basis of the principal amount outstanding of the Initial Term Advances at such time;

(b)	in the case of a prepayment from Sales Proceeds (in an amount equal to the Allocated Debt Amount) deposited in the Disposal Proceeds Account, if no Loan Event of Default or Potential Loan Event of Default has occurred and is continuing (including in circumstances where the Borrower is remedying a breach of any of the covenants in Clause 15 (Financial Covenants)) or Property Advisor Appointment Event has occurred (unless the appointment of a Property Adviser has been terminated or otherwise ceases to be in effect other than pursuant to a breach of the terms of this Agreement), or any such event has occurred but has been waived by the Borrower Security Trustee in accordance with the Borrower Transaction Documents, the application of:

(i)	an amount equal to 100% of the Attributable Debt in respect of the relevant Mortgaged Property (or Mortgaged Properties) or Sold Chargor on a pro rata basis between all of the Initial Term Advances on the basis of the principal amount outstanding of the Initial Term Advances at such time; and

(ii)	any excess on a sequential basis (in each case to the extent such Initial Term Advance remains outstanding) as follows: (1) the Initial Term A Advances, (2) the Initial Term B Advances and (3) the Initial Term C Advances; or

(c)	if the funds used to prepay such Initial Term Advances come from (i) cash received on a subordinated basis from outside of the Securitisation Group (with a legal opinion satisfactory to the Borrower Security Trustee being provided as to the effectiveness of such subordination (subject to any reservations therein)) (ii) equity received for such purpose or (iii) the proceeds of a New Term Advance from the Issuer following the Issue of New Notes, the Initial Term Advances can be repaid in any order that the Borrower determines; or

9.7.2	if a Loan Event of Default, Potential Loan Event of Default (including in circumstances where the Borrower is remedying a breach of any of the covenants in Clause 15 (Financial Covenants)) or Property Advisor Appointment Event has occurred and has not been waived, on a sequential basis (in each case to the extent such Initial Term Advance remains outstanding) as follows: (i) the Initial Term A Advances, (ii) the Initial Term B Advances and (iii) the Initial Term C Advances.

9.8	Deemed Prepayment Upon Purchase of Notes by the Borrower

9.8.1	The Borrower may purchase Notes of any class in the market provided that on the date of such proposed purchase:

(a)	no Loan Event of Default or Potential Loan Event of Default has occurred and is continuing (and has not been waived) or would occur as a result of such purchase; and

(b)	such purchase is made either:

(i)	if the Restricted Payment Condition is satisfied as at the most recent Loan Payment Date, using Excess Cash available at such date;

(ii)	from funds advanced on a fully subordinated basis (and a legal opinion satisfactory to the Borrower Security Trustee has been provided as to the effectiveness of such subordination); or

(iii)	from equity contributions received for such purpose.

9.8.2	When purchasing Notes under Clause 9.8.1:

(i)	if no Loan Event of Default or Potential Loan Event of Default has occurred and is continuing (or has occurred and has been waived) or Property Advisor Appointment Event has occurred (unless the appointment of a Property Adviser has been terminated or otherwise ceases to be in effect other than pursuant to a breach of the terms of this Agreement), the Borrower shall purchase a pro rata amount of all outstanding Classes of Notes (by reference to the principal amount outstanding of each Class of Notes at such time and subject to rounding to the nearest €500,000) provided that if the funds used to purchase such Notes come from cash received on a subordinated basis (with a legal opinion satisfactory to the Borrower Security Trustee being provided as to the effectiveness of such subordination) or equity received for such purpose, the Borrower may purchase Notes of any Class; or

(ii)	if a Loan Event of Default or Potential Loan Event of Default has occurred and is continuing (and has not been waived) (including in circumstances where the Borrower is remedying a breach of any of the covenants in Clause 15 (Financial Covenants) or Property Advisor Appointment Event has occurred (unless the appointment of a Property Adviser has been terminated or otherwise ceases to be in effect other than pursuant to a breach of the terms of this Agreement) and has not been waived, the Borrower shall only be allowed to purchase classes of Notes on a sequential basis (in the order of priority in the Issuer Post-Enforcement Priority of Payments) commencing with the Most Senior Class of Notes.

9.8.3	If the Borrower has purchased a Note, it shall forthwith following such purchase, notify the Issuer, the Swap Counterparties and the Trustee of such purchase and surrender such Note to the Issuer for cancellation in accordance with Condition 7(h) (Redemption, Purchase and Cancellation - Purchase by the Borrower and Cancellation).

9.8.4	Upon surrender of such Note, the Note will be cancelled in accordance with Condition 7(i) (Redemption, Purchase and Cancellation - Cancellation) and, upon such cancellation, an amount of the relevant Initial Term Advance equal to the Principal Amount Outstanding of such Note plus an amount of interest on the relevant Initial Term Advance equal to the aggregate of any accrued and unpaid interest on the Principal Amount Outstanding of such Note will be treated as having been prepaid in accordance with Clause 9.3 (Voluntary Prepayment of Initial Term Advances).

9.8.5	In the case of any purchase and cancellation of Notes under this Clause 9 and subject to the terms of this Agreement on the date of such cancellation immediately following such purchase of Notes:

(a)	the Borrower shall pay (i) to the Issuer an amount equal to any Hedging Amounts that fall to be paid by the Issuer to the Interest Rate Swap Counterparty and (ii) to the Currency Swap Counterparty an amount equal to any Hedging Amounts that fall to be paid by the Borrower to the Currency Swap Counterparty, in each case as a result of any full or partial termination of the relevant Swap Agreement; or

(b)	the Issuer shall pay to the Borrower an amount equal to any Hedging Amounts that the Issuer receives from any Interest Rate Swap Counterparty as a result of any full or partial termination of the relevant Interest Rate Swap Agreement, in each case, in respect of the prepayment of the relevant Initial Term Advance treated as having been made pursuant to this Clause 9.8.

9.9	Prepayment of Additional Term Advances and Purchase of Additional Notes

9.9.1	Prepayment of Additional Term Advances Upon Prepayment of Initial Term Advances

If the Borrower prepays all of the outstanding Initial Term Advances pursuant to Clause 9.4 (Prepayment as a Result of Tax and Other Events), the Borrower will be required to prepay all of the outstanding Additional Term Advances granted to it (adjusted by adding Hedging Amounts payable to the Issuer (in the case of Hedging Amounts required to be paid by the Issuer to any Interest Rate Swap Counterparty as a result of the prepayment of the corresponding Additional Notes) or subtracting Hedging Amounts receivable by the Issuer (in the case of Hedging Amounts required to be paid by any Interest Rate Swap Counterparty to the Issuer as a result of the prepayment of the corresponding Additional Notes) together with all accrued and unpaid interest in relation to such outstanding Additional Term Advances up to (but excluding) the date of prepayment by the Borrower and any other amounts owing by it in respect of this Agreement, including any amounts owing by it in respect of the Ongoing Facility Fee, and any Hedging Amounts the Borrower owes to the Currency Swap Counterparty.

9.9.2	Prepayment of Further Term Advances and Further Notes

The Borrower shall be entitled to:

(a)	prepay any Further Term Advances on substantially the same terms as those on which the Initial Term Advances may be prepaid in accordance with this Clause 9; and

(b)	purchase any Further Notes on substantially the same terms as those on which the Borrower may purchase any Notes pursuant to Clause 9.8 (Deemed Prepayment Upon Purchase of Notes by the Borrower) and in the order set out in, Clause 9.8 (Deemed Prepayment Upon Purchase of Notes by the Borrower); and

9.9.3	Prepayment of New Term Advances and New Notes

The Borrower shall be entitled to, save as otherwise agreed to in writing by the Issuer (with the written consent of the Trustee, the Borrower and the Borrower Security Trustee):

(a)	prepay any New Term Advances on substantially the same terms as those on which the Initial Term Advances may be prepaid in accordance with this Clause 9; and

(b)	purchase any New Notes on substantially the same terms as those on which the Borrower may purchase any Notes pursuant to, and in the order set out in, Clause 9.8 (Deemed Prepayment Upon Purchase of Notes by the Borrower),

in order to reflect the prepayment terms of the New Notes issued to fund any such New Term Advance on or prior to the time of issue of such New Notes any of the provisions of this Clause 9 and Clause 18.3 (Application of Proceeds of Disposal of a Mortgaged Property) shall be amended if and to the extent necessary to give effect to such agreement.

9.10	Notice of Prepayment

Any notice of prepayment (including any deemed prepayment or purchase of any Notes) given by the Borrower pursuant to this Clause 9 shall:

9.10.1	subject to the fulfilment by the Issuer of the conditions set out in Clause 13.2 (Conditions Precedent to the Issue of Early Redemption Notices) of the Trust Deed, be irrevocable;

9.10.2	specify the date or dates upon which such prepayment is to be made;

9.10.3	be delivered to the recipients specified in this Clause 9 no later than 5 p.m. (Central European Time) on a Business Day within the time periods prescribed by this Clause 9;

9.10.4	specify whether the Restricted Payment Condition is satisfied or not on the most recent Loan Payment Date;

9.10.5	specify whether there is a Loan Event of Default, Potential Loan Event of Default and/or Property Advisor Appointment Event which is continuing (and has not been waived);

9.10.6	specify whether the funds used to make such prepayment come from Excess Cash, funds advanced on a subordinated basis and/or equity contributions;

9.10.7	specify which Term Advances or Notes are to be prepaid or purchased as applicable;

9.10.8	specify the amount of such prepayment; and

9.10.9	subject to the Issuer having issued the required notice under Condition 7(b) (Redemption, Purchase and Cancellation - Early Mandatory Redemption in Whole or in Part upon Prepayment under the Issuer/Borrower Facility Agreement) or, as the case may be, Condition 7(c) (Redemption, Purchase and Cancellation - Substitution/Redemption in Whole for Taxation and Other Reasons), oblige the Borrower to make such prepayment on the date specified in Clause 9.10.2.

SECTION E

FEES COSTS AND EXPENSES

10.	FEES, COSTS AND EXPENSES

10.1	Facility Fees

10.1.1	Initial Facility Fee

In consideration of the Issuer making the Initial Term Facilities available, the Borrower shall pay to the Issuer on the Closing Date a fee (the “Initial Facility Fee”) in an amount equal to all fees, costs and expenses including the selling and underwriting commissions of the Manager properly and reasonably incurred by the Issuer on or before the Closing Date in connection with the issue of the Notes, the granting of the Initial Term Advances and the negotiation, preparation and execution of each Issuer Transaction Document.

10.1.2	Ongoing Facility Fee

The Borrower will be required to pay to the Issuer a further fee for the provision by the Issuer of the Term Facilities (the “Ongoing Facility Fee”) in an amount equal to the aggregate of, without double counting,:

(a)	all amounts due and payable by the Issuer:

(i)	under paragraphs (a)(i), (b)(i), (c) to (l) (inclusive) of the Issuer Pre-Enforcement Priority of Payments; or

(ii)	(a)(i), (b)(i), (c) to (l) (inclusive) of the Issuer Post-Enforcement Priority of Payments;

(b)	in relation to each Loan Payment Date falling in October, euro 20,000 (or in relation to the Closing Date, euro 25,000) for deposit into the Issuer Dutch Account from time to time; and

(c)	in relation to each Loan Payment Date falling in October, euro 10,000 payable by the Issuer under the Management Agreement pursuant to paragraph (b)(ii) of the Issuer Pre-Enforcement Priority of Payments or, as applicable, paragraph (b)(ii) of the Issuer Post-Enforcement Priority of Payments,

(any such amounts, “Issuer Costs”) in each case to the extent the Issuer has insufficient funds to make such payments after taking into account amounts receivable by the Issuer by way of interest and principal in relation to the Term Advances and from the Interest Rate Swap Counterparty (or the Interest Rate Swap Guarantor) under the Interest Rate Swap Agreement and amounts which may be drawn under the Liquidity Facility Agreement, such payment by way of Ongoing Facility Fee to be made on the date on which any such Issuer Costs are payable by the Issuer in accordance with the Issuer Pre-Enforcement Priority of Payments or, as the case may be, the Issuer Post-Enforcement Priority of Payments.

10.1.3	Rebate of ongoing facility fee

Where any Hedging Amounts are payable to the Issuer under the Interest Rate Cap Transaction (other than in circumstances where the Interest Rate Cap Transaction was terminated due to an Event of Default or a Termination Event (each as defined under the Interest Rate Swap Agreement) or in circumstances where a Note Event of Default has occurred but including any Hedging Amount following the prepayment of the Notes in whole or in part), the Issuer will pay to the Borrower amounts equal to such Hedging Amounts received from the Interest Rate Swap Counterparty by way of rebate for the Ongoing Facility Fee or to the extent such amount exceeds the aggregate of all Ongoing Facility Fees, to be paid as a fee by the Issuer to Borrower.

10.2	Preservation and Enforcement of Rights

The Borrower shall, in accordance with the Borrower Priority of Payments, indemnify the Issuer and the Borrower Security Trustee (including, in the case of the Borrower Security Trustee, any person appointed by it to whom any trust, power, authority or discretion may be delegated by it in the exercise of its powers or discretions vested in it under the Chargor Security Documents) against all Liabilities properly incurred by the Issuer and/or the Borrower Security Trustee (other than by reason of gross negligence, wilful default or fraud by the Issuer or the Borrower Security Trustee) in or in connection with the preservation and/or enforcement of any of the rights of the Issuer and the Borrower Security Trustee under this Agreement or any of the Borrower Transaction Documents (including any costs and expenses which the Borrower Security Trustee may properly incur relating to any investigation as to whether or not a Loan Event of Default, Potential Loan Event of Default or Property Advisor Appointment Event has occurred or any steps necessary or desirable in connection with any proposal for remedying or otherwise resolving a Loan Event of Default, Potential Loan Event of Default or Property Advisor Appointment Event or any matter or thing required to be done or omitted in any way in connection with this Agreement).

10.3	Stamp Taxes

The Borrower shall pay all stamp, registration and other documentary taxes or duties (including interest and penalties thereon or in connection therewith) to which this Agreement, or any of the other Borrower Transaction Documents (to the extent not paid under the terms thereof) or any judgment or decree given in connection therewith is, or at any time may become subject and shall, subject to the Borrower Priorities of Payments, indemnify each of the Issuer and the Borrower Security Trustee against any claim, demand, action, liability, damage, cost, loss or expense (including, without limitation, legal fees) which the Issuer suffers or incurs or the Borrower Security Trustee may properly suffer or incur as a result of or in relation to any failure to pay or delay in paying any such stamp, registration or documentary taxes or duties.

10.4	Amendment Costs

If a Chargor requests any amendment, waiver or consent then the Chargor shall, subject to the Borrower Priorities of Payments, reimburse the Issuer and the Borrower Security Trustee for all costs and expenses (including legal fees) properly incurred by the Issuer and/or the Borrower Security Trustee in responding to or complying with such request.

SECTION F

TAXES AND MITIGATION

11.	TAXES

11.1	Payments to be Free and Clear

All sums payable by the Borrower under this Agreement and all sums payable by a Chargor (other than the Borrower) pursuant to its Guarantee, shall be paid (except to the extent required by any Requirement of Law) free and clear of and without any deduction or withholding on account of any Tax (a “Tax Deduction”).

11.2	Tax Gross-up

If the Borrower or (with respect to any amounts such Chargor has to pay pursuant to its Guarantee) any other Chargor: (a) is required by any Requirement of Law to make a Tax Deduction from any sum paid or payable by it to the Issuer, or (b) is required by law to make any deduction or withholding from, or to make (except on account of tax on the overall net income of that party) any payment of or on account of Tax on or calculated by reference to the amount of, any sum received or receivable by the Issuer (including any sum deemed for purposes of Tax to be received or receivable by the Issuer whether or not actually received or receivable) under this Agreement then, provided that, the Tax or other amount or (as the case may be) the amount so deducted, withheld or paid is attributable to an amount paid or payable under this Agreement:

11.2.1	the Borrower or such other Chargor, as applicable, shall promptly notify the Cash Administrator, the Borrower Security Trustee and the Issuer (in the case of Clause 11.2(a)) of any such requirement or any change in any such requirement as soon as it becomes aware of it;

11.2.2	the Borrower or such other Chargor, as applicable, shall pay any such Tax or other amount before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrower or such other Chargor, as applicable) for the Borrower’s or, as applicable, such other Chargor’s account, or (if that liability is imposed on the Issuer) on behalf and in the name of the Issuer;

11.2.3	the sum payable in respect of which the relevant Tax Deduction is required shall be increased to the extent necessary to ensure (unless prevented by any applicable law from so doing) that, after the making of that Tax Deduction, the Issuer receives on the due date and retains (free from any liability in respect of any such Tax Deduction) a net sum equal to that which it would have received and so retained had no such Tax Deduction been required or made; and

11.2.4	as soon as practicable after paying any sum from which it is required by law to make any Tax Deduction, withholding or payment, and as soon as practicable after the due date of payment of any Tax or other amount which it is required by Clause 11.2.2 to pay, the Borrower or other Chargor, as applicable, shall deliver to the Issuer evidence reasonably satisfactory to the Issuer that the Tax Deduction has been made and that any appropriate payment has been made to the relevant Tax Authority or other authority.

11.3	Tax Credits

11.3.1	If the Issuer receives an additional payment under Clause 11.2 (Tax Gross-up) and in the Issuer’s good faith opinion it determines that it has received or been granted, and effectively utilised, a credit against, or relief or remission for, or repayment of, any Tax paid or payable by it (each a “Tax Credit”) in respect of or calculated with reference to the Tax Deduction giving rise to such additional payment the Issuer shall (to the extent that it can do so without adverse consequences) repay to the Borrower or other Chargor such amount as the Issuer shall in good faith have concluded to be attributable to the relevant deduction, withholding or payment.

11.3.2	Save to the extent proven to the contrary, any such payment in Clause 11.3.1 shall be evidence of the amount due to the Borrower or other Chargor, as the case may be, hereunder and shall be accepted by the Borrower or other Chargor, as the case may be, in full and final settlement of its rights of reimbursement hereunder in respect of such deduction, withholding or payment.

11.3.3	Nothing herein contained or in Clause 12 (Mitigation) shall interfere with the free and unfettered right of the Issuer to arrange its Tax affairs at its discretion in whatever manner it thinks fit and, in particular, it shall not be under any obligation to claim any Tax Credit from or against its corporate profits or similar Tax liability in respect of the amount of any Tax Deduction, withholding or payment in priority to any other claims, relief’s, credits or deductions available to it (and, in particular, it shall not be under any obligation to claim any Tax Credit if the effect of such claim would be to reduce the amount of Dutch corporate Tax payable by the Issuer on the profit earned by the Issuer).

11.3.4	Any such payment in Clause 11.3.1 shall be made promptly upon the Issuer certifying (a) that a Tax Credit has been received and effectively utilised by it and (b) the amount of such Tax Credit.

11.3.5	Not more than once a year, the Borrower and if any payments have been made pursuant to its Guarantee, the relevant Chargor, may request the Issuer, if the Issuer has received an additional payment under Clause 11.2 (Tax Gross-Up), to confirm whether or not it has received any Tax Credit in respect of such additional payment such that an amount is payable by it under this Clause 11.3 (and, if so, the amount so payable) and the Issuer shall provide such confirmation as soon as reasonably practicable.

11.4	Indirect Taxes

All amounts payable under this Agreement are stated exclusive of all value added, sales or other indirect Taxes which are, accordingly, payable in addition to the amounts in respect of which such Taxes are chargeable.

12.	MITIGATION

12.1	If circumstances arise which would, or would upon the giving of notice, result in:

12.1.1	an increased amount becoming payable by the Borrower pursuant to Clause 11.2 (Tax Gross-up);

12.1.2	the Issuer claiming an amount by way of Ongoing Facility Fee pursuant to Clause 10.1.2 (Ongoing Facility Fee) in respect of increases in Issuer Costs from the Borrower where such claim arises as a result of the introduction of, or any change in or in the interpretation, administration and/or application of, any law or regulation after the date of this Agreement;

12.1.3	any prepayment of any Term Advances or the purchase of any Notes as a result of the occurrence of the events set out in Condition 7(c)(iii) (Redemption, Purchase and Cancellation - Redemption/Substitution for Taxation and Other Events) and if it is the case that it is unlawful for the Issuer to allow to remain outstanding an Initial Term Advance; or

12.1.4	any prepayment of any Term Advances or the purchase of any Notes as a result of the occurrence of the events set out in Condition 7(c)(iii) (Redemption, Purchase and Cancellation - Redemption/Substitution for Taxation and Other Events) and it is the case that it is unlawful for the Borrower to perform any of its material obligations under this Agreement, then the Borrower (in the case of Clauses 12.1.1 and 12.1.4) shall:

12.1.5	promptly upon becoming aware of the circumstances, notify the Issuer, the Borrower and the Borrower Security Trustee; and

12.1.6	take such reasonable steps as may be open to it (as the case may be) to mitigate or remove such circumstances,

and the Issuer shall:

12.1.7	(in the case of Clauses 12.1.2 and 12.1.3), promptly upon becoming aware of the circumstances, notify the Borrower and the Borrower Security Trustee; and

12.1.8	in consultation with the Borrower and the Borrower Security Trustee (but subject to any restriction to which it may be subject under the Transaction Documents), take such reasonable steps as may be open to it to mitigate or remove such circumstances, including, but subject to Clause 27 (Assignments and Transfers), the transfer of its rights and obligations under the Transaction Documents to another lender acceptable to the Borrower and the Borrower Security Trustee,

provided that nothing in this Clause 12 shall limit, qualify or in any way affect the obligations of the Borrower under any Borrower Transaction Document or require the Borrower or the Issuer to take any action which in its opinion, may be in any way prejudicial to its financial condition, business or operations.

12.2	Without prejudice to the other provisions of this Clause 12, if in order for interest to be paid without any deduction or withholding of tax to the Issuer (or with a reduced rate of deduction or withholding) or for a repayment of any tax withheld or deducted from a payment of interest to be obtained it is necessary for the Issuer to make an application pursuant to a relevant double taxation treaty, the Issuer (or the Cash Administrator, on its behalf, if required by the Issuer in relation only to joining in such application) will, when requested in writing by the Borrower, promptly do all that it reasonably can to make or join in such application, as the Borrower may request. The Issuer agrees that if any such double taxation treaty application is not accepted by the relevant tax authority then, at the request of the Borrower (acting reasonably) and provided that the Borrower has indemnified the Issuer to its reasonable satisfaction against any cost, claim, loss, expense (including legal fees) or liability (together with any VAT thereon) which it may reasonably and properly sustain or incur in connection therewith, the Issuer shall supply such further information and/or take such steps as the Borrower may reasonably request in connection with the Issuer’s claim to exemption or relief from any taxation under such double taxation treaty.

12.3	As at the date hereof, the Issuer represents and covenants in favour of the Borrower Security Trustee and the Borrower that:

12.3.1	it is and will remain a resident of The Netherlands for Dutch tax purposes;

12.3.2	it is and will remain resident outside Belgium for Belgian tax purposes; and

12.3.3	it has, and will continue to have, no branch, management, business, establishment or other fixed establishment in Belgium.

SECTION G

REPRESENTATIONS, WARRANTIES AND COVENANTS

13.	REPRESENTATIONS AND WARRANTIES

13.1	Benefit

Each Chargor (unless otherwise indicated) makes the representations and warranties specified in this Clause 13, subject to the qualifications set out in the Disclosure Letter, in each case to the Issuer and the Borrower Security Trustee and each Chargor acknowledges that the Issuer and the Borrower Security Trustee have entered into this Agreement in reliance on the representations and warranties in this Clause 13.

13.2	Status

13.2.1	The Borrower is a Belgian commanditaire vennootschap op aandelen/société en commandite par actions, and each other Belgian Chargor is a Belgian besloten vennootschap met beperkte aansprakelijkheid/société privée à responsibilité limitée duly incorporated and validly existing under the laws of Belgium;

13.2.2	each English Chargor is a limited liability company, duly incorporated and validly existing and registered under the laws of England and Wales;

13.2.3	each French Chargor is a société par actions simplifiée with limited liability (except for Shurgard Investissement 1 SNC which is a société en nom collectif), duly incorporated and validly existing under the laws of France;

13.2.4	each Dutch Chargor is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), duly incorporated and validly existing under the laws of The Netherlands;

13.2.5	each Swedish Chargor is either a company with limited liability (aktiebolag) or a limited partnership (kommanditbolag), and each is duly incorporated or formed and validly existing under the laws of Sweden;

13.2.6	each Danish Chargor is either a company with limited liability (aktieselskab or anpartsselskab) or a limited partnership (kommanditselskab) and each is duly incorporated or formed and validly existing under the laws of Denmark; and

13.2.7	each Chargor possesses the capacity to sue and be sued in its own name and is not subject to any immunities from proceedings.

13.3	Powers

Each Chargor has:

13.3.1	the power to own its assets and to carry on its business and operations as they are being conducted;

13.3.2	the power to enter into, perform and discharge its obligations and exercise its rights under each Borrower Transaction Document to which it is a party and to exercise its rights under each such Borrower Transaction Document;

13.3.3	taken all necessary corporate and other action to authorise the execution, delivery and performance by it of each Borrower Transaction Document to which it is a party; and

13.3.4	duly executed each Borrower Transaction Document to which it is a party.

13.4	Legal validity

Subject to the completion of the Required Filings and Required Property Filings and any reservations as to matters of law contained in applicable legal opinions dated on or about the Closing Date and addressed to the Borrower Security Trustee, each Borrower Transaction Document to which each Chargor is a party and the transactions contemplated thereby:

(a)	constitute, or will constitute when executed in accordance with its terms, such Chargor’s legal, valid and binding obligations enforceable in accordance with its terms;

(b)	validly creates (to the extent it purports to do so) a first ranking Security Interest of the type described, and over the assets to which it is expressed to apply, in the relevant Borrower Transaction Documents (in the case of income receivables from customers, following registration and notification by the bailiff (huissier) of the French OpCo Pledge of Income Receivables to such customers) and following notification of the Belgian Pledge of Receivables to the relevant debtors) and, if any such Borrower Transaction Document purports to evidence any security, it accurately evidences that security (provided that, all French Mortgages will be second ranking Security Interests, due to the non-registration, as at the Closing Date, of the deed of release (acte de mainlevée) of the first ranking French mortgage over such Mortgaged Properties with the Land Registry (bureau de la conservation des hypothèques), except with respect to the Mortgaged Properties of Shurgard Méditerranée SAS located in Chambourcy, Grigny, Coignières, Sevran and La-Seyne-sur-Mer as set out in Schedule 8 hereto and the Properties of Shurgard IDF Noisy SAS, Shurgard IDF Chambourcy SAS, Shurgard Lyon Gerland SAS and Shurgard Investissement 1 SNC as set out in Schedule 8 hereto, which will be first ranking Security Interests as at the Closing Date); and

(c)	have been entered into by it in good faith and are in the overall best corporate interest of such Chargor and do not constitute, for each French Chargor in the form of an SAS, a misuse of corporate assets (abus de biens sociaux).

13.5	Authorisations

Subject to the Required Filings and Required Property Filings and any reservations as to matters of law contained in applicable legal opinions dated on or about the Closing Date and addressed to the Borrower Security Trustee and the application of applicable laws of civil procedure, all necessary authorisations, actions, conditions and things required to be taken, fulfilled and done by the laws of the jurisdiction under which the relevant Chargor is incorporated or formed in or in which any of its assets are situated in order:

13.5.1	to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under each of, and the transactions contemplated by, the Borrower Transaction Documents to which it is a party;

13.5.2	to ensure that those obligations are valid and legally binding and enforceable (except prior to the registration and notification by the bailiff (huissier) thereof to the customers, the French OpCo Pledge of Income Receivables and prior to notification to the relevant debtors thereof, the Belgian Pledge of Receivables and, prior to the notification of the relevant insurers, the Swedish Pledge of Insurance Policies and, prior to the notification of its customers at its Mortgaged Properties, security under the Chargor Security Documents over receivables from such customers); and

13.5.3	to make each Borrower Transaction Document to which it is a party admissible in evidence in the courts of any relevant jurisdiction to which the parties to such Borrower Transaction Document have submitted, have been taken, fulfilled and done.

13.6	Licences and Approvals

Except in relation to Environmental Permits (as to which Clause 13.11 (Environmental) above shall apply) and intellectual property rights and intellectual property licences and approvals (as to which Clause 13.7 (Intellectual Property) below shall apply), all governmental and other consents, approvals, licences and registrations which are necessary for the operation of the relevant Chargor’s Permitted Business and necessary filings, payments of duties or taxes, notarisations required and other approvals and authorisations necessary to own its property and assets and for the conduct of its business, have been obtained or applied for, all of their terms and conditions have been complied with in all respects and are in full force and effect and, so far as it is aware, have not been revoked or terminated, which if not obtained, applied for or complied with, or if revoked or terminated would, in each case, reasonably be expected to have a Material Adverse Effect.

13.7	Intellectual Property

It has all intellectual property rights and intellectual property licences and approvals reasonably necessary to conduct its Permitted Business.

13.8	No filings

Save for any registrations required pursuant to the terms of the Chargor Security Documents to which it is a party, each in accordance with all applicable Requirements of Law, it is not necessary that any Borrower Transaction Document to which it is a party be filed, recorded or enrolled with any court or other authority.

13.9	No Conflict

The execution by it of each of the Borrower Transaction Documents to which it is a party and the exercise by it of its rights and the performance of its obligations thereunder (including granting any security or giving guarantees contemplated by the Borrower Transaction Documents) will not:

13.9.1	result in the existence of, or imposition on it to create, any Security Interest (other than any Permitted Encumbrance) in favour of any person (other than the Borrower Security Trustee) over all or any of its present or future revenues, assets or undertakings; or

13.9.2	conflict with its constitutional documents, borrowing or other powers or any agreement, mortgage, security, charge, bond or other instrument to which it is a party or which is binding on it or on any of its assets; or

13.9.3	conflict with any existing applicable laws, rule, regulation or official or judicial order or decree binding on it in all jurisdictions where it carries on business.

13.10	No Litigation

Except in relation to any Environmental Claim (as to which Clause 13.11 (Environmental) shall apply):

13.10.1	as at the Closing Date there:

(a)	is no litigation, arbitration, administrative proceedings or governmental or regulatory authority investigation, proceeding or dispute pending or threatened in writing against it, in each case which proceeding or dispute, if determined adversely against it would involve a potential liability of euro 100,000 (or the Applicable Foreign Currency Equivalent) or higher; and

(b)	to the best of its knowledge and belief, having made due enquiry, there has not occurred any circumstances likely to give rise to any such litigation, arbitration, administrative proceeding or governmental or regulatory investigation, proceeding or dispute against it, in each case which proceeding or dispute, if determined adversely against it, would involve a potential liability of euro 100,000 (or the Applicable Foreign Currency Equivalent) or higher;

13.10.2	no litigation, arbitration, administrative proceeding or governmental (including governmental committees dealing with equal treatment) or regulatory investigations (other than those governmental and/or regulatory investigations which occur as part of the ordinary course of trading), proceedings or disputes have been commenced or, so far as it is aware to the best of its knowledge and belief, having made due enquiry, threatened in writing against such Chargor or its respective assets, revenues or undertakings which would, if adversely determined, be reasonably expected to have a Material Adverse Effect.

13.11	Environmental

13.11.1

(a)	(i) It is in compliance with all Environmental Laws which, if not complied with would give rise to a Material Adverse Effect, (ii) there are no circumstances known to it that are likely to prevent or interfere with such compliance in the future where such non-compliance would reasonably be expected to have a Material Adverse Effect and (iii) there are no circumstances known to it that are likely to give rise, as at the Closing Date, to any liability under Environmental Law which liability would reasonably be expected to have a Material Adverse Effect; and

(b)	it has obtained and is in compliance with all Environmental Permits necessary for the ownership and operation of its facilities and businesses as presently owned and/or operated save where in any such case non-compliance with or the lack of any such Environmental Permits would not reasonably be expected to have a Material Adverse Effect;

13.11.2	there is no Environmental Claim pending or, so far as it is aware, threatened against it and, so far as it is aware, there are no circumstances which are reasonably likely to form the basis of any Environmental Claim against it which in any such case would be reasonably expected to have a Material Adverse Effect; and

13.11.3	to the best of such Chargor’s knowledge, no Dangerous Substance has been used, disposed of, generated, stored, transported, dumped, released, deposited, buried or emitted at, on, from or under any site or premises (whether or not owned, leased, occupied or controlled by it or any of its subsidiaries (if any) and including any off-site waste management or disposal location utilised by it or any such subsidiary (if any)) in circumstances where this would have a Material Adverse Effect.

13.12	No Event of default

In respect of each Chargor, no Loan Event of Default or Potential Loan Event of Default exists or has occurred (in the case of the Chargors other than the Borrower to the best of its knowledge and belief having made due enquiry) which has not been remedied or waived or otherwise ceased to be continuing or, in the case of the Borrower only, would occur on the making of any Initial Term Advance.

13.13	No default

So far as it is aware, it is not in breach of or, in default under (except where such breach or default is the subject of a waiver and/or remedy within any applicable grace period), any agreement or arrangement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which would, in each case, reasonably be expected to have a Material Adverse Effect.

13.14	Financial Statements

In respect of the Borrower only:

13.14.1	its audited financial statements for the financial years ended 31 December 2001, 31 December 2002 and 31 December 2003 and its most recent audited financial statements give a true and fair view of the financial condition of the Borrower as of the date at which they were prepared and of its profit as of such date and have been properly prepared in accordance with the Accounting Principles; and

13.14.2	the capitalisation and indebtedness statement of the Borrower set out in the Offering Circular has been correctly extracted from the unaudited accounting records of the Borrower as at 30 June 2004.

13.15	No Material Liabilities

In respect of the Borrower only, as at the date as of which the most recent audited financial statements of the Borrower were prepared, there were no material liabilities (contingent or otherwise) which were not disclosed thereby (or in the notes thereto) or reserved against therein in accordance with the Accounting Principles.

13.16	No change since audited financial statements

In relation to the Borrower only, since the date as of which the most recent audited financial statements of the Borrower was prepared, there has been no change in its financial condition, business, assets or prospects which would be reasonably likely to have a Material Adverse Effect.

13.17	Investor Reports

In the case of the Borrower only, the calculations required from the Securitisation Group for the production of the Investor Reports were, as at the date given or stated to be given, undertaken accurately and the contents of each Investor Report are true, accurate and not misleading.

13.18	Encumbrances or Indebtedness

It has (i) not incurred any Financial Indebtedness (other than Permitted Financial Indebtedness) or (ii) no Security Interests (other than Permitted Encumbrances) existing over all or any of its present or future revenues, undertakings or assets.

13.19	Valid Security Interest

Subject to any reservations as to matters of law contained in applicable legal opinions dated on or about the Closing Date and addressed to the Borrower Security Trustee and completion of the Required Filings and Required Property Filings as required by the relevant Chargor Security Document and, where applicable, registration and notification by a bailiff (huissier) of the French OpCo Pledge of Income Receivables, and notification of the Belgian Pledge of Receivables to the relevant debtors or any other notification in respect of any Security Interest granted in respect of any customer receivables each Chargor Security Document to which it is a party accurately evidences a security interest which has been validly created and is not liable to avoidance or reduction on liquidation or administration (or analogous proceedings in a Relevant Jurisdiction) and, save for Permitted Encumbrances, there is no mortgage, security, lien, pledge, option, right to acquire, charge, equity or other security interest on or over its assets which would rank in priority to or pari passu with the security for its obligations under the Borrower Transaction Documents.

13.20	Equal ranking

Subject to any reservations as to matters of law contained in applicable legal opinions dated on or about the Closing Date and addressed to the Borrower Security Trustee, the claims of the Borrower Secured Creditors against it under any of the Borrower Transaction Documents to which it is a party will rank at least pari passu with the claims of all its other unsecured creditors.

13.21	Insolvency

13.21.1	an Insolvency Event has not occurred in relation to it; and

13.21.2	it has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it for its liquidation, dissolution, annulment as a legal entity, bankruptcy or moratorium (concordat judiciare/gerechtelijk akkoord), for the appointment of a gerechtelijk bestuurder/administrateur judiciare, voorlopige bewindvoerder/administrateur provisoire, speciaal commissaris/commissaire special, sekwester/sequester or similar officer, or for any similar purpose under the laws of any jurisdiction (save for frivolous and vexations proceedings which the Chargor is defending in good faith and providing such proceedings are dismissed within 30 days of commencement)).

13.22	Insurance

13.22.1	The list of the Insurance Policies pertaining to such Chargor as listed in the relevant Chargor Security Document is complete, true and accurate in all material respects as at the Closing Date;

13.22.2	each such Insurance Policy is in full force and effect, all premiums due thereon have been paid in full and there are no outstanding claims which are individually or in the aggregate material made by any Chargor under any such Insurance Policies which are not expected by any such Chargor to be paid out by the relevant insurer;

13.22.3	there has been no breach of any term of any Insurance Policy pertaining to such Chargor which, so far as it is aware, would entitle the relevant insurer to avoid such Insurance Policy in its entirety; and

13.22.4	all Insurance Policies are maintained with an insurance company or underwriters or pool or entity regulated by the Financial Services Authority or by an equivalent regulatory body with regulatory powers over the insurance industry in the European Union to carry on insurance business (a “Regulated Insurer”).

13.23	Title to assets

Except as disclosed in the Materiality Overview Report (in relation to the Initial Mortgaged Properties) or (in relation to a Mortgaged Property other than an Initial Mortgaged Property) in a letter addressed to the Issuer and Borrower Security Trustee (and in a form satisfactory to the Borrower Security Trustee):

13.23.1	the Borrower and each other Belgian Chargor is the owner or is the holder of a freehold or leasehold interest (inter alia, houder van erfpacht/emphytéose/opstal/superficie) of each Mortgaged Property situated in Belgium and each of its other assets which are expressed to be the subject of any Security Interest created by any of them under a Chargor Security Document;

13.23.2	in relation to each Property situated in England and Wales, each English Chargor is the legal and beneficial owner of, and has a good and valid title (which, with the exception of the leasehold part of the Hayes property which is registered with good leasehold title, was acquired with full title guarantee) to, each such Mortgaged Property and each of its other assets which are expressed to be the subject of any Security Interest created by the relevant English Chargor under a Chargor Security Document;

13.23.3	the relevant French Chargor has good and marketable freehold title (droit de propriété), for which the root of title is regular in excess of a period of 30 years, to its Mortgaged Property situated in France or is the holder of a commercial lease (bail commercial) or short term lease (bail dérogatoire), in relation to such Mortgaged Property or has entered into a business lease agreement (contrat de location-gérance), in relation to the business (fonds de commerce) carried out in an Initial Mortgaged Property and has good and marketable title to each of its other assets which are expressed to be the subject of any Security Interest created by it under a Chargor Security Document;

13.23.4	each Dutch Chargor is the owner (eigenaar), or holder of a leasehold right (houder van een erfpachtrecht) in, each Mortgaged Property situated in The Netherlands or, in respect of the Mortgaged Properties in Heemstede and Amersfoort, it is a tenant pursuant to a lease agreement (huurovereenkomst);

13.23.5	each Danish Chargor holds a freehold legal title (ejendomsret) to each Mortgaged Property situated in Denmark and each of its other assets or is the tenant under an Intra-Group Lease which are expressed to be the subject of any Security Interest created by any of them under a Chargor Security Document; and

13.23.6	each Swedish Chargor has good and marketable title to and is the registered owner (Sw. lagfaren ägare) or the registered site-leaseholder (Sw. inskriven tomträttsinnehavare) of each Mortgaged Property situated in Sweden or, in respect of the Mortgaged Property in Stockholm (Södermalm) it has a right to a lease agreement and each of its other assets which are expressed to be the subject of any Security Interest created by any of them under a Chargor Security Document.

13.24	Location of Mortgaged Properties

All of the Mortgaged Properties owned or leased by it are located in Belgium, France, The Netherlands, England & Wales, Sweden or Denmark and (as at the Closing Date) the list of Initial Mortgaged Properties in Schedule 8 (Initial Mortgaged Properties) is true, accurate and complete.

13.25	Materiality Overview Report complete

Save as disclosed in the Materiality Overview Report (in relation to the Initial Mortgaged Properties) or (in relation to a Mortgaged Property other than an Initial Mortgaged Property) in a letter addressed to the Issuer and the Borrower Security Trustee (and in a form satisfactory to the Borrower Security Trustee), as to the relevant Chargor’s Mortgaged Property, there are no material exceptions, reservations, easements, servitudes, burdens, rights, privileges, covenants, restrictions, or encumbrances (including any arising under statute or any statutory power) or any breaches of town and country planning legislation (and any orders, regulations, consents or permissions made or granted under any of the same) or resolutions or proposals for the compulsory acquisition of such Chargor’s Mortgaged Properties or any means of access to or egress therefrom or covenants (or, in each case, equivalent matters under the laws of a Relevant Jurisdiction), which would reasonably be expected to have a Material Adverse Effect.

13.26	Valuation report

All factual information provided by, or on behalf of, it to the Valuer for the purposes of the Valuation Report as the same may have been amended, varied or supplemented by the Securitisation Group prior to the date of the Valuation Report is true and accurate in all material respects on the date of such Valuation Report and no information has been omitted by such Chargor which if disclosed to the Valuer may reasonably be expected to have a material adverse effect in the valuations of the Mortgaged Properties (on an aggregate basis) contained in the Valuation Report.

13.27	Certificate of Title and Materiality Overview Report

13.27.1	The Certificates of Title as to its Mortgaged Properties were prepared in the form agreed with the Borrower Security Trustee and the Manager;

13.27.2	all documentation and other information in relation to the Mortgaged Properties supplied by the relevant Chargor in connection with the preparation of the Certificates of Title and the preparation of the Materiality Overview Report (as the same may have been amended, varied or supplemented by the relevant Chargor prior to the date of the Certificates of Title or, as the case may be, the Materiality Overview Report) were, as at the date at which they were stated to be given, true and accurate in all material respects;

13.27.3	no facts or information have been omitted from the Materiality Overview Report with respect to the relevant Chargor’s Mortgaged Properties which, if disclosed, would reasonably be expected to be misleading in any material respect; and

13.27.4	since the date of the Materiality Overview Report, there has been no change to the information provided by the relevant Chargor which would render the Materiality Overview Report untrue, inaccurate or misleading in such a manner as would reasonably be expected to have a Material Adverse Effect.

13.28	COMI

13.28.1	The relevant Chargor’s place of principal management and its “centre of main interests” as that term is useful in Article 3(i) of the EUIR is in its jurisdiction of incorporation; and

13.28.2	It has no “establishment” as that term is used in Article 2(h) of the EUIR in any jurisdiction other than its jurisdiction of incorporation.

13.29	Ownership

The relevant Chargor other than the Borrower is at least 99 per cent. directly or indirectly owned by the Borrower.

13.30	Pensions

13.30.1	The relevant Chargor and (in relation to the Borrower only) each company in the Group does not participate and is not obliged (other than due to any change in law or in its interpretation or administration after the Closing Date) to participate in any pension arrangement (and has not in the past participated or been obliged to participate in any pension arrangement) other than a defined contribution pension arrangement or, in France, other than the compulsory retirement schemes and as at the Closing Date no assurance, promise or guarantee has been made to any employee of a Chargor or a company in the Group of a particular level or amount of benefits to be provided for or in respect of such employee on retirement, early retirement or death (other than insured lump sum death in service benefits or, for France, other than the compulsory termination payments) or (pursuant to the terms of a pension scheme) redundancy;

13.30.2	no amount due to any pension arrangement by a Chargor or by a company in the Group is unpaid and all employees of the Chargor or company in the Group who are eligible to do so participate and have participated in the pension arrangement for the full eligible term (or if not, no company in the Group has any contingent liability in respect of those employees who do not participate in respect of any period prior to their election to participate);

13.30.3	no discretion or power has been exercised by or on behalf of the relevant Chargor or (in relation to the Borrower only) a company in the Group under any pension arrangement to provide a benefit that would not otherwise have been provided under the trust deed and rules or policy governing the pension arrangement;

13.30.4	there is no litigation, dispute or investigation or, to the knowledge of any Chargor, threat of litigation, dispute or investigation against any Chargor or company in the Group which relates to a cause of action based on discrimination under European or domestic law regarding any provision of any pension arrangement and no provision of any pension scheme of a Chargor or company in the Group would reasonably be expected to give rise to such litigation, dispute or investigation; and

13.30.5	in Denmark, no Chargor or (in relation to the Borrower) company in the Group has undertaken to provide any uncovered pension obligation to any present or former employee,

for the purposes of this Clause 13.30, “pension arrangement” means:

(i)	with respect to The Netherlands, a pension benefit placed with a reputable pension provider according to the Pension and Savings Fund Act (“PSW”); and

(ii)	with respect to each other Relevant Jurisdiction, any pension benefit applying to one or more persons.

13.31	Governing Law of Borrower Transaction Documents

In any proceedings taken in relation to any Borrower Transaction Document to which it is a party the choice of the governing law stated in such Borrower Transaction Document will be recognised by the applicable courts and enforced (subject to any reservations as to matters of law contained in applicable legal opinions dated on or about the Closing Date and addressed to the Borrower Security Trustee).

13.32	French Employees

13.32.1	French OpCo represents and warrants that its employees who carry out their duties within the premises of a PropCo leased to it (the “Employees”) are under its sole chain of command relationship and their remuneration is directly paid by it; and

13.32.2	Each French PropCo represents and warrants that there is no employment or other contract between such French PropCo and the Employees and that such French PropCo does not have any control over any of the Employees’ activities, all instructions being exclusively given by French OpCo.

13.33	Financial Assistance

The Borrower represents and warrants that the proceeds of each Term Advance will not be used to finance or refinance (in whole or in part) the acquisition of or subscription of shares in any Chargor or any of their direct or indirect holding companies.

13.34	Separateness

No other entity exerts influence over the management of the Chargor (other than (a) to the extent such entity is a manager, director or equivalent officer of the Chargor and exerts influence in its capacity as such, or (b) to the extent such entity is exercising rights under applicable law in its capacity as a shareholder of the relevant Chargor) where such influence would jeopardise the recognition of such Chargor as a separate legal entity.

13.35	Additional representations of the PropCos

In addition, the following representations and warranties will be given by each PropCo and to the extent applicable to it (in relation to Clause 13.35.3 below) the Borrower:

13.35.1	it does not carry on a business other than the holding of property ownership interests in Mortgaged Properties and such activities which are incidental to the acquisition of such interests;

13.35.2	it has not incurred any material liabilities to any third parties outside the Securitisation Group other than those which are necessary or for which it becomes liable as a matter of law having regard to its interest in any Mortgaged Property;

13.35.3	if it has historically carried on any business other than merely the ownership of an interest of a Mortgaged Property (a “Prior Business”), after due and careful enquiries having been made by the relevant PropCo and the Borrower, neither is aware of there being any unsatisfied or outstanding obligations or pending, contingent or latent liabilities of that PropCo in respect of any Prior Business; and

13.35.4	to the best of its knowledge and belief, there are no material claims outstanding in respect of any Prior Business.

13.36	No listed securities

The Belgian Chargors have not issued listed securities and are not a subsidiary of a Belgian company that has issued listed securities.

13.36A	Danish Excess Properties

In relation to any sale or disposal of an Excess Property located in Denmark which is envisaged at the date of this Agreement, the relevant Danish Chargor represents and warrants that: (a) it is anticipated that the necessary authorisations and permissions will be duly obtained from the relevant authorities for such disposal and (b) it is anticipated that the disposal of the Excess Property will not have any adverse consequences for the access to or legal status of the relevant Mortgaged Property in Denmark which adjoins such Excess Property and that the existing access to such Mortgageed Property would not need to be modified.

13.37	Corporate Benefit

13.37.1	In the case of each Belgian Chargor:

such Chargor, having regard to the interests of such Chargor and, as a subservient matter, the interests of the Group as a whole, represents and warrants that its entry into the Borrower Transaction Documents to which it is a party and the transactions contemplated thereby are entered into by the Chargor for bona fide commercial reasons and for full value and the terms of each of the Borrower Transaction Documents to which it is a party are bona fide arms length commercial terms;

13.37.2	in the case of each Danish Chargor:

such Chargor, having regard to the interest of such Chargor, its creditors and employees, and as a subservient matter the interests of the Group as a whole, represents and warrants that its entry into the Borrower Transaction Documents to which it is a party and the transactions contemplated thereby are in the best commercial interests of such Chargor;

13.37.3	in the case of each Dutch Chargor:

such Chargor, having regard to its interests and the enterprise connected with it (“het belang van de vennootschap en de daarmee verbonden onderneming”), including the fact that it forms part of a group of companies, represents and warrants that its entry into the Borrower Transaction Documents to which it is a party and the transactions contemplated thereby is in the best commercial interests of the Chargor and it is not aware or nor could reasonably have been aware (wist niet noch behoorde redelijkerwijs te weten) at the date of this Agreement that the Transactions relating to it would be prejudicial to the rights of recourse of other creditors of such Chargor;

13.37.4	In the case of each English Chargor:

such Chargor represents and warrants that its entry into the Borrower Transaction Documents to which it is a party and the transactions contemplated thereby is in good faith and for the purpose of carrying on its business, and there are reasonable grounds for believing that such transactions would benefit such Chargor;

13.37.5	In the case of each French Chargor:

such Chargor, having regard to (i) the existence of a common and genuine group strategy developed for the group as a whole, (ii) the existence of a common economic, social or financial interest in light of the strategy developed by the group taken as a whole that is common to all the members of the group, (iii) the existence of economic consideration and (iv) the compliance with its financial capacity, represents and warrants that there are grounds for considering that the entry into the Borrower Transaction Documents to which it is a party and the transactions contemplated thereby conform to its corporate interests (est conforme a l’intérêt social);

13.37.6	In the case of each Swedish Chargor:

such Chargor, having regard to the interests of such Chargor (including in respect of its shareholders (both present and future) and thereafter the interests of its creditors and employees) and as a subservient matter the interest of the Group as a whole, represents and warrants that its entry into the Borrower Transaction Documents to which it is a party and the transactions contemplated thereby is in the best commercial interests of such Chargor.

13.38	Timing of Repetition

The representations in this Clause 13 are made on the date of this Agreement and on the Closing Date in relation to the Initial Term Advances. Each of the representations and warranties set out in Clauses 13.2 (Status), 13.3 (Powers), 13.4(a) (Legal Validity), 13.5 (Authorisations) to 13.7 (Intellectual Property) (inclusive), 13.9 (No Conflict), 13.11 (Environmental), 13.11.1(b) (No Litigation), 13.13 (No default), 13.14.1 (Financial Statements), 13.15 (No Material Liabilities) to 13.19 (Valid Security Interest) (inclusive), 13.23 (Title to assets) (to the extent such representation and warranty relates to Mortgaged Properties other than Initial Mortgaged Properties) to 13.26 (Valuation Report) (inclusive), 13.30.1 and 13.30.5 (Pensions), 13.32 (French Employees), 13.33 (Financial Assistance), 13.34 (Separateness) and 13.35.1 and 13.35.2 (Additional Representations of PropCos) (together, the “Repeating Representations”) shall be repeated by:

13.38.1	the Borrower (other than in the case of Clause 13.23 (Title to assets)) thereafter, on:

(a)	the date on which a Notice of Drawdown is delivered by the Borrower in respect of an Additional Term Advance pursuant to Clause 5.1.2 (Drawdown of Additional Term Facilities);

(b)	the Drawdown Date in relation to any Additional Term Advances;

(c)	each Loan Payment Date; and

(d)	each loan payment date corresponding to each interest payment date in respect of any New Notes; and

13.38.2	the Borrower or the relevant Chargor, in relation to the representation and warranty set out in Clause 13.23 (Title to assets), in relation any Mortgaged Property added to the Securitisation Estate on the date such Mortgaged Property is so added; and

13.38.3	each Chargor, on each Loan Payment Date, in each case by reference to the facts and circumstances then subsisting (other than in the case of Clause 13.23 (Title to assets)).

14.	FINANCIAL INFORMATION

14.1	Year-End Financial Information

As soon as the same become available, but in any event within 120 days after the end of each of its Financial Years, the Borrower will provide to the Borrower Security Trustee and the Issuer, and copied to the Trustee, the Rating Agencies, the Liquidity Facility Provider, the Currency Swap Counterparty and the Interest Rate Swap Counterparty, its consolidated audited financial statements and related auditors’ report for the Financial Year from an internationally recognised firm of auditors accompanied by a certificate from the managing partners of the Borrower stating such statements provided a true and fair view of the financial condition of the Borrower as at the date of such statements except to the extent that disclosure of such financial information would at any time breach any law, regulation, stock exchange requirement or rules of any applicable regulatory body to which any member of the Group or any Holding Company of the Borrower is subject.

14.2	Quarterly Financial Information

As soon as the same become available, but in any event within 45 days after the end of each Financial Quarter each Main OpCo or, in the case of Clause 14.2.1, the Borrower, will provide to the Borrower Security Trustee and the Issuer, and copied to the Trustee, the Rating Agencies, the Liquidity Facility Provider, the Currency Swap Counterparty and the Interest Rate Swap Counterparty except to the extent that disclosure of such financial information would at any time breach any law, regulation, stock exchange requirement or rules of any applicable regulatory body to which any member of the Group or any Holding Company of the Borrower is subject:

14.2.1	the unaudited consolidated management accounts of the Borrower for the preceding Financial Quarter; and/or

14.2.2	the unaudited management accounts for such Main OpCo (consolidated with each other Chargor in such Main OpCo’s Relevant Jurisdiction) in respect of the preceding Financial Quarter,

in each case prepared in accordance with accounting policies adopted by the Charging Group and signed by the management or board or Authorised Signatory of the Borrower or Main OpCo, as applicable.

14.3	Compliance Certificates

Within 45 days after each Loan Payment Date, the Borrower will deliver a Compliance Certificate executed by two Authorised Signatories to the Borrower Security Trustee and the Issuer, and copied to the Trustee, the Rating Agencies, the Currency Swap Counterparty and the Interest Rate Swap Counterparty in respect of the preceding Loan Interest Period certifying compliance (where applicable) by the Chargors with the matters set out therein and/or action being considered in order to remedy any breach.

14.4	Investor Reports

With each Compliance Certificate, the Borrower (on behalf of itself and the Securitisation Group) and the Cash Administrator (on behalf of the Issuer) shall deliver except, to the extent that disclosure of such financial information would at any time breach any law, regulation, stock exchange requirement or rules of any applicable regulatory body to which any member of the Group or the Holding Company of the Borrower is subject, to the Borrower Security Trustee and the Issuer, and copied to the Trustee, the Rating Agencies, the Paying Agents, the Liquidity Facility Provider, the Interest Rate Swap Counterparty, the Currency Swap Counterparty and, upon written request (via the Paying Agents), any Noteholder, an Investor Report in respect of the previous Loan Interest Period.

14.5	Accounting Principles

14.5.1	The Borrower shall ensure that each set of financial statements delivered pursuant to this Clause 14 is prepared in accordance with the Accounting Principles.

14.5.2	In the event that Accounting Principles undergo any change, the Borrower will:

(a)	notify the Borrower Security Trustee as soon as reasonably practicable after the date upon which it becomes aware that, as a result of the change to the Accounting Principles, any calculation or determination under or relating to the subject matter of the covenants set out in this Clause 14 and Clause 15 (Financial Covenants) in the Borrower’s opinion (acting reasonably) would in the future differ materially from the calculation or determination which would have resulted from the application of the Accounting Principles prior to such change; and

(b)	use its reasonable endeavours to agree with the Borrower Security Trustee such changes to such calculation or determination which will ensure, as far as practicable, that the effect of the use of such revised calculation or determination in any report to be provided pursuant to this Clause 14 and Clause 15 (Financial Covenants) is as reasonably closely equivalent to the effect of the calculation or determination prior to such change, each party acting in good faith, provided that, in the event of failure to agree any such change at a time when any calculation or determination is to be made, that Chargor will continue to calculate or determine the relevant matter as if such change had not been implemented.

15.	FINANCIAL COVENANTS

15.1	LTV Covenant

The Borrower covenants to and agrees with the Issuer and the Borrower Security Trustee that the Loan to Value Ratio shall at all times not exceed 60% (the “LTV Covenant”).

15.2	Remedy of the LTV Covenant

If a breach of the LTV Covenant occurs, the Borrower may remedy such breach within 45 days of the Determination Date by (subject to the other provisions of the Borrower Transaction Documents):

15.2.1	depositing, or procuring the deposit of, an amount in the Issuer Transaction Account to be applied in repayment of the outstanding Term Advances (including through a purchase of Notes) in the order set out in and in accordance with Clause 9.7 (Order of Prepayment of Initial Term Advances), and Clause 9.2 (General Conditions to Prepayment) or the order set out in and in accordance with Clause 9.8 (Deemed Prepayment Upon Purchase of Notes by the Borrower) such that had the Term Advances been prepaid or the Notes been cancelled in such amount before the calculation of the Loan to Value Ratio, no breach of the LTV Covenant would have occurred;

15.2.2	by contributing, or procuring the contribution of, an additional Mortgaged Property (or Mortgaged Properties) (whether directly or indirectly by a Share Acquisition) which is an Eligible Property (or are Eligible Properties), in respect of which security satisfactory to the Borrower Security Trustee is granted in favour of the Borrower Security Trustee (in respect of which the Chargor shall provide the Borrower Security Trustee with a legal opinion satisfactory to the Borrower Security Trustee confirming that the relevant security documents are legal, valid, binding and enforceable (subject to any reservations contained therein) and that each was duly authorised and executed and board and/or shareholder resolutions of the relevant Chargor which evidence, among other things, corporate benefit in form and substance satisfactory to the Borrower Security Trustee), with a value and (where security over the Mortgaged Property is to be limited by reference to a secured amount) secured amount, which would have been sufficient, had it been included in the Securitisation Estate at the time the Loan to Value Ratio had been calculated, to avoid the breach that occurred; or

15.2.3	through the deposit of funds (and where such funds are lent, such funds are lent on a fully subordinated basis) in a segregated account secured in favour of the Borrower Security Trustee with a bank having the Minimum Short-Term Ratings applicable to an Account Bank until the Final Discharge Date (in respect of which the Chargor shall provide the Borrower Security Trustee with a legal opinion satisfactory to the Borrower Security Trustee confirming that the relevant security documents are legal, valid, binding and enforceable (subject to any reservations contained therein) and that each was duly authorised and executed and, where the funds are lent on a subordinated basis, that the subordination is effective (subject to any reservations contained therein)), the amount of which, when aggregated with the Euro Value of the Mortgaged Properties (and/or, as applicable, the secured amounts in relation thereto) would have meant that no such breach would have occurred.

15.3	Debt Service Covenant

15.3.1	The Borrower covenants to and agrees with the Issuer and the Borrower Security Trustee that the DSCR of the Securitisation Group shall not, on any Loan Payment Date, in respect of the Loan Interest Period ending on (but excluding) such Loan Payment Date be less than 1.50:1 (the “Debt Service Covenant”).

15.3.2	The DSCR shall be calculated on or prior to the Determination Date.

15.3.3	In calculating the DSCR Cashflow, Loan Interest Periods shall not be adjusted for Business Days.

15.4	Remedy of Debt Service Covenant

If a breach of the Debt Service Covenant occurs, the Borrower shall have 45 days from the Determination Date in which to remedy it, either:

15.4.1	through the deposit of funds (and, where such funds are lent, such funds are lent on a fully subordinated basis) until the next Determination Date in an interest bearing segregated account secured in favour of the Borrower Security Trustee with a bank having the Minimum Short-Term Ratings applicable to an Account Bank (in respect of which the Chargor shall provide the Borrower Security Trustee with a legal opinion satisfactory to the Borrower Security Trustee confirming that the relevant security documents are legal, valid, binding and enforceable (subject to any reservations contained therein) and that each was duly authorised and executed and, where the funds are lent on a subordinated basis, that the subordination is effective (subject to any reservations contained therein)) or the contribution of Eligible Investments (purchased using funds lent on a subordinated basis or from equity received for such purpose) over which security is granted which, if the relevant amount deposited (or the Eligible Investments purchased) would have been sufficient to generate interest which, if available as earnings to the Borrower throughout the Loan Interest Period in respect of which the DSCR was calculated, would have meant that no such breach would have occurred; and/or

15.4.2	by way of prepayment of the Term Advances (in accordance with Clauses 9.2 (General Conditions to Prepayment) and 9.7 (Order of Prepayment of Initial Term Advances) or through a purchase of Notes in accordance with Clause 9.8 (Deemed Prepayment Upon Purchase of Notes by the Borrower)) such that (excluding amounts in respect of the Term Advances to be prepaid) no breach would have occurred; and/or

15.4.3	by contribution of a Mortgaged Property or Mortgaged Properties (which is an Eligible Property (or are Eligible Properties)) (whether directly or indirectly through a Share Acquisition), in respect of which security satisfactory to the Borrower Security Trustee is granted in favour of the Borrower Security Trustee (in respect of which the Chargor shall provide the Borrower Security Trustee with a legal opinion satisfactory to the Borrower Security Trustee confirming that the relevant security documents are legal, valid, binding and enforceable (subject to any reservations contained therein) and that each was duly authorised and executed), with a Net Operating Income for the Loan Interest Period in respect of which the breach of the Debt Service Covenant occurred, as certified by such Chargor, which would have been sufficient, had it been included at the time the DSCR had been calculated, to avoid the breach that occurred.

15.5	Adjusted JV DSCR

15.5.1	The Borrower covenants to and agrees with the Issuer and the Borrower Security Trustee that the Adjusted JV DSCR shall not, with respect to any monthly period for which the Adjusted JV DSCR is calculated in accordance with Clause 15.5.2 be less than 1:1 (the “Adjusted JV DSCR Covenant”);

15.5.2	If a JV Group has not paid management fees or costs and expenses charged to it by any member of the Securitisation Group within 30 Business Days of such fees or costs and expenses becoming due and payable, the Borrower shall calculate the Adjusted JV DSCR for each Adjusted JV DSCR Calculation Period following the date of such payment default on the immediately following Adjusted JV DSCR Determination Date until the breach has been remedied in accordance with Clause 15.7 (Remedy of Adjusted JV DSCR).

15.6	Breach of the Adjusted JV DSCR

If a breach of the Adjusted JV DSCR occurs, the Borrower and each Chargor shall:

15.6.1	in the case of the Borrower only, open an account (the “JV DSCR Account”) held with an Eligible Bank in the name of the Borrower and grant such security over the account as the Borrower Security Trustee may require with a legal opinion satisfactory to the Borrower Security Trustee being provided as to the legal, valid, binding and enforceable nature of such security; and

15.6.2	not withdraw any Excess Cash standing to the credit of a Chargor Account until either (i) the breach of the Adjusted JV DSCR is remedied in accordance with Clause 15.7; or (ii) the balance standing to the credit of the JV DSCR Account, to be held to meet any restructuring costs, is at least €7,000,000.

15.7	Remedy of Adjusted JV DSCR

If a breach of the Adjusted JV DSCR occurs, the Borrower may remedy the breach by:

15.7.1	depositing or procuring the deposit of funds (and where such funds are lent, such funds are lent on a subordinated basis (with a legal opinion satisfactory to the Borrower Security Trustee being provided as to the effectiveness of such subordination (subject to any reservations therein))) or by equity contributions into the JV DSCR Account in an amount which:

(a)	when aggregated with cash flow used to calculate the Adjusted JV DSCR in the previous month, would have meant no breach of the Adjusted JV DSCR Covenant would have occurred; or

(b)	equals €7,000,000, which will be held to meet any restructuring costs;

15.7.2	prepayment of any Term Advances (in accordance with Clauses 9.2 (General Conditions to Prepayment), 9.7 (Order of Prepayment of Initial Term Advances), or through a purchase of Notes in accordance with Clause 9.8 (Deemed Prepayment upon Purchase of Notes by the Borrower)) such that (excluding amounts in respect of the Term Advances to be repaid) no breach would have occurred; and/or

15.7.3	contribution of a Mortgaged Property or Mortgaged Properties (which is an Eligible Property (or are Eligible Properties)), in respect of which security satisfactory to the Borrower Security Trustee is granted in favour of the Borrower Security Trustee (in respect of which the Chargor shall provide the Borrower Security Trustee with a legal opinion satisfactory to the Borrower Security Trustee confirming that the relevant security documents are legal, valid, binding and enforceable (subject to any reservations contained therein) and that each was duly authorised and executed), with a Net Operating Income for the Adjusted JV DSCR Calculation Period in respect of which the breach of the Adjusted JV DSCR Covenant occurred, as certified by such Chargor, which would have been sufficient, had it been included at the time the Adjusted JV DSCR had been calculated, to avoid the breach that occurred.

15.8	Restructuring Proposals

15.8.1	If any fees, costs or expenses owed to the Securitisation Group in respect of management services provided by the Securitisation Group to a JV Group are not paid for three consecutive months or the Adjusted JV DSCR is not otherwise remedied in accordance with Clause 15.7 (Remedy of Adjusted JV DSCR), the Borrower will, within 90 days of the end of such three month period (the “Restructuring Proposal Termination Date”), prepare a proposal (the “Restructuring Proposal”) for the restructuring of Shurgard Europe in order that all costs and expenses then currently incurred by the Securitisation Group including, without limitation, employment costs, in providing management services to the JV Groups cease to be incurred by the Securitisation Group together with a detailed explanation of why the steps envisaged in the Restructuring Proposal have been suggested and the reasons for the breach of the Adjusted JV DSCR.

15.8.2	The Restructuring Proposal shall be delivered by the Borrower by the Restructuring Proposal Termination Date to a Property Advisor appointed by the Borrower (with a copy to the Borrower Security Trustee, the Trustee, the Issuer and the Rating Agencies). Such Property Advisor will be required to confirm whether or not all or part of the Restructuring Proposal should be implemented with regard to which steps detailed in the Restructuring Proposal or which other steps in the opinion of the Property Advisor ought to be taken in order to remedy the breach of the Adjusted JV DSCR (having regard to the payment obligations of the Borrower under this Agreement and the interests of the Borrower Secured Creditors and any costs or liabilities which may be incurred by the Borrower or other Chargors in implementing such steps).

15.8.3	The fees, costs and expenses of the Property Advisor (including, without limitation, any fees, costs and expenses of legal advisors such Property Advisor may appoint) shall be for the sole account of the Borrower.

15.8.4	If such Property Advisor recommends implementation of all or part of the Restructuring Proposal (subject to such amendments made in the reasonable opinion of the Property Advisor) the Borrower shall take all reasonable steps to effect such implementation in accordance with the instructions of the Property Advisor as soon as possible (unless the action(s) proposed in the Restructuring Proposal would cause the insolvency of the Borrower (as certified by an Authorised Signatory of the Borrower) or would otherwise cause a Loan Event of Default and the Borrower Security Trustee has not (or is unable to) issue an appropriate waiver prior to implementation of all or part of the relevant Restructuring Proposal.

15.9	Restricted Payment Condition

15.9.1	Satisfaction of Restricted Payment Condition

Each Chargor covenants and agrees with the Issuer and the Borrower Security Trustee that, without prejudice to its ability to incur Permitted Financial Indebtedness and the other provisions of this Agreement, it shall not make any Restricted Payment unless:

(a)	the Restricted Payment is to be made out of Excess Cash (to the extent such Excess Cash has not already been used to make a Restricted Payment); and

(b)	the Restricted Payment Condition is satisfied as at the date of the Restricted Payment,

in which case, a Restricted Payment may be made for any amount and on any day during the relevant Loan Interest Period.

15.9.2	Criteria for Restricted Payment Condition

For the purposes of this Agreement (including Clause 15.9.1 (Satisfaction of Restricted Payment Condition (the “Restricted Payment Condition”)) the Restricted Payment Condition will be satisfied if, at the date the proposed Restricted Payment is to be made:

(a)	no Loan Event of Default or Potential Loan Event of Default has occurred and is continuing (unless waived) or would occur as a result of the making of such Restricted Payment; and

(b)	the DSCR is more than 2.00:1 (or, 1.85:1 in respect of the calculation which relates to the first Loan Interest Period only) calculated:

(i)	as at the immediately preceding Loan Payment Date in respect of the previous Loan Interest Period; and

(ii)	on an average rolling four quarter basis for the previous four Loan Interest Periods (unless the Restricted Payment is to be made after the first Loan Payment Date and prior to the second Loan Payment Date in which case the DSCR shall be calculated by reference to the immediately previous Loan Interest Period or, if the Restricted Payment is to be made after the second Loan Payment Date and prior to the third Loan Payment Date, by reference to the immediately previous two Loan Interest Periods or, if the Restricted Payment is to be made after the third Loan Payment Date and prior to the fourth Loan Payment Date, by reference to the immediately previous three Loan Interest Periods).

15.10	Cash Reserve Trigger and Cash Release Trigger

15.10.1	The Borrower shall determine the DSCR for a Cash Reserve DSCR Calculation Period on or prior to the 45th Business Day after each Cash Reserve Calculation Date (each a “Cash Reserve Determination Date”).

15.10.2	The Borrower shall place cash in an amount equal to the applicable Cash Reserve Amount into the Cash Reserve Account within 45 days of the relevant Cash Reserve Determination Date if the DSCR as at a Cash Reserve Calculation Date is equal to or below the Cash Reserve Trigger for a Cash Reserve DSCR Calculation Period.

15.10.3	An Authorised Signatory of the Borrower shall certify to the Borrower Security Trustee (which certificate shall also be forwarded by the Borrower to the Rating Agencies) whether or not the amount required to be deposited under Clause 15.10.2 has been so deposited into the Cash Reserve Account by the end of such 45 day period where the Borrower is required to do so under Clause 15.10.2.

15.10.4	If the DSCR relating to a subsequent Cash Reserve Determination Date is at a level equal to or above the Cash Release Trigger on such date, the Borrower will be entitled to withdraw from the Cash Reserve Account an amount equal to the applicable Cash Release Amount for such year provided that the Borrower Security Trustee gives consent to such withdrawal (which consent shall be given if the amount being withdrawn is certified by two Authorised Signatories of the Borrower to the Borrower Security Trustee to be the Cash Release Amount).

15.10.5	Amounts standing to the Cash Reserve Account, other than those permitted to be withdrawn under Clause 15.10.4, may be not withdrawn by the Borrower except on the Loan Repayment Date in order to repay amounts outstanding under the Issuer/Borrower Facility Agreement.

15.11	Definitions

“Adjusted JV DSCR” means the DSCR as calculated at an Adjusted JV DSCR Determination Date with respect to the immediately preceding Adjusted JV DSCR Calculation Period, adjusted by deducting from the calculation of DSCR Cashflow in such calculation (in addition to the deductions already made in calculating the DSCR) any management fees or expenses referable to each defaulting JV Group which are payable to the Securitisation Group pursuant to any recharge, reimbursement or fee arrangement relating to the Joint Ventures but have not been paid during such Adjusted JV DSCR Calculation Period;

“Adjusted JV DSCR Determination Date” means, in respect of an Adjusted JV DSCR Calculation Period, the 20th day of a calendar month immediately following the relevant Adjusted JV DSCR Calculation Period;

“Adjusted JV DSCR Calculation Period” means the period from an including the first day of a calendar month to and including the last day of such calendar month;

“Cash Release Amount” means (subject to any adjustments upon the grant of Additional Term Advances agreed with the Rating Agencies):

(a)	in relation to a Cash Reserve Determination Date in respect of the Cash Reserve Calculation Dates falling in 2005 to 2007, an amount (in euros) equal to the lesser of:

(i)

plus 25% of the amount standing to the credit of the Cash Reserve Account; and

(ii)	the amount standing to the credit of the Cash Reserve Account.

(b)	in relation to the Cash Reserve Determination Date in respect of the Cash Reserve Calculation Dates falling in 2008 to 2010, the amount standing to the credit of the Cash Reserve Account;

“Cash Release Trigger” means (subject to any adjustments upon the grant of Additional Term Advances agreed with the Rating Agencies):

(a)	in relation to the Cash Reserve Determination Date in respect of the Cash Reserve Calculation Date falling in 2005, 2.240:1;

(b)	in relation to the Cash Reserve Determination Date in respect of the Cash Reserve Calculation Date falling in 2006, 2.580:1;

(c)	in relation to the Cash Reserve Determination Date in respect of the Cash Reserve Calculation Date falling in 2007, 2.830:1;

(d)	in relation to the Cash Reserve Determination Date in respect of the Cash Reserve Calculation Date falling in 2008, 3.040:1;

(e)	in relation to the Cash Reserve Determination Date in respect of the Cash Reserve Calculation Date falling in 2009, 3.040:1; and

(f)	in relation to the Cash Reserve Determination Date in respect of the Cash Reserve Calculation Date falling in 2010, 3.040:1;

“Cash Reserve Amount” means, (subject to any adjustments upon the grant of Additional Term Advances agreed with the Rating Agencies) in relation to a Cash Reserve Calculation Date, an amount (in euros) equal to the lesser of;

(a)	an amount equal to:

plus, solely in the case of the Cash Reserve Determination Date in respect of the first Cash Reserve Calculation Date, €8,000,000; and

(b)	€40,000,000 less the balance standing to the credit of the Cash Reserve Account;

“Cash Reserve Calculation Dates” means 31 December in each year (commencing on 31 December 2004) until 31 December 2008 (in relation to the calculation of the Cash Reserve Amount) and from 31 December 2005 until 31 December 2010 (in relation to the calculation of the Cash Release Amount);

“Cash Reserve Determination Date” has the meaning given to it in Clause 15.10.1;

“Cash Reserve DSCR Calculation Period” means the period of four consecutive Loan Interest Periods which ends on and including the Cash Reserve Calculation Date or, in the case of the Cash Reserve Calculation Date falling on 31 December 2004, the Loan Interest Period ending on such Cash Reserve Calculation Date;

“Cash Reserve Trigger” means (subject to any adjustments upon the grant of Additional Term Advances agreed with the Rating Agencies):

(a)	in relation to the Cash Reserve Determination Date in respect of the Cash Reserve Calculation Date falling in 2004, 1.630:1;

(b)	in relation to the Cash Reserve Determination Date in respect of the Cash Reserve Calculation Date falling in 2005, 2.000:1;

(c)	in relation to the Cash Reserve Determination Date in respect of the Cash Reserve Calculation Date falling in 2006, 2.340:1;

(d)	in relation to the Cash Reserve Determination Date in respect of the Cash Reserve Calculation Date falling in 2007, 2.580:1; and

(e)	in relation to the Cash Reserve Determination Date in respect of the Cash Reserve Calculation Date falling in 2008, 2.800:1;

“Debt Service” means:

(a)	in relation to a Loan Payment Date, the aggregate amount payable (or paid) by the Borrower under items (e), (f), (g), (i) and (k) of the Borrower Pre-Enforcement

Priority of Payments on such Loan Payment Date but excluding any Hedging Amounts paid from Net Sales Proceeds held in the Disposals Proceeds Account (subject to any amendment upon the grant of any Additional Term Advances agreed with the Rating Agencies);

(b)	in relation to a Cash Reserve Calculation Date, the aggregate amount payable (or paid) by the Borrower under items (e), (f), (g), (i) and (k) of the Borrower Pre-Enforcement Priority of Payments on the Loan Payment Date immediately following such Cash Reserve Calculation Date and (other than in the case of the Cash Reserve Calculation Date falling on 31 December 2004) on each of the immediately preceding three Loan Payment Dates but excluding any Hedging Amounts paid from Net Sales Proceeds held in the Disposals Proceeds Account (subject to any amendment upon the grant of any Additional Term Advances agreed with the Rating Agencies); or

(c)	in relation to an Adjusted JV DSCR Determination Date, the aggregate amount accrued by the Borrower during the Adjusted JV DSCR Calculation Period immediately preceding such Adjusted JV DSCR Determination Date with respect to items (e), (f), (g), (i) and (k) of the Borrower Pre-Enforcement Priority of Payments payable on the immediately following Loan Payment Date after adding any amounts payable (to the extent not already accrued during the Adjusted JV DSCR Calculation Period) on a Loan Payment Date on the day after the end of an Adjusted JV DSCR Calculation Period pursuant to paragraph (f) of the Borrower Pre-Enforcement Priority of Payments but excluding any Hedging Amounts paid from Net Sales Proceeds held in the Disposals Proceeds Account (subject to any amendment upon the grant of any Additional Term Advances agreed with the Rating Agencies), and, for the avoidance of doubt, amounts payable under item (f)(ii) of the Borrower Pre-Enforcement Priority of Payments shall be calculated for the purposes hereof on a net basis after taking into account amounts receivable from the Currency Swap Counterparty;

“Determination Date” means the forty-fifth Business Day following the end of each Loan Interest Period;

“DSCR” means on any Adjusted JV DSCR Determination Date, Loan Payment Date or, Cash Reserve Calculation Date, as applicable, the ratio of:

(a)	the DSCR Cashflow; to

(b)	the Debt Service,

and in calculating each of the DSCR Cashflow and the Debt Service, amounts receivable, payable or (as the case may be) deductible in pounds sterling, Danish krone or Swedish krona shall be converted into euro by applying (as reference rates) the relevant currency exchanges rates detailed in the applicable Currency Swap Transactions;

“DSCR Cashflow” means (subject to any amendments required upon the grant of any Additional Term Advances agreed with the Rating Agencies):

(a)	in relation to a Loan Payment Date, the aggregate of (1) the aggregate of Net Operating Income earned by the Chargors during the immediately previous Loan Interest Period (or, in relation to prepaid amounts, Net Operating Income attributable to such Loan Interest Period) by reference to the most recent management accounts or (where produced) most recent audited financial statements of such Chargor (subject to adjustment to reflect currency exchange rates under the Currency Swap Transactions as set out in the definition of DSCR) and (2) any interest earned during the Loan Interest Period on any amounts deposited pursuant to Clause 15.4.1 less the sum of (i) one quarter of the total Required Maintenance Amount for all Chargors to be spent or reserved during the Financial Year, (ii) the sum of (A) the aggregate reserves made for corporation tax payable by the Chargors in the most recent unaudited management accounts of the Chargors in accordance with the Accounting Principles with regard to income earned during such Loan Interest Period (taking into account any losses available to be set off against any liability to pay corporation tax) and (B) if applicable, aggregate corporation tax due and payable by the Chargors in the previous Loan Interest Period which is in excess of amounts previously reserved for in the management accounts of the Chargors, (iii) 7% of Gross Operating Income earned by the Chargors in such Loan Interest Period (to reflect an assumed management and administration cost payable by the Chargors) and (iv) the aggregate amount payable (or paid) by the Borrower under items (a), (b), (c)(ii) and (d) of the Borrower Pre-Enforcement Priority of Payments during the immediately prior Loan Interest Period (but excluding the immediately prior Loan Payment Date);

(b)	in relation to a Cash Reserve Calculation Date, the aggregate of (1) the aggregate of Net Operating Income earned by the Chargors during the Cash Reserve DSCR Calculation Period ending on such Cash Reserve Calculation Date (or, in relation to prepaid amounts, Net Operating Income attributable to such Cash Reserve DSCR Calculation Period) by reference to the most recent management accounts or (where produced) most recent audited financial statements of such Chargor (subject to adjustment to reflect currency exchange rates under the Currency Swap Transactions as set out in the definition of DSCR) and (2) any interest earned during the Cash Reserve DSCR Calculation Period ending on such Cash Reserve Calculation Date on amounts deposited pursuant to Clause 15.10.2 less the sum of: (i) the total Required Maintenance Amount for all Chargors to be spent or reserved during a Financial Year, (ii) the sum of (A) the aggregate reserves made for corporation tax payable by the Chargors in the most recent unaudited management accounts of the Chargors in accordance with the Accounting Principles with regard to income earned during such Cash Reserve DSCR Calculation Period (taking into account any losses available to be set off against any liability to pay corporation tax) and (B) if applicable, aggregate corporation tax due and payable by the Chargors in the previous Cash Reserve DSCR Calculation Period which is in excess of amounts previously reserved for in the management accounts of the Chargors, (iii) 7% of Gross Operating Income earned by the Chargors in such Cash Reserve DSCR Calculation Period (to reflect an assumed management and administration cost payable to the Chargors) and (iv) the aggregate amount payable (or paid) by the Borrower under items (a), (b), (c)(ii) and (d) of the Borrower Pre-Enforcement Priority of Payments during such Cash Reserve DSCR Calculation Period; and

(c)	in relation to an Adjusted JV DSCR Determination Date, the aggregate of (1) the aggregate Net Operating Income earned by the Chargors during the immediately previous Adjusted JV DSCR Calculation Period (or, in relation to prepaid amounts, Net Operating Income attributable to such Adjusted JV DSCR Calculation Period) by reference to the monthly management accounts for such period (subject to adjustment to reflect currency exchange rates under the Currency Swap Transactions as set out in the definition of DSCR) and (2) any interest earned during such Adjusted JV DSCR Calculation Period on any amounts deposited pursuant to Clause 15.7.1 less the sum of (i) one twelfth of the total Required Maintenance Amount for all Chargors to be spent or reserved during the Financial Year, (ii) the sum of (A) the aggregate reserves made for corporation tax payable by the Chargors in the monthly management accounts of the Chargors for such period in accordance with the Accounting Principles with regard to income earned during such Adjusted JV DSCR Calculation Period (taking into account any losses available to be set off against any liability to pay corporation tax) and (B) if applicable, aggregate corporation tax due and payable by the Chargors in such Adjusted JV DSCR Calculation Period which is in excess of amounts previously reserved for in the management accounts of the Chargors, (iii) 7% of Gross Operating Income earned by the Chargors during such Adjusted JV DSCR Calculation Period (to reflect an assumed management and administration cost payable by the Chargors) and (iv) the aggregate amount accrued by the Borrower (or paid) under items (a), (b), (c)(ii), and (d) of the Borrower Pre-Enforcement Priority of Payments during such Adjusted JV DSCR Calculation Period;

“Excess Cash” means free cash available to the Chargors standing to the credit of the Chargor Accounts (except the Disposals Proceeds Accounts, the Maintenance Reserve Accounts, the Cash Reserve Account, any segregated account into which amounts are deposited to remedy a breach of the LTV Covenant or the Debt Service Covenant and the aggregate of the Minimum Reserves for each Store Account) at the end of each relevant Loan Interest Period after payment of or provision for the payment of obligations of the Chargors under the Borrower Transaction Documents in respect of such Loan Interest Period (including, in relation to the Borrower, the payment on the Loan Payment Date on the Business Day immediately following the end of such Loan Interest Period of amounts payable to third parties and transaction parties under the Borrower Pre-Enforcement Priority of Payments in respect of such Loan Interest Period);

“Gross Operating Income” means rental or other revenue earned from the letting (including all insurance receipts relating to loss of income) or occupation of all or any part of the Mortgaged Properties (other than pursuant to an Intra-Group Lease) and other revenue earned from products sold at the Mortgaged Properties and ancillary services provided from the Mortgaged Property by the Chargors;

“Loan to Value Ratio” means, on any date, the ratio (expressed as a percentage) of: (a) the aggregate Term Advances outstanding on that date and (b) the aggregate of (1) the lesser of: (i) the aggregate Euro value of each Chargor’s interests in each Mortgaged Property in the Securitisation Estate as set out in the most recent Valuation of each Mortgaged Property and (ii) the aggregate of (x) the secured amounts in relation to mortgages over Mortgaged Properties capped by reference to a monetary amount for which the mortgages over such Mortgaged Properties have been registered (or, in cases where the secured amount exceeds the most recent Valuation, 100% of the most recent Valuation in respect of such Mortgaged Property, and in the case of Mortgaged Properties in Sweden, after adding 15% or the secured amount to reflect amounts recoverable under Swedish law), (y) the value of the relevant Chargor’s interest as set out in the most recent Valuation of the 2 Mortgaged Properties in France where the Chargor holds a commercial lease only and has granted a business pledge over, amongst other things, such leases and (z) in relation to Mortgaged Properties in relation to which mortgages are not capped by reference to a monetary amount, the aggregate value of each Chargor’s interests in such Mortgaged Properties in the Securitisation Estate as set out in the most recent Valuations of such Mortgaged Properties and (2) the amount (if any) that has been and remains deposited pursuant to Clause 15.2.3 to remedy any breach of the LTV Covenant;

“Net Operating Income” means Gross Operating Income after deducting (to the extent not already deducted) (i) all direct costs and expenses (including, but not limited to, direct personnel costs, marketing, utilities, insurance, real estate taxes, repairs and maintenance costs and costs of products sold) incurred by the relevant Chargor in operating and maintaining the Mortgaged Properties and (ii) all rental costs (other than those payable under Intra-Group Leases) incurred by the relevant Chargors;

“Reserve Multiple” means (subject to any adjustments on the grant of Additional Term Advances agreed with the Rating Agencies):

(a)	in relation to the Cash Reserve Determination Date in respect of the Cash Reserve Calculation Date falling in 2004, €32,521

(b)	in relation to the Cash Reserve Determination Date in respect of the Cash Reserve Calculation Date falling in 2005, €86,724;

(c)	in relation to the Cash Reserve Determination Date in respect of the Cash Reserve Calculation Date falling in 2006, €32,521;

(d)	in relation to the Cash Reserve Determination Date in respect of the Cash Reserve Calculation Date falling in 2007, €26,017;

(e)	in relation to the Cash Reserve Determination Date in respect of the Cash Reserve Calculation Date falling in 2008, €118,259;

“Restricted Payment” means, without prejudice to the ability to incur Permitted Financial Indebtedness, any payments or other disposals of cash or other funds or assets including (but not restricted to) payment of a dividend, repayment of a loan, capital contribution, distribution, gift or reduction of capital or otherwise to an entity outside of the Securitisation Group (including, without limitation, under the Joint Venture Agreements) or payments under any subordinated debt (including, without limitation, under the Intercompany Bonds), except:

(a)	any payment to a Borrower Secured Creditor in accordance with the Borrower Transaction Documents;

(b)	any payment made with the prior consent of the Borrower Security Trustee;

(c)	any payment from the proceeds of any Term Advances:

(i)	on or immediately after the drawdown of such Term Advances; or

(ii)	in the case of the Initial Term Advances, after drawdown of such Initial Term Advances and prior to the first Loan Payment Date;

(d)	any payment made from equity or fully subordinated debt provided directly or indirectly to any Chargor specifically for the purpose of making a Restricted Payment (and, in the case of subordinated debt, subject to the delivery of a legal opinion to the Borrower Security Trustee (in form and substance satisfactory to the Borrower Security Trustee) in relation to the effectiveness of such subordination) from an entity outside of the Securitisation Group; and

(e)	any payments (other than, for the avoidance of doubt, any payments which are expressly subject to the satisfaction of the Restricted Payment Condition) to creditors of the Chargor (which are not Borrower Secured Creditors) in accordance with the Borrower Priorities of Payments and the terms of the Borrower Transaction Documents which are not Affiliates of any of the Chargors or entities pursuant to which any of the Chargors have entered into Joint Ventures (or lenders in relation thereto).

“Restricted Payment Condition” means the conditions set out in Clause 15.9.2 (Criteria for Restricted Payment Condition);

16.	GENERAL COVENANTS OF THE CHARGORS

16.1	Duration of Covenants

Unless otherwise stated, the covenants in Clauses 14 (Financial Information), 15 (Financial Covenants) and 16 (General Covenants of the Chargors), 17 (Property Covenants), 18 (Covenants regarding the Disposals of Mortgaged Properties), 19 (Covenants regarding Disposals of Assets other than Mortgaged Properties), 20 (Covenants and other Provisions regarding to Capital Expenditure) and 21 (Appointment of a Property Advisor) are given by the Chargors severally in favour of the Borrower Security Trustee and shall remain in full force and effect from the date of this Agreement until the Final Discharge Date (or on a Permitted Disposal, where applicable).

16.2	General Positive Covenants of the Chargors

For the benefit of the Borrower Security Trustee, each Chargor covenants that it will save as expressly contemplated or permitted by Borrower Transaction Documents:

16.2.1	Maintenance of Legal Validity, Consent and Approvals

ensure that it has the right to conduct its business as it is conducted from time to time and does conduct its business in all material respects in accordance with all applicable laws and regulations and does all things reasonably necessary to obtain, preserve and keep in full force and effect all rights necessary for the conduct of its business;

16.2.2	Consents and approvals

obtain, comply with the terms of, renew as soon as reasonably practicable from time to time, and do all that is reasonably necessary (taking into account the benefit and expense) to maintain in full force and effect in all material respects and, on request supply to the Borrower Security Trustee all authorisations, approvals, licences, consents and exemptions required under or by any applicable law or regulation to own its property and assets or to enable it to perform its rights and obligations under or to maintain the validity and enforceability of the Borrower Transaction Documents to which it is a party;

16.2.3	Default or breach

promptly upon becoming aware of the occurrence of any Loan Event of Default, Potential Loan Event of Default or Property Advisor Appointment Event or breach of the Cash Reserve Trigger, the Debt Service Covenant, the LTV Covenant, the Restricted Payment Condition or (only when required to be tested) the Adjusted JV DSCR, give written notice of the same to the Issuer, the Trustee, the Borrower Security Trustee and the Rating Agencies together with details of the steps which it is taking (or is considering taking) in order to remedy or mitigate the effect of the same and, upon receipt of a written request to that effect from the Borrower Security Trustee, confirm to the Borrower Security Trustee that, save as previously notified to the Borrower Security Trustee, no Potential Loan Event of Default or Loan Event of Default has occurred and is continuing (and has not been waived);

16.2.4	Maintenance of business

maintain its business and undertake all acts and things as may be reasonably required to ensure that its business is operated and continues to be operated as a going concern;

16.2.5	Arms’ length contracts

use all reasonable endeavours to ensure that any contracts entered into by it after the Closing Date are made on arms’ length terms (which, in relation to management contracts with the members of the Group or with entities pursuant to which it enters into Joint Ventures shall be deemed to be the case if all costs and expenses incurred in providing the management services are fully recoverable pursuant to the terms of the management contracts on at least a quarterly basis) and:

(a)	(other than in respect of the Joint Venture Agreements) do not contain any restriction on charging or assigning its right, title, interest and benefit to those contracts to the Borrower Security Trustee or any provision permitting the counterparty to terminate, or which results in the automatic termination of, the relevant agreement, in either case upon the appointment of a receiver (or other official in any Relevant Jurisdiction having similar powers) in respect of the such Chargor; or

(b)	where such contracts do not comply with Clause 16.2.5(a), use reasonable endeavours to obtain the consent of the relevant party where required, or, where such contract is entered into in replacement of an existing or expired contract, procure that such new contract does not contain terms in respect of termination on the appointment of a receiver (or other official in any Relevant Jurisdiction having similar powers) in respect of such Chargor that are more onerous than the terms of the prior contract;

16.2.6	No change to Chargor Account mandates

unless otherwise provided in the Cash Pooling Account Bank Agreement, not make any change to the mandates of the Chargor Accounts (except for any change of authorised signatory and/or the scope of such authorised signatory’s authority in respect of any Chargor Account);

16.2.7	Notice of litigation

advise the Borrower Security Trustee forthwith upon becoming aware of the same of the details of (a) each litigation, arbitration, administrative proceeding or governmental or regulatory investigation, proceeding or dispute pending or threatened in writing against it, its respective assets, revenues or undertakings and (b) to its knowledge, the occurrence of any circumstances likely to give rise to any such litigation, arbitration, administrative proceeding or governmental or regulatory investigation, proceeding or dispute, in each case where such event or circumstance could reasonably be expected to have a Material Adverse Effect if determined adversely against the relevant Chargor;

16.2.8	Access to records

upon reasonable prior written notice being given to the relevant Chargor, give the Borrower Security Trustee and any one or more of its agents and any Property Advisor which is appointed access during normal business hours to the Mortgaged Properties and to records in respect of the business conducted at the Mortgaged Properties;

16.2.9	Pari passu ranking

ensure that at all times the claims of the Borrower Secured Creditors against such Chargor under any of the Borrower Transaction Documents rank at least pari passu with the claims of all of its other unsecured creditors, save for those claims which are preferred solely by the operation of any bankruptcy, insolvency or liquidation law or other similar law of general application;

16.2.10	Book debts:

(a)	get in and realise its book and other debts and monetary claims (including all rental income) in the ordinary and usual course of its business; and

(b)	not factor or discount any of its book and other debts and monetary claims (including all rental income) or enter into any agreement for such factoring or discounting;

16.2.11	Distributions and investments:

(a)	not declare or pay any dividends or interest on unpaid dividends or distributions, fees or expenses in the nature of or intended to act as a distribution to any of its members or shareholders or make any payments in respect of Financial Indebtedness owed to any of its shareholders in that capacity except from Excess Cash where the Restricted Payment Condition is satisfied;

(b)	not make any payments in respect of any guarantee, indemnity, bond, letter of credit or similar assurance against financial loss given by any such shareholder or any affiliate of any such shareholder to any creditor except from Excess Cash where the Restricted Payment Condition is satisfied; or

(c)	unless funded from Excess Cash in circumstances where the Restricted Payment Condition is satisfied or from cash received on a subordinated basis (with a legal opinion satisfactory to the Borrower Security Trustee being provided as to the effectiveness of such subordination (subject to any reservations therein)) or equity received for such purpose, not acquire or contract or offer to acquire, by subscription or otherwise, any business, Investments or otherwise acquire control of or make any investment in, any company or business (save as permitted where the Property Acquisition Conditions are satisfied in connection with a substitution of a Mortgaged Property by way of a Share Acquisition);

16.2.12	Share Capital

(a)	unless pursuant to Clause 16.2.12(d) or funded from Excess Cash in circumstances where the Restricted Payment Condition is satisfied or from cash received on a subordinated basis (with a legal opinion satisfactory to the Borrower Security Trustee being provided as to the effectiveness of such subordination (subject to any reservations therein)) or equity received for such purpose, and subject to applicable laws, not redeem, repurchase, defease, retire or repay any of its share capital, waive any obligation to pay up capital contributions, or resolve to do so without the prior consent of the Borrower Security Trustee;

(b)	unless funded from Excess Cash in circumstances where the Restricted Payment Condition is satisfied or from cash received on a subordinated basis (with a legal opinion satisfactory to the Borrower Security Trustee being provided as to the effectiveness of such subordination (subject to any reservations therein)) or equity received for such purpose, pay on the same becoming due all calls or other payments which may be or become due in respect of any of the Investments;

(c)	unless funded from Excess Cash in circumstances where the Restricted Payment Condition is satisfied or from cash received on a subordinated basis (with a legal opinion satisfactory to the Borrower Security Trustee being provided as to the effectiveness of such subordination (subject to any reservations therein)) or equity received for such purpose, not utilise any share capital in respect of which a Security Interest has been granted to acquire or contract or offer to acquire, by subscription or otherwise, any business, Investments or otherwise acquire control of or make any investment in, any company or business; and

(d)	in the event that any French Chargor receives a notice in respect of an application to wind up such French Chargor pursuant to Article L.225-248 of the French Commercial Code (Code de Commerce), it shall promptly submit such notice to the Borrower (and any of its other shareholders or equity partners from time to time). The Borrower and/or other shareholder/equity partner, as appropriate, will within 5 Business Days of receipt of such notice take steps to remedy the situation by (i) reducing the capital of the relevant Chargor through the utilisation of accumulated losses brought forward; (ii) increasing the equity funding of the relevant Chargor by way of capital contribution; and/or (iii) adjusting the terms of then existing financing made to the relevant Chargor so that it is recognised as equity for this purpose, and shall otherwise comply with the directions of any relevant court.

16.2.13	Conduct of business

only conduct a Permitted Business;

16.2.14	Intra-Group Leases

except, for the avoidance of doubt, renewals of existing Intra-Group Leases, a Chargor may only grant an Intra-Group Lease to another Chargor or a New OpCo provided that:

(a)	the New OpCo or Chargor taking the Intra-Group Lease, as the case may be, grants security satisfactory to the Borrower Security Trustee over its rights under the Intra-Group Lease or (as the case may be) the Chargor which will be the tenant under the Intra-Group Lease grants security over its rights under the Intra-Group Lease (in each case to the extent possible under the law of the jurisdiction in which the New OpCo or other Chargor taking the Intra-Group Lease, as the case may be, is incorporated or otherwise established) in favour of the Borrower Security Trustee and a legal opinion (or legal opinions) satisfactory to the Borrower Security Trustee from an internationally recognised firm of solicitors is delivered (and addressed inter alios) to the Borrower Security Trustee with respect to the validity and enforceability of such security and confirming there is no prejudice to the validity and enforceability of the existing security which has been granted pursuant to the Chargor Security Documents by the Chargor which is proposing to grant the Intra-Group Lease;

(b)	the New OpCo accedes to the Cash Pooling Loan and Cash Administration Agreement in order to undertake to cash pool monies receivable from customers at the Mortgaged Property (or Mortgaged Properties) which is (or are) subject to the Intra-Group Lease in a manner which is consistent with the obligations of other Chargors in its Relevant Jurisdiction under the Cash Pooling Loan and Cash Administration Agreement;

(c)	the Intra-Group Lease is: (a) made on arm’s length terms at an open market rent, (b) includes a right in favour of the grantor to terminate the Intra-Group Lease on serving 30 days’ notice or such longer period required by applicable law (without any indemnity or right of compensation pursuant to its terms) (to the extent possible under the law of the jurisdiction in which the New OpCo is incorporated or otherwise established) and (c) prohibits any sub-letting by the New OpCo or Chargor (which will be the tenant under the Intra-Group Lease), as the case may be, to any entity which is not within the Securitisation Group and:

(A)	in the case of Intra-Group Leases relating to Mortgaged Properties in England & Wales, take all necessary steps to ensure that the provisions of sections 24 to 28 of the Landlord and Tenant Act 1954 (as amended) shall be excluded in relation to the Intra-Group Lease, including service by the Chargor which is granting the Intra-Group Lease of a notice on the Chargor taking the Intra-Group Lease in accordance with s.38A(1) of the Landlord and Tenant Act 1954 (as amended), and the making of a declaration or a statutory declaration (as appropriate) by the New OpCo or Chargor taking the Intra-Group Lease in accordance with paragraph 3 or 4 of Schedule 2 of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003; and

(B)	in the case of Intra-Group Leases relating to Mortgaged Properties in Belgium, such Intra-Group Leases are governed by a contrat de bail/huurovereenkomst but not a retail lease agreement falling under the Law of 30 April 1951;

(d)	a solvency certificate (in a form satisfactory to the Borrower Security Trustee) signed by two Authorised Signatories (or, in the case of a Chargor which has a sole director, one Authorised Signatory) of the Chargor proposing to grant the Intra-Group Lease is delivered to the Borrower Security Trustee certifying that the Chargor is not insolvent at the date of the grant of the Intra-Group Lease and would not become insolvent as a result of the grant of the Intra-Group Lease;

(e)	a solvency certificate (in a form satisfactory to the Borrower Security Trustee) signed by two Authorised Signatories of the New OpCo (or, in the case of a New OpCo which has a sole director, one Authorised

Signatory) is delivered to the Borrower Security Trustee certifying that the Chargor is not insolvent at the date of on which it grants security to the Borrower Security Trustee in accordance with paragraph (a) above and would not become insolvent as a result of acceding to the relevant Transaction Documents;

(f)	a certificate from an Authorised Signatory of the New OpCo or (as the case may be) the Chargor which will be the tenant under the Intra-Group Lease is provided to the Borrower Security Trustee that certifies that, as at the date of the grant of the Intra-Group Lease, the New OpCo or Chargor taking the Intra-Group Lease, as the case may be, is (in the case of a new Chargor, following accession to the Issuer/Borrower Facility Agreement) in compliance with all representations and warranties (as if such representations and warranties are repeated on such date) and covenants applicable to such OpCo or Chargor under the terms of the Issuer/Borrower Facility Agreement;

(g)	there is no Loan Event of Default or Potential Loan Event of Default which has occurred and is continuing;

(h)	the Chargor has complied with its obligations under the Tax Deed of Covenant; and

(i)	the Rating Agencies confirm that then current ratings of the Notes will not be subject to downgrade, withdrawal or suspension or put on negative creditwatch as a result of the grant of the Intra-Group Lease;

16.2.15	Information

in relation to the Borrower only, from time to time, on request by the Borrower Security Trustee, furnish the Borrower Security Trustee with such information about its business and financial condition as the Borrower Security Trustee may require following a Loan Event of Default or a Potential Loan Event of Default, or except to the extent that disclosure of such financial information would at any time breach any law, regulation, stock exchange requirement (including a requirement of the SEC) or rules of any applicable regulatory body to which Shurgard Inc or any member of the Securitisation Group or any entity which controls or becomes a majority owner (such entity being a “Holding Company”) of the Borrower is subject, for the purpose of clarifying any reports or certificates provided by a Chargor relating to financial matters;

16.2.16	Remedy of breach of warranty or covenant

where there has been a breach of any warranty or covenant by such Chargor which may have a Material Adverse Effect, promptly take steps to remedy such breach where capable of remedy;

16.2.17	Centre of main interests

at all times maintain its corporate seat, registered office and place of principal management in the country of its incorporation;

16.2.18	No establishments

not at any time create any “establishment” (within the meaning of the European Regulation No. 1346/2000 of 29 May 2000 on insolvency proceedings) outside the jurisdiction in which it is incorporated or otherwise established;

16.2.19	Separateness:

each of the Chargors shall ensure that:

(a)	corporate books and records and financial statements in relation to itself are maintained separately from any other person or entity;

(b)	all corporate formalities under applicable laws with respect to its affairs are observed;

(c)	its business is conducted in its own name and separate stationery, invoices and cheques are used;

(d)	it always holds itself out as a separate legal entity;

(e)	its assets are not co-mingled with those of any other person or entity (other than a Chargor);

(f)	it does not exert influence over the management of another Chargor (other than (i) to the extent it is a manager, director or equivalent officer of such Chargor and exerts influence in its capacity as such, or (ii) to the extent such Chargor is exercising rights under applicable law in its capacity as a shareholder of the relevant Chargor) where such influence would jeopardise the recognition of such other Chargor as a separate legal entity;

(g)	any transactions entered into with other Chargors are in the ordinary course of business and on arm’s length terms; and

(h)	in relation to the French Chargors, it shall not make any payment or other transfer of money, which is or could be held to be “irregular” or abnormal within the meaning of French case law relating to consolidation (confusion des patrimoines) or misuse of corporate assets (abus de biens sociaux), to any other person or entity;

16.2.20	Change of Control

notify the Borrower Security Trustee and the Issuer if any of the issued share capital in any Chargor held by the Borrower on the date hereof ceases to be held directly or indirectly by the Borrower (save pursuant to a Permitted Disposal);

16.2.21	Meetings

in the event that a Meeting is requested pursuant to Condition 13 (Meetings of Noteholders), if requested, send one or more representatives to that Meeting, provided that it shall not be required to send any representatives to more than two Meetings per calendar year (one or more persons may act as representative for all Chargors);

16.2.22	Property Advisor Covenants

if a Property Advisor is appointed in accordance with the terms of this Agreement, furnish the Property Advisor with such information (including, without limitation, about its business and financial condition of the Securitisation Group but subject to any confidentiality undertakings which a Chargor may be subject (and in relation to which, such Chargor having used reasonable endeavours, has not obtained a waiver)) and access to management of the Chargors as the Property Advisor may reasonably require in order to produce a report in accordance with Clause 21 (Appointment of Property Advisor) or consider a Restructuring Proposal in accordance with Clause 15.8 (Restructuring Proposals); and

16.2.23	Currency Hedging

(a)	in the case of the Borrower, in the event that the Currency Swap Agreement is terminated in whole prior to repayment in full of the Initial Term Advances, the Borrower shall use its best efforts to enter into a replacement currency swap agreement with a counterparty having the Minimum Short-Term Ratings on terms substantially equivalent to the Currency Swap Agreement and procure that the replacement swap counterparty becomes a party to the Security Trust Deed, unless the Rating Agencies confirm in writing to the Borrower and the Borrower Security Trustee that then current ratings of the Notes will not be subject to downgrade, withdrawal or suspension or put on negative creditwatch as a consequence of the termination of the Currency Swap Agreement without entry into a replacement currency swap agreement; and

(b)	other than (for the avoidance of doubt) as a result of a Permitted Disposal, the Borrower shall not terminate the Currency Swap Agreement (including where it is entitled to do so under the terms of the Currency Swap Agreement) without the prior written consent of the Borrower Security Trustee.

16.3	Negative Covenants of the Chargors

For the benefit of the Borrower Security Trustee, each Chargor covenants that it will not:

16.3.1	Encumbrances

save for Permitted Encumbrances, create (or agree to create) or suffer or permit to subsist any Security Interest over all or any of its present or future revenues or assets or undertaking (including uncalled capital);

16.3.2	Indebtedness

save for Permitted Financial Indebtedness, incur, create or permit to subsist or have outstanding any Financial Indebtedness or pay, discharge, grant any guarantee, indemnity bond, letter of credit or similar assurance against financial loss in support of any Financial Indebtedness and in the case of any Permitted Financial Indebtedness to be granted on a subordinated basis, the Chargor incurring such Permitted Financial Indebtedness shall procure that:

(a)	either a legal opinion (subject to any reservations set out in such legal opinion) (in form and substance satisfactory to the Borrower Security Trustee) is addressed and delivered to, inter alios, the Borrower Security Trustee in relation to the effectiveness of such subordination; or

(b)	security is granted over such Financial Indebtedness (in form and substance satisfactory to the Borrower Security Trustee) and a legal opinion (subject to any reservations set out in such legal opinion) (in form and substance satisfactory to the Borrower Security Trustee) is addressed and delivered to, inter alios, the Borrower Security Trustee in relation to the effectiveness of such security; and

(c)	the person providing the subordinated debt enters into a Subordination and Intercreditor Deed in the form of Schedule 4 (Form of Subordination and Intercreditor Deed) of the Security Trust Deed.

16.3.3	Business

conduct any business other than the Permitted Business or permit any change of business other than to a Permitted Business;

16.3.4	Disposals

save for Permitted Disposals sell, lease or otherwise transfer or dispose of by one or more transactions or series of transactions (whether related or not), any of its revenues or assets;

16.3.5	Accounting Policies

change its accounting policies, with the intention that such change will result in compliance with the Debt Service Covenant, the Cash Reserve Trigger or Cash Release Trigger or the satisfaction of the Restricted Payment Condition, where such compliance or satisfaction would not otherwise have occurred had its accounting policies not been so changed;

16.3.6	Reduction in capital

save where required to comply with applicable law (taxation or otherwise), permit any reduction in its share capital;

16.3.7	Mergers and reorganisations

insofar as it is within its control, enter into any amalgamation, demerger, merger or analogous action in any Relevant Jurisdiction (as confirmed to the Borrower Security Trustee in a legal opinion of local counsel in the Relevant Jurisdiction provided by the relevant Chargor) except:

(a)	with the consent of the Borrower Security Trustee;

(b)	providing two Authorised Signatories of the Borrower certify in writing to the Borrower Security Trustee that such event would not have a Material Adverse Effect;

(c)	notice of the proposed corporate action is given in advance to each of the Rating Agencies and they affirm the current rating of the notes following such amalgamation, demerger or analogous action; and

(d)	a legal opinion (in form and substance satisfactory to the Borrower Security Trustee) is addressed and delivered to, inter alios, the Borrower Security Trustee to confirm that the security granted to the Borrower Security Trustee by the relevant Chargor(s) is not prejudiced or that the new security granted by the new entity is valid and enforceable;

16.3.8	Further Share Capital

other than in the case of the issue of share capital by the Borrower, require or (to the extent another Chargor is a Subsidiary of it) permit any Chargor to issue any further share capital to any person, save that such Chargor may issue share capital to another member of the Securitisation Group if such other member grants a pledge (or equivalent Security Interest) in favour of the Borrower Security Trustee over any share capital so issued and provides the Borrower Security Trustee with a legal opinion satisfactory to the Borrower Security Trustee confirming that such pledge is legal, valid, binding and enforceable (subject to any reservations set out therein) and that it was duly authorised and executed;

16.3.9	Non-competition

the Borrower will undertake to procure that any member of the Securitisation Group or any entity in which a member of the Securitisation Group holds (directly or indirectly) at least a 50 per cent. shareholding interest or controlling voting rights in relation to all or material matters or a right to appoint the majority of directors thereof (including, without limitation, pursuant to a Joint Venture Agreement) shall not, or expressly authorise any other person to, establish a new self storage centre in a location that, by virtue of its proximity, would have a long-term material adverse effect on the revenue of the Mortgaged Properties operated by any member of the Securitisation Group in the relevant market area; and

16.3.10	Guarantees and Indemnities

save for Permitted Financial Indebtedness, grant or permit to subsist or have outstanding any guarantee or indemnity in respect of the obligation or liabilities of any person (or agree to do so) other than any guarantees or indemnities granted in the ordinary course of business and upon terms usual for such business.

16.4	Negative Covenants of the PropCos

For the benefit of the Issuer and the Borrower Security Trustee, each PropCo covenants that it will not:

16.4.1	without prejudice to its ability to acquire and dispose of property in accordance with the terms of this Agreement carry on a business other than the holding of property ownership interests in Mortgaged Properties and any activity incidental to the acquisition of such interests; and

16.4.2	incur any material liabilities to any third parties outside the Securitisation Group other than those which are necessary or for which it becomes liable as a matter of law or contract having regard to its ownership interest in any Mortgaged Property.

17.	PROPERTY COVENANTS

17.1	For the benefit of the Borrower Security Trustee each Chargor covenants that it will:

17.1.1	Repair

ensure that it will keep its Mortgaged Properties in a good state of maintenance, repair and preservation (fair wear and tear excepted) including all buildings, structures, fixtures, fittings, plant, machinery and equipment belonging to or required by it for the operation of its business thereon and will renew and replace such items with items of similar quality and value where necessary and make good any act of repair;

17.1.2	Alterations

not effect, carry out or permit any demolition, reconstruction or rebuilding of or any structural alteration to or material change in the use of its Mortgaged Properties or sever or remove any of the fixtures thereon belonging to or in use by it (except for the purpose and in the course of effecting necessary repairs thereto or of replacing the same with new or improved facilities or in the ordinary course of business or for the purposes of complying with any Statutory Requirements) without the prior consent of the Borrower Security Trustee;

17.1.3	Tenants And Licensees

(a)	use its reasonable endeavours, in relation to its Mortgaged Properties, to find tenants or licensees for any vacant lettable space in its Mortgaged Properties;

(b)	observe and perform all its material covenants and obligations as lessor under any lease or as grantor under or as party to any licence or contract (in all cases) now or at any time relating to or affecting its Mortgaged Properties and protect its rights and interests under the same;

17.1.4	Planning

(a)	to the extent failure to comply would have a Material Adverse Effect comply with any material conditions attached to the relevant Planning Permission relating to or affecting its Mortgaged Properties;

(b)	not implement any Planning Permission obtained in relation to its Mortgaged Properties where such implementation would reasonably be expected to have a Material Adverse Effect without the prior consent of the Borrower Security Trustee; and

(c)	comply with all Planning Laws where failure to comply would reasonably be expected to have a Material Adverse Effect;

17.1.5	Notices

(a)	promptly and in any event within 30 Business Days of becoming aware of the same, give full particulars (and if requested a copy of any written particulars received by the Chargor concerned, if applicable) to the

Borrower Security Trustee of any material notice, order, directive, designation, resolution or proposal having application to its Mortgaged Properties or to the area in which it is situate by any planning authority or other public body or authority under or by virtue of the Planning Laws or any other statutory power or powers conferred by any other law; and

(b)	if so required by the Borrower Security Trustee, following 10 Business Days’ prior written notice to the Chargor, take all steps to seek to comply with any obligations imposed by any such notice or order (except where a Chargor is contesting such notice or order in good faith and delivers to the Borrower Security Trustee an opinion from its counsel (being a barrister or appropriately qualified lawyer having at least 10 years of experience in the relevant area of expertise) demonstrating such action by the Chargor would have a reasonable prospect of success) and, at the cost of the relevant Chargor, make such objection or objections or representations against or in respect of any proposal for such a notice or order as the Borrower Security Trustee (acting reasonably) considers necessary;

17.1.6	Title

(a)	observe and perform all material restrictive or other covenants, stipulations and obligations now or at any time affecting its Mortgaged Properties insofar as the same are subsisting and are capable of being enforced; and

(b)	duly and diligently enforce all material restrictive or other covenants, stipulations and obligations benefiting its Mortgaged Properties and except for the purposes of complying with any Statutory Requirements, not waive, release or vary (or agree so to do) the obligations of any other party thereto without the prior consent of the Borrower Security Trustee;

17.1.7	Headleases

in relation to any Lease under which it derives its estate or interest in its Mortgaged Properties (or right to occupy the Mortgaged Properties):

(a)	observe and perform all material covenants, stipulations and obligations on the lessee under any such Lease;

(b)	diligently enforce all material covenants and due performance and observance of obligations on the part of the lessor under any such Lease;

(c)	not without the prior written consent of the Borrower Security Trustee:

(i)	waive, release or vary any material obligation under, or the material terms of; or

(ii)	exercise any option or power to break, determine or extend, in each case, any such Lease other than, for the avoidance of doubt, in respect of any Intra-Group Lease between Chargors;

(d)	not do or permit anything to be done under any such Lease whereby the same may be forfeited, terminated or lead to a right of re-entry;

(e)	other than, for the avoidance of doubt, in respect of any Intra Group Lease between Chargors or in respect of any Lease which has an indexed linked rent, not agree any increase in the rent payable under any such Lease unless an independent professional working in real estate has agreed such increase is reasonable by reference to market rates or failure to agree on such increase could be materially prejudicial to a Chargor;

(f)	promptly notify the Borrower Security Trustee of any matter or event under or by reason of which any such Lease has or may become subject to determination or to the exercise of any right of re-entry or forfeiture; and

(g)	promptly notify the Rating Agencies and the Cash Administrator upon a failure to pay in full rent payable under any such Lease (irrespective of any grace period for payment thereunder) other than, for the avoidance of doubt, in respect of any Intra-Group Lease between Chargors;

17.1.8	Indemnity

in circumstances where the Borrower Security Trustee becomes a mortgagee in possession (or, in relation to Environmental Claims, liabilities incurred, if any, in its capacity as Borrower Security Trustee), punctually pay or cause to be paid and indemnify the Borrower Security Trustee on demand (and as a separate covenant any Receiver or Receivers appointed by it) against all liabilities in relation to Environmental Claims existing and future rents, taxes, duties, fees, renewal fees, charges, assessments, impositions and outgoings whatsoever whether imposed by deed or by statute or otherwise and whether in the nature of capital or revenue and even though of a wholly novel character which now or at any time during the continuance of the security constituted by or pursuant to the Chargor Security Documents are payable in respect of its Mortgaged Property or any part thereof;

17.1.9	Environmental Law

to the extent that failure to do so would give rise to a Material Adverse Effect:

(a)	comply with all applicable Environmental Laws and obtain, maintain and comply with all requisite Environmental Permits;

(b)	as to matters within its control, not allow any circumstances to arise which could lead to a competent authority or a third party taking action or making an Environmental Claim, including the revocation, suspension, variation or non-renewal of any Environmental Permits;

(c)	notify the Borrower Security Trustee as soon as reasonably possible of any claim, notice or other communication received by it in respect of:

(i)	any actual or alleged breach of, or corrective or remedial obligation or liability under, any Environment Law or Environmental Permit; or

(ii)	threatening to withdraw or not to renew or not renewing any Environmental Permit; and

(d)	notify the Borrower Security Trustee as soon as reasonably possible upon becoming aware of the same:

(i)	if any Environmental Claim has been commenced or (to the best of the Chargor’s knowledge and belief) is threatened against such Chargor; or

(ii)	if any facts or circumstances which shall or are reasonably likely to result in any Environmental Claim being commenced or threatened against such Chargor;

17.1.10	Other Information

furnish, or procure that there is furnished, to the Borrower Security Trustee:

(a)	as soon as the same are instituted or, to its knowledge, threatened, details of any litigation, arbitration or administrative proceedings involving such Chargor which:

(i)	if adversely determined, would involve liability or potential liability of such Chargor in excess of €1,000,000 (or the Applicable Foreign Currency Equivalent); or

(ii)	is likely to be adversely determined and would involve liability or potential liability of such Chargor in excess of €1,000,000 (or the Applicable Foreign Currency Equivalent); and

(b)	any amendment or variation to the Joint Venture Agreements that would have a Material Adverse Effect.

17.1.11	Insurances

(a)	Maintaining Policies: with respect to insurance:

(i)	maintain valid insurance cover for each Mortgaged Property in an amount that is commercially reasonable and prudent provided always that the insurance covers those risks usually covered by a reasonably prudent owner of a portfolio of property of the same nature as the relevant property and/or buildings in a comparable location and maintained with a Regulated Insurer and do nothing knowingly or permit or omit to do anything which may make such cover void or voidable;

(ii)	maintain, where available on reasonable commercial terms, insurance against acts of terrorism; and

(iii)	maintain such other valid insurances in respect of such risks as are usually covered by a reasonably prudent owner and operator of businesses similar to the Permitted Business (including group employer’s liability, third party, public and products liability insurance policies and business interruption insurance for a period of not less than 24 months or, if more, the period specified in a Lease under which it derives its estate or interest in its Mortgaged Properties (or right to occupy the Mortgaged Properties)) with a Regulated Insurer;

(b)	Information:

(i)	procure that there has been given to the Borrower Security Trustee such information in connection with, and copies of, the Insurance Policies as the Borrower Security Trustee may at any time require and will notify the Borrower Security Trustee and the Rating Agencies of renewals made and material variations or cancellations of Insurance Policies, to the knowledge of such Chargor made, threatened or pending; and

(ii)	notify the Borrower Security Trustee and the Rating Agencies in writing of any material changes to its insurance cover made from time to time;

(c)	Non avoidance: will not knowingly do or omit or permit anything to be done which may make void or voidable any Insurance Policy;

(d)	Insurers: will effect and maintain Insurance Policies with an insurance office or with underwriters in each case which is a Regulated Insurer of international repute and, in relation to Insurance Policies relating to fire, terrorism, property damage and business interruption, unless cover is not available on reasonable commercial terms as determined by the Chargors acting as prudent operators of storage facilities in the insurance market from insurers having the requisite ratings, whose unsecured, unsubordinated and unguaranteed long term debt obligations are: (i) rated by both of the Rating Agencies or either of the Rating Agencies and Moody’s Investors Service Inc. and (ii) rated (to the extent such obligations are rated by the relevant rating agency) at least A by Fitch, A2 by Moody’s Investors Service Inc. and at least A by S&P;

(e)	Pay premiums: will duly and punctually pay all premiums and other moneys payable under its Insurance Policies and reasonably promptly, upon request by the Borrower Security Trustee, produce to the Borrower Security Trustee copies of the premium receipts or other evidence of the payment thereof;

(f)	Co-insured: to the extent that the same is customarily available in the relevant local insurance market and where not inconsistent with mandatory provisions of applicable law, at all times procure that each Insurance Policy, other than that specified in Clause 17.1.11 (a)(iii) above, maintained by such Chargor is in its name and the Borrower Security Trustee as co-insured with the Borrower Security Trustee named as loss payee (subject to a 45 days grace period upon the change in the identity of the Borrower Security Trustee, provided that such Chargor uses its reasonable endeavours to take steps to effect such change promptly);

(g)	Application of insurance monies: subject to the terms of any relevant occupational lease or Statutory Requirements procure that the proceeds of any insurance claim under any Insurance Policy are payable as follows:

(i)	where payment of a claim is made in respect of business interruption insurance, payment will be paid into the Main OpCo Account for the Relevant Jurisdiction in which the loss of rents was sustained;

(ii)	where payment of a claim is made in respect of third party and public liability insurance, payment will be made to the relevant third party except where payment or partial payment has been made to that third party by the relevant Chargor in which case payment or the relevant part payment will be made to the relevant Chargor; and

(iii)	where payment of a claim is made for the purposes of repair, replacement or reinstatement any amount so received will be paid into the Disposal Proceeds Account to be applied in such manner; and

(iv)	otherwise, will be paid into the Disposal Proceeds Account,

(h)	where any asset is for the time being insured otherwise than in the name of the Borrower Security Trustee and the relevant Chargor, cause the interest of the Borrower Security Trustee to be noted or endorsed on the policy or policies of insurance relating thereto (subject to a 45 days grace period upon the change in the identity of the Borrower Security Trustee, provided that the relevant Chargor uses its reasonable endeavours to take steps to effect such change promptly);

(i)	Leasehold Properties: notwithstanding anything to the contrary in this Agreement, no Chargor will be, or be deemed to be, in breach of its obligations under this Clause 17.1.11 (Insurances) to the extent that any provision of any Lease (except any Intra-Group Lease) or other contract or agreement entered into with any of the landlords of a Mortgaged Property is in conflict with any provision of this Clause 17.1.11 (Insurances) (such that a breach of this Agreement or the Lease would otherwise result) and the relevant Chargor is complying with the material provisions of that Lease or other contract or agreement; and

(j)	Non-compliance: if a Chargor does not comply with its obligations in respect of any Insurance Policy or this Clause 17.1.11 (Insurances), the Borrower Security Trustee may (without any obligation to do so) effect or renew any such Insurance Policy either in its own name or in its name and that of that Chargor with an endorsement of the Borrower Security Trustee’s interest and any money properly expended by the Borrower

Security Trustee on so effecting or renewing any such insurance will be reimbursed by that Chargor or (failing which) the Borrower to the Borrower Security Trustee on demand.

17.1.12	Legal And Beneficial Owner

subject to any Permitted Encumbrances and Permitted Disposals remain:

(a)	in the case of Mortgaged Properties situated in England and Wales, the sole legal and beneficial owner of its interest in all of its Mortgaged Properties;

(b)	in the case of Mortgaged Properties situated in Belgium, the sole owner of its interests in any Mortgaged Properties;

(c)	in the case of Mortgaged Properties situated in Sweden, the sole legal and beneficial owner of its interests in any Mortgaged Properties;

(d)	in the case of Mortgaged Properties situated in Denmark, the sole legal owner of its interests in any Mortgaged Properties;

(e)	in the case of Mortgaged Properties situated in The Netherlands, the owner (eigenaar) or holder of a leasehold right (houder van een erfpachtrecht) in each Mortgaged Property or, in respect of the Mortgaged Properties in Heemstede and Amersfoort, entitled to rights in relation to lease agreements (huurovereenkomst) of its interests in such Mortgaged Properties; and

(f)	in the case of Mortgaged Properties situated in France the sole legal owner (propriétaire) of its interests in any Mortgaged Properties,

in each case,

free from any material covenants, undertakings, restrictions, easements, servitudes, burdens, leases (other than the Intra-Group Leases and any licences granted to customers) or other third party rights save those disclosed in the Materiality Overview Report;

17.1.13	Compulsory Purchase

notify the Borrower Security Trustee immediately if all or any of its issued shares or the whole or any material part of its revenues or assets (including the whole or any material part of any Mortgaged Property) are seized, expropriated or compulsorily acquired or purchased, or the applicable local authority makes an order for the compulsory purchase (and notifies the relevant Chargor) of the same; and

17.1.14	Valuations

(a)	arrange for a Valuation at the written request of the Borrower Security Trustee (and at the expense of such Chargor), provided that such request may only be made following the occurrence of a Potential Loan Event of Default or a Loan Event of Default; and

(b)	the Borrower shall arrange for a Valuation in the period falling between October 2006 and October 2007 of all the Mortgaged Properties (at the cost of the Chargors) in the Securitisation Estate at such time (the “Revaluation Report”) and shall promptly forward such report to the Rating Agencies and the Borrower Security Trustee;

18.	COVENANTS REGARDING DISPOSAL, ACQUISITION OR SUBSTITUTION OF MORTGAGED PROPERTIES

18.1	Covenants regarding Disposal of a Mortgaged Property

A Chargor shall not dispose of a Mortgaged Property (whether directly or indirectly by way of selling the shares in the Chargor which owns such Mortgaged Property (a Chargor which is sold being a “Sold Chargor” and such sale of shares being a “Share Sale”)) unless the Borrower Security Trustee executes a deed of release or discharge (or analogous document) in respect of such Mortgaged Property or Sold Chargor from the Chargor Security.

18.2	Conditions to Disposal of Mortgaged Properties

The Borrower Security Trustee shall execute a deed of release or discharge (or analogous document) in respect of a proposed disposal of a Mortgaged Property (whether directly or indirectly by way of Share Sale) if the relevant Chargor delivers a duly executed Mortgaged Property Disposal Certificate countersigned by the Borrower not less than 10 Business Days (or such shorter period as the Borrower Security Trustee may agree) prior to the date on which the Chargor proposes to dispose of such Mortgaged Property or Sold Chargor, certifying the compliance with each of the matters set out in such certificate and:

18.2.1	the proposed disposal is a disposal on arm’s length terms and:

(a)	no Loan Event of Default or Potential Loan Event of Default has occurred and is continuing (unless waived by the Borrower Security Trustee) at the date such disposal is agreed or will occur as a result of such disposal (including, without limitation, a breach of the Debt Service Covenant);

(b)	the entire consideration is payable in cash upon such sale;

(c)	an amount equal to or greater than the Allocated Debt Amount (together with the absolute value of any Anticipated Hedging Amounts referable to that disposal) is deposited into the Disposals Proceeds Account at completion of the disposal;

(d)	when aggregated with the Euro Value of all Mortgaged Properties previously disposed of (directly or indirectly by way of Share Sale), the Euro Value of the Mortgaged Property (or Mortgaged Properties) to be disposed of is less than or equal to 20% of the aggregate Euro Value of the Mortgaged Properties in the Securitisation Estate (by reference to the most recent Valuations) or such higher percentage as the Rating Agencies may from time to time confirm will not adversely affect then current ratings of the Notes;

(e)	the Tax Disposal Conditions are satisfied; and

(f)	if in the case of a Share Sale only, none of the Mortgaged Properties belonging to the relevant Sold Chargor are subject to an Intra-Group Lease immediately prior to such disposal; or

18.2.2	the proposed disposal is a disposal of a Mortgaged Property required by law or any regulation having the force of law or any governmental agency in accordance with whose orders and/or rulings the relevant Chargor is required to act.

18.3	Application of Proceeds of Disposal of a Mortgaged Property

In addition to the Tax Disposal Conditions, each Chargor covenants and agrees with the Borrower Security Trustee that in respect of any disposal of a Mortgaged Property or a Sold Chargor:

18.3.1	Subject to Clause 18.3.5 it will forthwith, upon receipt, deposit any Sales Proceeds at least equal to the Allocated Debt Amount into the Disposal Proceeds Account;

18.3.2	Subject to Clause 18.3.5 it will at the same time as any amounts under Clause 18.3.1 are deposited, deposit any Anticipated Hedging Amounts in the Disposal Proceeds Account;

18.3.3	Subject to clause 18.3.5 it will deposit any Excess Net Sales Proceeds not deposited into the Disposal Proceeds Account in accordance with Clause 18.3.1 above into a Central Cash Pooling Account, and such Chargor and the Borrower each agrees not to withdraw such amounts to make Restricted Payments unless such amounts represent Excess Cash where the Restricted Payment Condition is satisfied;

18.3.4	any monies standing to the credit of the Disposal Proceeds Account (other than any such monies which may be required to discharge any liability to Tax in respect of any Permitted Disposal or which represent insurance proceeds in circumstances where the relevant Mortgaged Property will be repaired or reinstated) which have not been applied for a Permitted Purpose by the next Loan Payment Date shall be withdrawn (to the extent required) and applied in making prepayments of the Initial Term Advances in accordance with Clause 9.6 (Mandatory Prepayment as a Result of a Disposal of a Mortgaged Property) and in the order of repayment as set out in Clause 9.7 (Order of Prepayment of Initial Term Advances) and payment of any Hedging Amounts to the Issuer (to enable it to pay the Interest Rate Swap Counterparty) and the Currency Swap Counterparty; and

18.3.5	Where a French Chargor is disposing of a Mortgaged Property and the disposal proceeds are not being used to repay its Intercompany Loans, such Chargor shall make Cash Pooling Loans from such proceeds to the Dutch Main OpCo (through the French Main OpCo, where applicable) and such Dutch Main OpCo shall make Cash Pooling Loans from such proceeds to the Borrower, such amounts to be paid directly into the Disposal Proceeds Account.

18.4	Withdrawals from the Disposal Proceeds Account

The Borrower may withdraw amounts standing to the credit of the Disposal Proceeds Account only with the prior written consent of the Borrower Security Trustee. The Borrower Security Trustee acknowledges that such written consent will not be withheld if the Borrower certifies to the Borrower Security Trustee that:

18.4.1	it has complied with its obligations under this Agreement in relation to the proposed withdrawal; and

18.4.2	there is no Loan Event of Default or Potential Loan Event of Default subsisting which has not been waived at the date of withdrawal; and

18.4.3

(a)	the amounts to be withdrawn represent Excess Cash from Excess Net Sales Proceeds and will be applied to make a Restricted Payment where the Restricted Payment Condition is satisfied; or

(b)	to the extent the amount represents the Allocated Debt Amount for a Mortgaged Property or Sold Chargor, such amount is used:

(i)	in the case of the Borrower only, in or towards making a prepayment of the Term Advances in accordance with the provisions of Clause 9.6 (Mandatory Prepayment as a Result of Disposal of a Mortgaged Property); or

(ii)	in the case of the Borrower only, in or towards purchasing Notes in accordance with the provisions of Clause 9.8 (Deemed Prepayment upon Purchase of Notes by the Borrower) providing that the purchase price does not exceed the principal amount of the Notes acquired (plus accrued interest); or

(iii)	in or towards acquiring a Mortgaged Property directly or indirectly by way of Share Acquisition provided that the conditions set out in Clause 18.6 (Covenants regarding the Acquisition and Substitution of a Mortgaged Property) are satisfied; or

(c)	to the extent the amounts represent Anticipated Hedging Amounts referable to the sale of a Mortgaged Property:

(i)	to the extent the proceeds of the sale of such Mortgaged Property are applied in accordance with either Clause 18.4.3(b)(i) or Clause 18.4.3(b)(ii) and the Issuer and/or the Borrower, as a result of any prepayment (in the case of Clause 18.4.3(b)(i)) or any purchase of Notes (in the case of Clause 18.4.3(b)(ii)), owes any Hedging Amounts to the Interest Rate Swap Counterparty or Currency Swap Counterparty, as applicable, in payment to the Issuer of such

Hedging Amounts (to enable it to pay the Interest Rate Swap Counterparty) pursuant to the Ongoing Facility Fee or in payment to the Currency Swap Counterparty, as applicable; or

(ii)	to the extent the Anticipated Hedging Amount credited to the Disposal Proceeds Account on the disposal of such Mortgaged Property exceed any Hedging Amounts actually payable to the Issuer and/or the Currency Swap Counterparty, in payment of such excess to the Chargor who had disposed of the Mortgaged Property; or

(iii)	to the extent the Allocated Debt Amount deposited into the Disposal Proceeds Account on the sale of such Mortgaged Property is not, in accordance with this Agreement, applied in accordance with either Clause 18.4.3(b)(i) or Clause 18.4.3(b)(ii), in reimbursement of the Anticipated Hedging Amounts to the Chargor who had disposed of the Mortgaged Property; or

(d)	to the extent the amounts represent an amount equal to the Disposal Tax Liability, in or towards payment of Tax to the applicable Tax Authority in relation to Tax payable as a result of the disposal of the Mortgaged Property, Sold Chargor or other asset.

18.5	Monies deposited in the Disposal Proceeds Account representing insurance proceeds deposited in such account in accordance with Clause 17.1.11(g)(iii) (Application of Insurance Monies) may also be withdrawn from the Disposal Proceeds Account for the purpose of application in or towards the repair, reinstatement or replacement of damaged property which is the subject of a claim under any property damage Insurance Policy and each of the purposes set out in Clauses 18.4.3(a) to (d) and this Clause 18.5 being a “Permitted Purpose”.

18.6	Covenants regarding the Acquisition and Substitution of Mortgaged Properties

Without prejudice to the Additional Conditions Precedent, a Chargor may acquire (by way of substitution or otherwise) an additional Mortgaged Property directly, or indirectly by acquiring the shares in an Eligible Company which owns the Mortgaged Property to be acquired (a “Share Acquisition”) provided that:

18.6.1	in the case of a substitution of a Mortgaged Property only, the Net Operating Income over the previous 12 months for the Mortgaged Property being acquired, directly or indirectly by way of Share Acquisition, (in circumstances where it is being substituted for another Mortgaged Property, including pursuant to an acquisition from funds standing to the credit of the Disposal Proceeds Account) is equal to or greater than the Net Operating Income over such period for the Mortgaged Property being disposed;

18.6.2	in the case of a substitution of a Mortgaged Property only, the value of the new Mortgaged Property to be acquired, directly or indirectly by way of Share Acquisition, (as confirmed in a Valuation prepared within 12 months of the date of substitution) is equal to or greater than the value of the Mortgaged Property being disposed of (directly or indirectly by way of Share Sale) (as confirmed in the most recent Valuation of such Mortgaged Property);

18.6.3	the relevant Chargor certifies to the Borrower Security Trustee, with respect to itself only, that no Loan Event of Default or Potential Loan Event of Default is continuing (unless waived by the Borrower Security Trustee) at the time of, or would arise as a result of, the relevant acquisition or, as the case may be, substitution;

18.6.4	the relevant Chargor certifies to the Borrower Security Trustee that the acquisition or, as the case may be, substitution is funded in whole out of:

(a)	the proceeds of Additional Term Advances; and/or

(b)	only if the Restricted Payment Condition is satisfied, funds certified by an Authorised Signatory of the Borrower as Excess Cash (including amounts of Excess Cash lent by the Borrower to a Chargor pursuant to an Intercompany Loan); and/or

(c)	amounts standing to the credit of the Disposal Proceeds Account, excluding:

(i)	any amounts representing insurance proceeds other than in relation to a Mortgaged Property to be substituted out of the Securitisation Group;

(ii)	any amounts being reserved to cover any Disposal Tax Liability; and

(iii)	any Hedging Amounts or Anticipated Hedging Amount being reserved to cover any payments (including anticipated payments) to the Currency Swap Counterparty and/or the Interest Rate Swap Counterparty; and/or

(d)	a deposit of funds received from an entity outside the Securitisation Group, on a fully subordinated basis (with a legal opinion satisfactory to the Borrower Security Trustee being provided as to the effectiveness of such subordination) or by way of equity contribution in accordance with the terms of this Agreement;

18.6.5	the relevant Chargor certifies to the Borrower Security Trustee that if the acquisition or, as the case may be, substitution is made between a willing buyer and a willing seller in an arms’ length transaction;

18.6.6	the relevant Chargor certifies to the Borrower Security Trustee that it has complied with its other obligations (if any) under this Agreement and the Tax Deed of Covenant in relation to such acquisition and, in the case of a substitution, the corresponding disposal;

18.6.7	the new Mortgaged Property being acquired or substituted (directly or indirectly by way of Share Acquisition) is an Eligible Property;

18.6.8	if the New Mortgaged Property is being acquired pursuant to a Share Acquisition, the company the subject of such acquisition becomes an Additional Chargor in accordance with Clause 24 (Additional Chargors) and accedes to the Security Trust Deed and this Agreement in accordance with their respective terms and such company is an Eligible Company;

18.6.9	in the case of a substitution of a Mortgaged Property (directly or indirectly by way of Share Acquisition) only, the secured amount (if applicable) for which the mortgage (or equivalent Security Interest) is granted over the Mortgaged Property to be acquired (directly or indirectly by way of Share Acquisition) is equal to or higher than the secured amount of the Mortgaged Property which has been or will be sold (directly or indirectly by way of Share Sale);

18.6.10	unless the Rating Agencies confirm that the ratings of the Notes would not be downgraded or put on negative creditwatch as a result of the substitution, in the case of a Mortgaged Property in France (to be transferred into the Securitisation Group) such Mortgaged Property may only be substituted with another Mortgaged Property in France (being transferred out of the Securitisation Group); and

18.6.11	in the case of a substitution of a Mortgaged Property (directly or indirectly by way of Share Acquisition) only, the Borrower shall ensure that, immediately following such substitution:

(a)	the Euro-Equivalent GBP Notional Amount does not exceed the Attributable Debt in relation to Mortgaged Properties situated in the United Kingdom;

(b)	the Euro-Equivalent SEK Notional Amount does not exceed the Attributable Debt in relation to Mortgaged Properties situated in Sweden; and

(c)	the Euro-Equivalent DKK Notional Amount does not exceed the Attributable Debt in relation to Mortgaged Properties situated in Denmark.

The conditions set out at clause 18.6.1 to 18.6.11 inclusive are the “Property Acquisition Conditions”.

19.	COVENANTS REGARDING DISPOSAL OF ASSETS OTHER THAN MORTGAGED PROPERTIES

19.1	Disposals of assets other than Mortgaged Properties

A Chargor may dispose of an asset other than a Mortgaged Property (or any asset sold in connection with a disposal of any Mortgaged Property) if:

19.1.1	such disposal is a disposal of:

(a)	shares in a subsidiary which is not a Chargor;

(b)	obsolete assets;

(c)	specific assets (other than any real property or building) that are not used or required for use in the efficient operation of the Permitted Business in its ordinary course;

(d)	Excess Properties and the conditions set out at Clause 19.2 (Disposal of Excess Properties) are satisfied;

(e)	assets in the ordinary course of business; or

(f)	a Sold Chargor disposed of in accordance with Clause 18.2 (Conditions to Disposal of Mortgaged Properties); and

19.1.2	the relevant Chargor has certified to Borrower Security Trustee that it has complied with its other obligations (if any) under this Agreement and the Tax Deed of Covenant in relation to that disposal or, as the case may be, acquisition; and

19.1.3	the relevant Chargor represents and warrants in a certificate given at the time of the disposal, signed by an Authorised Signatory of such Chargor, that in the case of disposals under any of Clause 19.1.1 (b) to (e) inclusive, such disposal would not have an adverse impact on the value or the income generating potential of the relevant Mortgaged Property (in the case of Clause 19.1.1(d), the Mortgaged Property adjoining such Excess Property).

19.2	Disposal of Excess Properties

A Chargor may dispose of an Excess Property if:

19.2.1	with respect to the sale of an Excess Property located in France:

(a)	a written confirmation is given by the seller’s legal advisor that any necessary authorisations have been duly obtained from the relevant authorities, especially regarding the allotment regulations (“règlementation sur les lotissements”); and

(b)	a written confirmation is given by the seller warranting that the sale of the relevant Excess Property does not have any consequences on the access to the relevant French Mortgaged Property remaining and that the existing access to it would not be modified;

19.2.2	with respect to the sale of an Excess Property located in The Netherlands:

(a)	a written confirmation addressed to the Borrower Security Trustee is given by the seller’s legal advisor that any necessary authorisations have been duly obtained from the relevant authorities;

(b)	a written confirmation addressed to the Borrower Security Trustee is given by the seller certifying that the sale of the relevant Excess Property does not have any consequences on the access to the relevant Dutch Mortgaged Property remaining and that the existing access to it would not be modified as a result of such sale; and

(c)	a written confirmation addressed to the Borrower Security Trustee is given by the seller warranting that none of the rights of the Borrower Security Trustee pursuant to the Dutch Mortgage Deed in respect of the relevant Mortgaged Property are prejudiced as a result of such sale;

19.2.3	with respect to a sale or disposal of an Excess Property located in Denmark, a certificate is provided to (and addressed to) the Borrower Security Trustee by the relevant Danish Chargor which represents and warrants at the time of the disposal that: (a) the necessary authorisations and permissions have been duly obtained from the relevant authorities for such disposal, (b) the disposal of the Excess Property does not have any adverse consequences for the access to or legal status of the relevant Mortgaged Property in Denmark which adjoins such Excess Property and that the existing access to such Mortgaged Property would not need to be modified and (c) the relevant Danish Chargor has complied with any covenants and conditions in the Tax Deed of Covenant and this Agreement in relation to such disposal (including, without limitation, under Clause 19.1.3) and that the disposal would not otherwise give rise to the breach of any other Borrower Transaction Document.

20.	COVENANTS AND OTHER PROVISIONS RELATING TO MAINTENANCE CAPITAL EXPENDITURE

20.1	Minimum Capital Expenditure

Subject to Clause 20.2 (Maintenance Capex Reserve), the Borrower shall spend, or shall procure the spending by the Chargors, of an amount at least equal to the Required Maintenance Amount on an aggregate basis towards maintenance capital expenditure in relation to the Mortgaged Properties in each Financial Year.

20.2	Maintenance Capex Reserve

If the Chargors fail to incur the minimum capital expenditure in any Financial Year in accordance with Clause 20.1 (Minimum Capital Expenditure), the Borrower shall within 45 days of the end of the relevant Financial Year deposit an amount equal to the difference between the Required Maintenance Amount and the amount of maintenance expenditure incurred by the Chargors in such Financial Year into the Maintenance Reserve Account.

20.3	Application of amounts in the Maintenance Reserve Account

Amounts may only be withdrawn from the Maintenance Reserve Account in order to pay maintenance capital expenditure in relation to the Mortgaged Properties (including, in the case of a Chargor other than the Borrower, through the repayment of a Cash Pooling Loan or the grant of a new loan (on a subordinated basis) to the relevant Chargor which is proposing to incur maintenance capital expenditure) or in repayment of amounts outstanding under this Agreement on the Loan Repayment Date.

21.	APPOINTMENT OF PROPERTY ADVISOR

21.1	If a Property Advisor Appointment Event occurs then the Borrower shall (at its own expense), promptly (and in any event within 30 Business Days) appoint a Property Advisor (in consultation with the Borrower Security Trustee as regards such advisor’s identity) to prepare a report within 45 days of its appointment on behalf of the Borrower Security Trustee:

21.1.1	to outline the financial status of the Borrower and other Chargors;

21.1.2	to undertake a detailed management and performance review of the Securitisation Group, in order to consider what steps might reasonably be taken in order to remedy such Property Advisor Appointment Event; and

21.1.3	in light of its considerations, to recommend the taking of any such steps as it shall consider appropriate, with a proposed timetable for such steps,

which report shall be provided to the Borrower, the Borrower Security Trustee, the Rating Agencies and the other Chargors.

21.2	The management and performance review to be conducted by the Property Advisor will include:

21.2.1	a comparison of recorded revenues and the budget set by the management over a one year period prior to the Property Advisor’s appointment;

21.2.2	a review in detail of expense lines in the management accounts;

21.2.3	a review of investment levels in relation to the Mortgaged Properties (including maintenance capital expenditure);

21.2.4	a review of rental rates at the Mortgaged Properties compared to local competitors;

21.2.5	a comparison of operating costs of the Mortgaged Properties against operating costs of self storage centres operated by Shurgard Inc in the United States so long as Shurgard Inc remains majority owner of the Borrower; and

21.2.6	a review of the Net Operating Income of the Mortgaged Properties in the Securitisation Estate with a view to identifying and disposing of under performing Mortgaged Properties.

21.3	The Chargors will be required to implement the recommendations of the Property Advisor’s report within the time frame set out therein (subject to such time frame being reasonable).

21.4	All costs and expenses properly incurred by the Borrower Security Trustee in the appointment and ongoing instruction of the Property Advisor shall be for the account of the Borrower.

SECTION H

LOAN EVENTS OF DEFAULT

22.	DEFAULT

22.1	Loan Events of Default

22.1.1	Failure to pay: a failure to pay by the Borrower of any amount (including any amount of principal or interest due from it under the Issuer/Borrower Facility Agreement or any amount due from it under the Currency Swap Agreement), unless such failure is solely for technical or administrative reasons outside the control of the Borrower and payment is made within 5 Business Days of its due date;

22.1.2	Breach of Debt Service Covenant: a breach of the Debt Service Covenant where (i) no remedial action has been taken in accordance with the terms set out in Clause 15.4 (Remedy of Debt Service Covenant) or (ii) to the extent such remedial action has been taken, it has not been taken within the prescribed time limit or remedied in the manner set out, in each case, in Clause 15.4 (Remedy of Debt Service Covenant);

22.1.3	Breach of LTV Covenant: a breach of the LTV Covenant where (i) no remedial action has been taken in accordance with the terms set out in Clause 15.2 (Remedy of the LTV Covenant) or (ii) to the extent such remedial action has been taken, it has not been taken within the prescribed time limit or remedied in the manner set out in each case, Clause 15.2 (Remedy of the LTV Covenant);

22.1.4	Breach of Restricted Payment Conditions: a breach of the Restricted Payment Condition, provided that in any case where such breach is capable of remedy, such breach is not remedied within a period of 15 days following receipt of a notification by a Chargor of a breach from the Borrower Security Trustee or (if earlier) the date on which the relevant Chargor becomes aware of that default;

22.1.5	Breach of Adjusted JV DSCR: where applicable, a failure to remedy a breach of the Adjusted JV DSCR in accordance with the procedures set out in Clause 15.7 (Remedy of Adjusted JV DSCR);

22.1.6	Failure to fund Cash Reserve Amount: a failure to deposit an amount (in euros) equal to the Cash Reserve Amount in to the Cash Reserve Account within the required period under Clause 15.10 (Cash Reserve Trigger and Cash Release Trigger);

22.1.7	Property Advisor: a failure by the Borrower to promptly appoint a Property Advisor within the prescribed period or failure by the Securitisation Group to comply with the material recommendations contained within the report prepared by a Property Advisor in accordance with Clause 21 (Appointment of a Property Advisor) in any material respect within the timeframe specified therein (subject to such timetable being reasonable);

22.1.8	Breach of other covenants: a material breach of any of the following covenants: 16.2.3 (Default or breach), 16.2.7 (Notice of litigation), 16.2.8 (Access to records), 16.2.9 (Pari passu ranking), 16.2.13 (Conduct of business), 16.2.14 (Intra-Group Leases), 16.2.15 (Information), 16.2.16 (Remedy of

breach of warranty or covenant), 16.2.17 (Centre of main interests), 16.3.1 (Encumbrances) to 16.3.7 (Mergers and reorganisations), 17.1.4 (Planning), 17.1.9 (Environmental law), 17.1.10 (Other information), 17.1.13 (Compulsory purchase) or 17.1.14 (Valuations) or any of the covenants in Clauses 18 (Covenants regarding Disposal of Mortgaged Properties) and 19 (Covenants regarding Disposal of Assets other than Mortgaged Properties), provided that in any case where such breach is capable of remedy, such breach is not remedied within a period of 60 days following receipt of a notification of a breach by the relevant Chargor from the Borrower Security Trustee or (if earlier) the date on which the relevant Chargor becomes aware of that default;

22.1.9	Breach of financial information covenants: a Chargor fails to perform or comply with its covenant to provide financial information in accordance with Clause 14 (Financial Information), provided that in any case where such breach is capable of remedy, such breach is not remedied within a period of 45 days following receipt of a notification of breach by such Chargor from the Borrower Security Trustee or (if earlier) the date on which the relevant Chargor becomes aware of that default;

22.1.10	Termination of IP Licence: the termination of the Licence Agreement or any sub-licence of the same granted to any member of the Securitisation Group (which operates a Mortgaged Property and continues to be a member of the Securitisation Group following such termination) except where termination occurs in conjunction with the grant of new intellectual property rights (including, without limitation, in relation to logos and brands) to the relevant members of the Securitisation Group (including, for the avoidance of doubt, mergers permitted under this Agreement);

22.1.11	Insolvency:

(a)	any Belgian Chargor is unable to pay its debts as they fall due (is in staat van staking van betalingen/est en état de cessation de paiements), commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors; or

(b)	any French Chargor is, or admits that it is, unable to pay its debts as they fall due (état de cessation de paiements); or

(c)	any English Chargor is deemed, within the meaning of Sections 123 or 222 to 224 of the Insolvency Act 1986 (UK), unable to pay its debts; or

(d)	any Dutch Chargor:

(i)	is in the position that it has stopped paying its debts and is declared bankrupt (failliet) by judicial decision whether on its own request or on request of one or more of its creditors or on the basis of a demand of the public prosecutor; or

(ii)	foresees that it cannot continue to pay its claimable debts and applies for a moratorium of payments (surséance van betaling) (article 1 and 213 of the Dutch Bankruptcy Code (Faillissementswet));

(e)	any Swedish Chargor becomes unable to pay its debts as they fall due and such inability is not only temporary; or

(f)	any Danish Chargor becomes unable to pay its debts as they fall due and such inability is not only temporary; or

(g)	any Chargor:

(i)	stops, suspends or threatens to stop or suspend payment of all or a material part of its debts or makes a general assignment or any arrangement or composition with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of its indebtedness; or

(ii)	begins negotiations or takes or proposes any proceedings or other step with a view to re-adjusting, re-scheduling or deferring all or substantial parts of its indebtedness (or any part thereof which it would otherwise be unable to pay when due).

22.1.12	Insolvency proceedings:

(a)	to the extent that as may be valid under Belgian law in relation to a Belgian Chargor, any Belgian Chargor is declared bankrupt, is dissolved or enters into liquidation, is annulled as a legal entity, or a gerechtelijk bestuurder / administrateur judiciaire, voorlopige bewindvoerder / administrateur provisoire, speciaal commissaris / commissaire spécial, sekwester / séquestre or similar officer is appointed over it or of any substantial part or all of its revenues and assets, or any corporate action or other steps are taken or legal proceedings are started by or against such company with a view to any of the above events (subject, in the case of legal proceedings started against such company with a view to the appointment of a gerechtelijk bestuurder / administrateur judiciaire, voorlopige bewindvoerder / administrateur provisoire, speciaal commissaris / commissaire spécial, sekwester / séquestre or similar officer, to the condition that these proceedings continue for more than 60 days without being dismissed);

(b)	in relation to a Dutch Chargor any corporate action or other steps are taken or legal proceedings are started or (to the best of its knowledge and belief) threatened against any Dutch Chargor for its bankruptcy (faillissement), suspension of payments (surséance van betaling), winding-up (other than within the framework of a solvent reorganisation of such Chargor), liquidation or dissolution (ontbinding), or otherwise or the appointment of a receiver, administrative receiver or similar officer of it or of any or all of its assets or revenues;

(c)	in relation to an English Chargor, any corporate action, legal proceedings or other step (through a court or otherwise) is taken (unless such action, proceedings or step is being contested in good faith and is discharged within 30 days) in relation to;

(A)	the appointment of a liquidator, provisional liquidator, administrator, administrative receiver, receiver or manager, compulsory or interim manager, nominee, supervisor, trustee, conservator, guardian or other similar officer in respect of such English Chargor or in respect of any composition, compromise, assignment or arrangement with any of its creditors;

(B)	an encumbrancer (other than the Borrower Security Trustee) pursuant to a Chargor Security Document taking possession of the whole or part of the undertaking or assets of such English Chargor;

(C)	making of a composition, compromise, assignment, or arrangement (whether by way of voluntary arrangement, scheme of arrangement or otherwise) with any creditor (or class of creditors) of such English Chargor, a reorganisation of the English Chargor, a conveyance to or assignment for the benefit of the creditors (or any class of creditors) of the English Chargor or the making of an application to a court of competent jurisdiction for protection from the creditors of the English Chargor; or

(D)	a suspension of payments or a moratorium of any indebtedness of such English Chargor;

(d)	in relation to a French Chargor, fact of being (a) the subject of a decision, proceeding agreement or judgment with a view to (i) a voluntary arrangement (règlement amiable) pursuant to the French Commercial Code (Code de Commerce) and those provisions still in force of the Law No. 85-98 of 25 January 1985, as amended, (ii) a judicial reorganisation (redressement judiciaire) or a judicial liquidation (liquidation judiciaire) or a total or partial transfer of business (cession totale ou partielle de l’entreprise) pursuant to the French Commercial Code (Code de Commerce) and those provisions still in force of the Law No. 85-98 of 25 January 1985, as amended, or (iii) a reorganisation, dissolution or liquidation or (iv) an appointment of an administrateur provisoire, an administrateur judiciaire, a mandataire ad hoc or a conciliateur or (b) the subject of a formal notification by its commissaire aux comptes to the président or gérant of such entity under Article L.234-1 or L.234-2 of the French Commercial Code (Code de Commerce) of matters which could compromise the continued exploitation of the business of such entity, unless such action, proceedings or step is being contested in good faith and is discharged within 30 days;

(e)	in relation to a Swedish Chargor, any proceedings are initiated against or by the relevant Chargor under any applicable liquidation, bankruptcy,

composition, reorganisation or other similar laws, and such proceedings are not dismissed within 21 days, unless such action, proceedings or step is being contested in good faith and is discharged within 30 days;

(f)	in relation to a Danish Chargor any proceedings are initiated against or by the relevant Chargor under any applicable liquidation, bankruptcy, composition, reorganisation or other similar laws;

(g)	any member of the Securitisation Group is declared bankrupt, is dissolved or enters into liquidation, is annulled as a legal entity; or

(h)	any petition or proposal is made, or any meeting is convened, with a view to the bankruptcy, winding-up or administration of any member of the Securitisation Group or a composition assignment or arrangement with any creditors of any member of the Securitisation Group unless such action, proceedings or step is being contested in good faith and is discharged within 30 days;

22.1.13	Appointment of receivers or managers:

(a)	a receiver, manager, administrative receiver or like person is appointed (other than pursuant to any Chargor Security Document) in respect of any Chargor or in respect of any of its undertaking or assets; or

(b)	any Chargor (or its Authorised Signatory or Authorised Signatories) requests the appointment of a receiver, manager, administrative receiver or like person (other than pursuant to any Chargor Security Document) without the prior consent of the Borrower Security Trustee;

22.1.14	Creditors’ process:

(a)	any attachment, sequestration, distress, seizure, provisional mortgage (hypothèque conservatoire), execution or any other provisional or enforcement proceedings or measures (mesures conservatoires or mesures d’exécution) provided for in the French law No. 91-650 of 9 July 1991, affects any material asset of any Chargor (other than as contemplated under 22.1.14(b) and, such attachment, sequestration, distress or execution is not discharged fully within 30 days; or

(b)	any executory or conservatory seizure (uitvoerend of bewarend beslag/saisie execution ou conservatoire) is made on the whole or any part of the property, undertaking or assets of any Belgian Chargor and, in respect of a conservatory seizure in respect of a material asset of the Chargors, such conservatory seizure is not lifted within 90 days of its first being made;

22.1.15	Analogous proceedings: any event occurs or proceedings are taken with respect to a Chargor in any jurisdiction to which it is subject or in which it has assets which has an effect similar to or equivalent to any one of the events mentioned in Clauses 22.1.11 to 22.1.14 inclusive

22.1.16	Suspension of business: a Chargor ceases or suspends or threatens to cease or suspend a substantial part of its operations or business other than pursuant to a solvent reorganisation approved by the Borrower Security Trustee or a Permitted Disposal where the effect of such cessation, suspension or threat could reasonably be expected to have a Material Adverse Effect;

22.1.17	Material misrepresentation: any representation, warranty or statement made or repeated by a Chargor in any of the Borrower Transaction Documents to which it is a party is or proves to have been incorrect (in the case of a representation or warranty) or misleading (in the case of a statement) in any material respect when made or repeated where it would reasonably be expected to have a Material Adverse Effect, provided that in any case where such breach is capable of remedy, such breach is not remedied within a period of 60 days of receipt of a notification by such Chargor of a breach from the Borrower Security Trustee or (if earlier) the date on which the relevant Chargor becomes aware of that breach;

22.1.18	Illegality: it is or becomes unlawful for a Chargor to comply with any or all of its material obligations under any of the Borrower Transaction Documents or to own its assets or carry on its business where, in each case, the effect of such unlawfulness could or could reasonably be expected to have a Material Adverse Effect;

22.1.19	Breach of Tax Deed: any Chargor or any Affiliate of a Chargor party to the Tax Deed of Covenant fails duly to perform or comply with any of its covenants or breaches any of its representations or warranties in the Tax Deed of Covenant where such failure or breach would or would reasonably be expected to have a Material Adverse Effect provided that, in any case where such breach is capable of remedy, such breach is not remedied within a period of 30 Business Days following receipt of a notification of failure or breach by such Chargor or other relevant party from the Borrower Security Trustee or (if earlier) the date on which the relevant Chargor or other relevant party becomes aware of that failure or breach;

22.1.20	Cross-default:

(a)	a Chargor fails to pay when due (or within any applicable grace period) any Financial Indebtedness of an aggregate amount of more than euro 500,000 (or its Applicable Foreign Currency Equivalent (other than under the Issuer/Borrower Facility Agreement) or is declared to be or otherwise becomes due and payable on demand prior to its specified maturity; or

(b)	a creditor of such Chargor becomes entitled to declare any such Financial Indebtedness of an aggregate amount of more than euro 500,000 (or its Applicable Foreign Currency Equivalent) (other than the Issuer/Borrower Facility Agreement) of that Chargor due and payable prior to its specified maturity (or within any applicable grace period) or payable on demand; or

(c)	any commitment for any such Financial Indebtedness of an aggregate amount of more than euro 500,000 (or its Applicable Foreign Currency

Equivalent) (other than the Issuer/Borrower Facility Agreement) of any Chargor is cancelled or suspended by a creditor of such Chargor (other than upon the expiry of any applicable commitment period); or

(d)	any Security Interest (other than under a Chargor Security Document securing any such Financial Indebtedness over an asset of such Chargor) securing in aggregate euro 500,000 (or its Applicable Foreign Currency Equivalent) or more becomes immediately enforceable;

22.1.21	Repudiation: a Chargor repudiates or disaffirms the validity of any Borrower Transaction Document or any Borrower Transaction Document ceases to be in full force or effect;

22.1.22	Change of control: other than in the case of a Permitted Disposal, the beneficial interest in any of the issued share capital of any of the Chargors (other than the Borrower) which is held by the Borrower on the Closing Date ceases to be held directly or indirectly by the Borrower;

22.1.23	Breach of covenant: other than in respect of a breach of any covenant or undertaking set out in this Clause 22.1, a Chargor breaches any covenant or undertaking under any Borrower Transaction Document to which it is a party and where such breach is capable of remedy, such breach is not remedied within a period of 60 days following receipt of a notification of breach by such Chargor from the Borrower Security Trustee or (if earlier) the date on which the relevant Chargor becomes aware of that breach where such breach would reasonably be expected to have a Material Adverse Effect;

22.1.24	Note Event of Default: the occurrence of a Note Event of Default;

22.1.25	Major damage: unless a Chargor deposits an amount equal to 24 months of rent (based on rents received during the immediately preceding month) from equity contributions received, a loan from an entity outside of the Securitisation Group (which is subordinated to payments under the Borrower Transaction Documents) or from Excess Cash where the Restricted Payment Condition is satisfied, the buildings and fixtures situated on any Mortgaged Property are destroyed or otherwise damaged to a material extent and the relevant Mortgaged Property has not been insured for reinstatement or abatement of rent for a period of at least 24 months in accordance with the covenant in Clause 17.1.11 (Insurances) above;

22.1.26	Compulsory purchase: compulsory purchase, nationalisation, expropriation of any part or interest in a Mortgaged Property which would or would reasonably be expected to have a Material Adverse Effect; and

22.1.27	Invalid security: at any time after a Chargor Security Document has been entered into (but subject to any reservations as to matters of law in the applicable legal opinions provided in relation to such Chargor Security Document and any registrations as required by such Chargor Security Document) any security given by a Chargor pursuant to such document becomes ineffective or ceases to be legal, valid, binding and enforceable in whole or in part (but, if in part, over assets the aggregate value of which is not less than €5,000,000) or otherwise loses its priority under applicable law.

22.2	Acceleration

Subject to Clause 22.3 (Automatic Acceleration) and in addition to any other rights specified in the Security Trust Deed, on or at any time after the occurrence of a Loan Event of Default which is continuing, the Borrower Security Trustee may by notice to the Borrower, copied to the Issuer and the Trustee:

22.2.1	declare that the Issuer’s obligation to make any Additional Advances shall be cancelled; and

22.2.2	declare all or any part of the outstanding Term Advances and other sums payable under the Issuer/Borrower Facility Agreement to be immediately due and repayable together with all accrued interest thereon.

22.3	Automatic Acceleration

In addition to any other rights specified in the Security Trust Deed, on and at any time after the occurrence, with respect to the Borrower only, of any of the events set out in Clauses 22.1.11(a) (Insolvency), 22.1.12(a) (Insolvency Proceedings) or 22.1.15 (Analogous Proceedings) (but limiting Clause 22.1.15 (Analogous Proceedings) to events or proceedings analogous to those under either Clause 22.1.11(a) (Insolvency), and Clause 22.1.12(a) (Insolvency Proceedings)), the consequences set out in Clauses 22.2.1 and 22.2.2 shall occur automatically.

SECTION I

GUARANTEE AND INDEMNITY

23.	GUARANTEE AND INDEMNITY

23.1	Guarantee and indemnity

Subject to Clause 23.2 (Limitation) each Chargor (other than the Borrower) irrevocably and unconditionally:

23.1.1	guarantees to the Borrower Security Trustee punctual performance by the Borrower of the Borrower Parallel Debt (each such guarantee, a “Guarantee” and each Chargor giving a Guarantee, a “Guarantor”);

23.1.2	undertakes to the Borrower Security Trustee pursuant to its Guarantee that, following the occurrence of Loan Event of Default, whenever the Borrower does not pay any amount when due under the Borrower Parallel Debt, such Chargor shall immediately on demand by the Borrower Security Trustee pay that amount as if it was the principal obligor thereof; and

23.1.3	as a primary obligation, indemnifies the Borrower Security Trustee immediately on demand against any cost, loss or liability suffered by the Borrower Security Trustee if its Guarantee or any of its other obligations under a Borrower Transaction Document becomes unenforceable, invalid, illegal or ineffective. The amount of the cost, loss or liability shall be equal to the amount which the Borrower Security Trustee would otherwise have been entitled to recover from such Chargor under the Guarantee.

23.2	Limitation

23.2.1

(a)	The liability of each French Chargor under Clause 23.1.1 and Clause 23.1.2 will be limited, at any date, to the amount which is the lesser of:

(i)	the Adjusted French Guarantee Maximum (as determined by the Cash Administrator on such date);

(ii)	the proceeds of enforcement from the relevant French Chargor’s assets secured by the French Chargor Security; and

(iii)	the amount of Borrower Secured Obligations which are outstanding and unpaid by the Borrower,

where the “Adjusted French Guarantee Maximum” in relation to any French Chargor is, at the date of determination, an amount equal to: (A) twice the amount outstanding of that French Chargor’s Intercompany Loan as at the date on which a Loan Enforcement Notice is received (which for the avoidance of doubt will include all capitalised interest) less (B) the aggregate amount of outstanding advances made by that French Chargor to Chargors or otherwise due to the French Chargor and not paid pursuant to Cash Pooling Loans made by it as at the date a Loan Enforcement Notice is received;

23.2.2	The liability of each Belgian Chargor (other than the Borrower) under Clause 23.1.1 will be limited, at any date, to the amount not exceeding the greater of:

(a)	an amount equal to 100% of such Belgian Guarantor’s net assets (as determined in accordance with the Belgian Companies Code and accounting principles generally accepted in Belgium) as shown by its then most recent audited annual financial statements;

(b)	the aggregate amount of the outstanding principal and interest under intra-group loans made to it by any other member of the Group directly and/or indirectly using proceeds of the Notes; and

(c)	the aggregate value of the enforcement proceeds of the assets over which a Security Interest has been granted by the relevant Belgian Chargor as security for the Chargor Secured Obligations of such Belgian Chargor.

23.2.3	The liability of each Danish Chargor under Clause 23.1.1 will be limited, at any date, to the amount not exceeding the greater of:

(a)	such Danish Chargor’s positive net equity at such date; and

(b)	the aggregate value of the enforcement proceeds of the assets over which such Danish Chargor has purported to grant a Security Interest as security for such Danish Chargor’s obligations under its Guarantee or, as the case may be, its indemnity under Clause 23.1.3; and

the Borrower shall establish and maintain records for the purpose of recording the total actual or contingent liability of any Danish Chargor from time to time.

23.2.4	The liability of each Dutch Chargor under Clause 23.1.1 will be limited, at any date, to the amount not exceeding the enforcement proceeds arising from the assets over which a Security Interest has been purported to have been granted by the relevant Dutch Chargor as security for the Chargor Secured Obligations of such Chargor.

23.2.5	The liability of each English Chargor under Clause 23.1.1 will be limited at any time to the greater of:

(a)	Mortgaged Properties owned by it as set out in the latest Valuation; and

(b)	enforcement proceeds arising from the assets charged by such English Chargor’s security for its Chargor Secured Obligations.

23.2.6

(a)	The liability of each Swedish Chargor (being a limited liability company) under Clause 23.1.1 will be limited to the aggregate maximum amount borrowed by such Swedish Chargor from any other member of the Securitisation Group directly and/or indirectly using the proceeds of the Notes up to the date of such determination (whether or not outstanding at such date).

(b)	The amount in Clause 23.2.6(a) above may be limited further but only to the extent required by the provision of the Swedish Companies Act (Sw. aktiebolagslagen (1975:1385)) regulating distribution of assets (Chapter 12, Section 2) taking into account any other Security Interests granted, and any other guarantee given, by such Swedish Chargor under the Borrower Transaction Documents.

23.3	Continuing guarantee

Each Guarantee is a continuing guarantee and subject to Clause 23.2, will extend to the ultimate balance of sums payable by the Borrower under the Borrower Parallel Debt, regardless of any intermediate payment or discharge in whole or in part.

23.4	Reinstatement

If any payment by the Borrower or any discharge given by the Borrower Security Trustee (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

23.4.1	the liability of the Borrower shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

23.4.2	the Borrower Security Trustee shall be entitled to recover the value or amount of that security or payment from the Borrower, as if the payment, discharge, avoidance or reduction had not occurred.

23.5	Waiver of defences

Subject to mandatory and non-waivable applicable laws, the obligations of each Guarantor under this Clause 23 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 23 (without limitation and whether or not known to it, the Borrower Security Trustee or the Issuer) including:

23.5.1	any time, waiver or consent granted to, or composition with, the Borrower or other Chargor;

23.5.2	the release of the Borrower or any other Chargor under the terms of any composition or arrangement with any creditor of any member of the Securitisation Group;

23.5.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other Chargor or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

23.5.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other Chargor;

23.5.5	any amendment (however fundamental) or replacement of a Borrower Transaction Document or any other document or security (unless expressly agreed by the Borrower Security Trustee in such amended or replaced document);

23.5.6	any unenforceability, illegality or invalidity of any obligation of any person under any Borrower Transaction Document or any other document or security; or

23.5.7	the occurrence of any Insolvency Event with respect to the Borrower or other Chargor.

23.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring the Borrower Security Trustee to proceed against or enforce any other rights or security or claim payment from any other person before claiming from such Chargor under this Clause 23. This waiver applies irrespective of any law or any provision of a Borrower Transaction Document to the contrary (subject to all applicable laws).

23.7	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Borrower Transaction Documents have been irrevocably paid in full, the Borrower Security Trustee may:

23.7.1	refrain from applying or enforcing any other moneys, security or rights held or received by the Issuer or the Borrower Security Trustee, as the case may be, in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and each Guarantor shall not be entitled to the benefit of the same; and

23.7.2	hold in an interest-bearing suspense account any moneys received from a Chargor on account of such Chargor’s liability under this Clause 23.

23.8	Deferral of each Chargor’s rights

Until the Final Discharge Date and unless the Borrower Security Trustee otherwise directs, each Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Borrower Transaction Documents:

23.8.1	to be indemnified by the Borrower;

23.8.2	to claim any contribution from any other Guarantor;

23.8.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Borrower Security Trustee of any other guarantee or security taken pursuant to, or in connection with, the Borrower Transaction Documents by the Borrower Secured Creditors; and/or

23.8.4	to exercise any rights of set-off it may have against the Borrower or any other Chargor or Borrower Secured Creditor other than as permitted under the Securitisation Group Intercompany Loan Agreement.

23.9	Additional security

The Guarantees are in addition to and are not in any way prejudiced by any other guarantee or Security Interest now or subsequently held by the Borrower Security Trustee.

23.10	Further assurance

Each Chargor agrees that it will as soon as reasonably is practicable, at the direction of the Borrower Security Trustee, execute and deliver at its own expense any document (executed as a deed or under hand as the Borrower Security Trustee may direct) and do any act or thing in order to confirm or establish the validity and enforceability of the guarantee and indemnity intended to be created by this Clause 23 (Guarantee and Indemnity) in support of such Chargor’s Chargor Secured Obligations.

23.11	Representations and warranties

Each Chargor represents, warrants and undertakes to the Borrower Secured Creditors that it has received or expects to receive from the Borrower, in contemplation of the granting of its Guarantee, adequate consideration.

SECTION J

ADDITIONAL CHARGORS

24.	ADDITIONAL CHARGORS AND RELEASE OF CHARGORS

24.1	Conditions to Accession of Additional Chargors

The Borrower may request that a person which is a direct or indirect subsidiary of the Borrower becomes an Additional Chargor and the Issuer and the Borrower Security Trustee shall agree to such request provided that:

24.1.1	the Issuer and the Borrower Security Trustee have received all the Additional Chargor Conditions Precedent in form and substance satisfactory to the Issuer and the Borrower Security Trustee (or, to the extent not so received, such Additional Chargor Conditions Precedent have been waived by the Issuer and Borrower Security Trustee);

24.1.2	the Borrower has certified that no Loan Event of Default or Potential Loan Event of Default is continuing (and has not been waived) or would occur as a result of such person becoming an Additional Chargor; and

24.1.3	the shares in such Additional Chargor are charged or pledged in favour of the Borrower Security Trustee;

24.2	Accession

Upon satisfaction of the conditions in Clause 24.1 (Conditions to Accession of Additional Chargors) have been satisfied, the person nominated as an Additional Chargor by the Borrower will become an Additional Chargor from the date of such confirmation.

24.3	Release of Chargors

A Chargor shall cease to be a Chargor under the Borrower Transaction Documents (other than, and subject to the terms of, the Tax Deed of Covenant) and shall have no further rights, benefits or obligations under the Borrower Transaction Documents (other than, and subject to the terms of, the Tax Deed of Covenant) if:

24.3.1	all of its interests in its Mortgaged Properties (or Mortgaged Property) is disposed (directly or indirectly by way of a Share Sale) or such Chargor ceases to exist pursuant to an amalgamation, merger or reconstruction, in each case in accordance with the terms of this Agreement;

24.3.2	no Loan Event of Default or Potential Loan Event of Default is outstanding or would result from such cessation; and

24.3.3	such Chargor satisfies the Issuer and the Borrower Security Trustee that it has no actual, contingent or potential liabilities under the Borrower Transaction Documents (other than pursuant to its Guarantee (except where a demand has been made on any Chargor under any Guarantee) or, to the extent it remains a party thereto, the Tax Deed of Covenant).

SECTION K

PAYMENTS AND CALCULATIONS

25.	CURRENCY OF ACCOUNT AND PAYMENT MECHANICS

25.1	Currency of Account

Euro is the currency of account and payment for each and every sum at any time due from a Chargor hereunder, provided that:

25.1.1	each payment in respect of costs and expenses shall be made in the currency in which the same were incurred; and

25.1.2	each payment pursuant to Clause 10 (Fees, Costs and Expenses) or Clause 11 (Taxes) shall be made in the currency specified by the Issuer.

25.2	Payments to the Issuer

25.2.1	Subject to Clause 25.2.2, on each date on which this Agreement requires an amount to be paid by a Chargor to the Issuer, such Chargor shall make the same available to the Issuer and payable into the Issuer Transaction Account for value on the due date at such time and in such funds as the Issuer (or the Cash Administrator on its behalf) shall specify from time to time.

25.2.2	Any amount to be applied by the Borrower in prepayment, repayment or payment of any principal or interest or Ongoing Facility Fees under Clauses 7 (Interest), 8 (Repayment), 9 (Prepayment and Purchase) or 10 (Fees, Costs and Expenses) must be paid into the Issuer Transaction Account (except for amounts which should be paid into the Issuer Dutch Account pursuant to the Borrower Priorities of Payment) by no later than 3 pm, London time, for value on the Business Day prior to the Loan Payment Date on which such sums are otherwise due or, in the case of any sums paid or prepaid pursuant to any of the events set out in Condition 7(c)(iii) (Redemption, Purchase and Cancellation - Substitution/Redemption in Whole for Taxation and Other Reasons) occurring the Business Day prior to the date payment is due in accordance with Clause 9.2.2.

25.3	Payments to the Chargors

25.3.1	On each date on which this Agreement requires an amount to be paid by the Issuer, the Issuer shall make the same available to the Chargors in such funds and to such account as the Borrower (or the Cash Administrator on its behalf) shall specify from time to time.

25.3.2	A payment will be deemed to have been made by the Issuer on the date on which it is required to be made under this Agreement if the Issuer has, on or before that date, taken steps to make that payment in accordance with the regulations or operating procedures of the clearing system used by the Issuer in order to make the payment.

25.4	Alternative Payment Arrangements

If, at any time, it shall become impracticable (by reason of any action of any governmental authority or any change in law or any similar event) for any or all of the

Chargors to make any payments in the manner specified in Clause 25.2 (Payments to the Issuer), then the relevant Chargors may agree with the Issuer (or the Cash Administrator on its behalf) alternative arrangements for such payments to be made, provided that, in the absence of any such agreement, the relevant Chargor(s) shall be obliged to make all payments due to the Issuer in the manner specified herein.

25.5	No Set-off

Subject to Clause 2.6 (Term Facilities and Payment of Initial and Ongoing Facility Fees) all payments required to be made by a Chargor under this Agreement shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

25.6	Business Days

25.6.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next succeeding Business Day unless such succeeding Business Day falls in the next succeeding calendar month, in which case, such payment shall be made on the immediately preceding Business Day.

25.6.2	During any extension of the due date for payment of any principal under this Agreement and in respect of any rates of interest calculated on a floating rate basis only (if any), interest is payable on the principal at the rate payable on the original due date.

26.	CALCULATIONS AND EVIDENCE OF DEBT

26.1	Basis of Accrual

Any interest, commission or fee accruing hereunder will accrue from day to day and is calculated on the basis of actual number of days elapsed and a year of 360 days.

26.2	Evidence of Debt

The Issuer (or the Cash Administrator on the Issuer’s behalf) shall maintain on its books an account or accounts in which shall be recorded (a) the amount of any Term Advance, (b) the amount of all principal, interest and other sums due or to become due from the Borrower and any other Chargor and (c) the amount of any sum received or recovered by the Issuer.

26.3	Prima Facie Evidence

In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 26.2 (Evidence of Debt) shall be prima facie evidence of the existence and amounts of the specified obligations of the Borrower and any each other Chargor under this Agreement.

26.4	Certificates of the Issuer and the Borrower Security Trustee

A certificate of the Issuer or of the Borrower Security Trustee as to the amount by which a sum payable to it hereunder is to be increased under Clause 11 (Taxes), shall, unless the contrary has been proven, be prima facie evidence of the existence and amounts of the specified obligations of the Borrower and each other Chargor under this Agreement.

SECTION L

ASSIGNMENT AND TRANSFER

27.	ASSIGNMENTS AND TRANSFERS

27.1	Transfers and Novations

Except in relation to the Issuer’s right of substitution in accordance with Condition 7(c) (Substitution/Redemption in Whole for Taxation and Other Reasons) and without prejudice to the provisions of the Trust Deed, neither the Issuer nor any Chargor may transfer or novate the whole or any part of its obligations under this Agreement or any of the other Borrower Transaction Documents without the prior written consent of the Borrower Security Trustee and provided that, in the case of both the Issuer and any Chargor, the Rating Agencies confirm that the Ratings Test will continue to be satisfied or otherwise indicate no objection to such transfer or novation.

27.2	Assignments

Neither the Issuer nor any Chargor may assign or otherwise transfer any of its rights under this Agreement or any of the other Borrower Transaction Documents without the prior written consent of the Borrower Security Trustee, save that:

27.2.1	each Chargor may, without such consent, assign its rights under the Borrower Transaction Documents (including this Agreement) to which it is a party to the Borrower Security Trustee in accordance with the terms of the Chargor Security Documents; and

27.2.2	the Issuer may, without such consent, assign its rights under the Issuer Transaction Documents (including this Agreement) to the Trustee in accordance with the terms of the Issuer Security Documents.

SECTION M

MISCELLANEOUS

28.	THE BORROWER SECURITY TRUSTEE AND CASH ADMINISTRATOR

28.1	The Borrower Security Trustee has agreed to become a party to this Agreement for the purpose of taking the benefit of certain provisions, including, Clauses 2 (The Term Facilities), 4 (Conditions Precedent), 7 (Interest), 8 (Repayment), 10 (Fees, Costs and Expenses), 13 (Representations and Warranties), 14 (Financial Information), 15 (Financial Covenants), 16 (General Covenants of the Chargors), 17 (Property Covenants), 18 (Covenants regarding Disposal of Mortgaged Properties), 19 (Covenants regarding Disposal of Assets other than Mortgaged Properties), 20 (Covenants and Other Provisions Relating to Maintenance Capital Expenditure), 21 (Appointment of a Property Advisor), 23 (Guarantee and Indemnity), 24 (Additional Chargors and release of Chargors) and 28 (The Borrower Security Trustee and Cash Administrator) and Schedules 1 (Conditions Precedent) and 7 (Form of Chargor Accession Deed) for the better preservation and enforcement of its rights under the Chargor Security Documents.

28.2	The Cash Administrator has agreed to become a party to this Agreement for the purpose of taking the benefit of Clauses 2 (The Term Facilities), 5 (Drawdown), 8 (Repayment), 9 (Prepayment and Purchase), 11 (Taxes), 14 (Financial Information), 15 (Financial Covenants), 20 (Covenants and Other Provisions Relating to Maintenance Capital Expenditure), 23 (Guarantee and Indemnity), 25 (Currency of Account and Payment Mechanics), 26 (Calculations and Evidence of Debt) and 28 (The Borrower Security Trustee and the Cash Administrator) and Schedules 2 (Notice of Drawdown), 4 (Form of Compliance Certificate), 5 (Form of Mortgaged Property Disposal Certificate) and 6 (Form of Investor Reports) and for the better preservation and enforcement of its rights under the Cash Management Agreement.

28.3	The parties acknowledge that:

28.3.1	neither the Borrower Security Trustee nor the Cash Administrator shall have responsibility for any of the sole obligations of the Issuer or any other third party and, in particular, the Borrower Security Trustee shall not be responsible for monitoring the Chargors (including the financial information produced by the Chargors from time to time or their compliance with any of the covenants set out therein) and instead shall be entitled to rely on a certification from the relevant Chargors in respect of compliance therewith;

28.3.2	the rights, obligations and/or discretions of the Borrower Security Trustee under this Agreement will be subject to the same protections, immunities and indemnities (mutatis mutandis) as are conferred upon the Borrower Security Trustee and contained in the Chargor Security Documents, including, where it is required to give its consent under this Agreement, it shall be given in accordance with the Chargor Security Documents; and

28.3.3	the rights and obligations of the Cash Administrator under this Agreement are governed by the Cash Pooling Loan and Cash Administration Agreement.

28.4	The parties (other than the Borrower Security Trustee and the Cash Administrator) shall in the absence of actual knowledge to the contrary after the delivery of a Loan Enforcement Notice, be entitled to assume that any act, matter or thing (including the exercise of any discretion) exercised or undertaken after the date of such delivery by the Cash Administrator on behalf of the Borrower Security Trustee under the Cash Pooling Loan and Cash Administration Agreement has been duly authorised by the Borrower Security Trustee.

29.	DATA PROTECTION REQUIREMENTS

Each Chargor (other than the Borrower) covenants to provide the Borrower on an annual basis commencing on 30th January 2005 (or the next following day in which banks are open for business in Belgium and the jurisdiction in which the Chargor is registered) with information relating to its self-storage customers (if any) at its Mortgaged Properties, detailing in each case the name, address and the amount owed to the relevant Chargor by such customers. The Borrower covenants to maintain (and keep up-to-date within 30 days of receipt of such information) a file of such information (in hard copy format and which is stored in a safe and secure place) and to hold such files as agent of the relevant Chargor and the Borrower Security Trustee, provided that, prior to any service of a Loan Enforcement Notice, to act only in accordance with the instructions of the relevant Chargor in respect of the information provided by that Chargor (provided that such instruction is not inconsistent with its obligation to maintain such file and to keep it in safe custody) and thereafter, at the request of the Borrower Security Trustee, to make immediately available such file to the Borrower Security Trustee. The Borrower further covenants to include in that file similar information relating to its own customers (if any) on an annual basis and to maintain and keep in safe custody and to make available such file on similar terms as set out in this paragraph.

30.	REMEDIES AND WAIVERS

30.1	Remedies and Waivers Cumulative

The rights of each of the Issuer, the Borrower Security Trustee and each Chargor, respectively, hereunder:

30.1.1	may be exercised as often as necessary;

30.1.2	are cumulative and not exclusive of its rights under the general law; and

30.1.3	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

31.	SEVERABILITY

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

31.1.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

31.1.2	the legality, validity or enforceability in other jurisdictions of any other provision of this Agreement.

32.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

33.	NOTICES

33.1	Giving of Notices

All notices or other communications under or in connection with this Agreement shall be given in writing and, unless otherwise stated may be by letter or facsimile. Any such notice will be deemed to be given as follows:

33.1.1	if by letter, when delivered personally or on actual receipt; and

33.1.2	if by facsimile, when received in legible form.

However, a notice given in accordance with the above but not received on a Business Day or received after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place.

33.2	Addresses for Notices

The address and facsimile number of each Transaction Party for all notices under or in connection with this Agreement are as follows:

The Borrower, the Cash Administrator and the other Chargors

Address:	48 Quai du Commerce
1000 Brussels
Belgium

Tel: +00 322 22 95 611

Fax: +00 322 22 95 655

Attention:	General Counsel Europe

Issuer

Address:	Parnassustoren,
Locatellikade 1
1076 AZ, Amsterdam
The Netherlands

Tel: +31 (0) 20 575 5600

Fax: +31 (0) 20 673 0016

Attention: The Managing Directors

Borrower Security Trustee

Address:	Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB

Fax:	+44(0) 207 580 5877

Attention:	Agency and Trust

Rating Agencies

Fitch:

4th Floor
101 Finsbury Pavement
London EC2A 1RS

Fax:	+44 207 417 6262
Attention:	Performance Analytics Department - Mario Schmidt/Daniel York

S&P:

Garden House
18 Finsbury Circus
London EC2M 7NJ
Fax:	+44 207 826 3598
Attention:	Head of Structured Finance

34.	THIRD PARTY RIGHTS

This Agreement confers no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available aside from the Contracts (Rights of Third Parties) Act 1999.

35.	GOVERNING LAW AND JURISDICTION

This Agreement, and all matters arising from or connected with it, shall be governed by English law.

36.	JURISDICTION

36.1	English courts

The courts of England have exclusive jurisdiction to settle any Dispute.

36.2	Convenient forum

The Transaction Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

36.3	Jurisdiction

Clause 36.1 (English Courts) is for the benefit of the Manager only. As a result and notwithstanding Clause 36.1 (English Courts), it does not prevent the Manager from taking any Proceedings in any other courts with jurisdiction. To the extent allowed by law, the Manager may take concurrent Proceedings in any number of jurisdictions.

36.4	Services of Process

The Issuer and each of the Chargors other than the English Chargors each agree that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on each of them at their Process Service Agent’s address: Shurgard Storage Centres UK Ltd., 14 St. Mary’s Road, Long Ditton, Surbiton, Surrey KT5 6EY, England or at any address in Great Britain at which process may be served on that particular party in accordance with Part XXIII of the Companies Act 1985. If any of the Issuer and each of the Chargors other than the English Chargors does not have or ceases to have a place of business in Great Britain and the appointment of the process service agent named above ceases to be effective, the party concerned shall immediately (and in any event no later than 24 hours thereafter) appoint another person in England to accept service of process on its behalf in England. If the party concerned fails to do so (and such failure continues for a period of not less than fourteen days), the Manager shall be entitled to appoint such a person by notice to that party. Nothing contained herein shall restrict the right to serve process in any other manner allowed by law. This Clause applies to Proceedings in England and to Proceedings elsewhere.

36.5	Attorneys

If the Issuer is represented by an attorney or attorneys in connection with the signing and/or execution and/or delivery of this Agreement or any agreement or document referred to herein or made pursuant hereto and the relevant power or powers of attorney is or are expressed to be governed by the laws of The Netherlands, it is hereby expressly acknowledged and accepted by the other parties hereto that such laws shall govern the existence and extent of such attorney’s or attorneys’ authority and the effects of the exercise thereof.

IN WITNESS WHEREOF the hands of the duly authorised representatives of the parties hereto and the Chargors (other than the Borrower) have each executed this Agreement as a deed and hereby deliver this Agreement as a deed on the day and year first before written.

SCHEDULE 1

CONDITIONS PRECEDENT

Part 1

Conditions Precedent

1.	Corporate and Other Documents

1.1	In relation to each Chargor, such Chargor’s Corporate Certificate attaching, among other things:

1.1.1	copies of its constitutional documents;

1.1.2	copies of all authorisations and board resolutions (including, where appropriate, shareholder resolutions):

(a)	approving the terms of, and the transactions contemplated by, the documents to be entered into in connection with the Borrower Transaction Documents to which it is a party and authorising the execution, delivery and performance of such Borrower Transaction Documents and the terms and conditions thereof;

(b)	authorising a specified person or persons to execute the Borrower Transaction Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Borrower Transaction Documents to which it is a party, in each case, accompanied by a certificate of an Authorised Signatory of such Chargor, as applicable, (including (i) an incumbency certificate attaching a list of the names, titles and specimen signatures of the persons authorised to sign the Borrower Transaction Documents, all documents and notices to be delivered thereto or in connection therewith and to take any other action on its behalf in relation to the Borrower Transaction Documents and (ii) confirmation that all copy documents are true, correct, complete, up to date and in full force and effect); and

1.1.3	a solvency certificate from such Chargor signed by two Authorised Signatories (or, in the case of a Chargor which has a sole director, one Authorised Signatory) of such Chargor, as applicable.

2.	Reports

Each of the following reports addressed to, inter alios, the Borrower Security Trustee and the Trustee:

2.1	the Valuation Report;

2.2	the Certificates of Title and a bring-down letter, dated the date hereof, in respect of each Certificate of Title; and

2.3	the Materiality Overview Reports and a bring-down letter, dated the date hereof, in respect of each Materiality Overview Report.

3.	Documents and Legal Opinions

3.1	On or before the Closing Date, each of the following documents executed and delivered by the relevant Transaction Parties thereto:

3.1.1	the Borrower Transaction Documents;

3.1.2	the Issuer Transaction Documents;

3.1.3	each Euro 100 Loan; and

3.1.4	any other documents as may be required by the Borrower Security Trustee.

3.2	Due execution and delivery of each Legal Opinion.

4.	Mortgaged Properties

Delivery of the following to the Borrower Security Trustee or to its order:

4.1	Title documents and deeds

The Netherlands

4.1.1	extracts from the Dutch Land Register (kadaster) regarding the Mortgaged Properties in The Netherlands evidencing that the relevant Dutch Chargor is the registered owner (eigenaar) or the registered holder of a right of leasehold (erfpachter), as the case may be, of each Mortgaged Property situated in The Netherlands, except in the case of the Mortgaged Properties in Heemstede and Amersfoort which properties are leased (gehuurd) by the relevant Dutch Chargor;

4.1.2	a deed of release dated on or about the Closing Date between Citibank, N.A., London Branch and each of the Dutch Chargors with respect to the rights of mortgage (rechten van hypotheek) and the other security rights on certain of the properties the object of the Dutch Mortgage Deed which were initially granted in favour of Credit Suisse First Boston and were transferred to Citibank, N.A., London Branch pursuant to a certificate of assignment of a mortgage claim date 26 February 2004 executed before Mr. J.F.L. Bakker, civil law notary in Amsterdam, The Netherlands.

4.1.3	insurance brokers comfort letter in the agreed form;

England & Wales

4.1.4	the insurance brokers comfort letter in the agreed form;

4.1.5	all title documents in relation to each English Mortgaged Property or an undertaking from Dechert LLP in a form satisfactory to the Borrower Security Trustee undertaking to hold the same to the order of the Borrower Security Trustee;

4.1.6	the results of HM Land Registry priority searches in favour of the Borrower Security Trustee on the appropriate forms against all of the registered titles comprising the English Mortgaged Properties given not less than 10 Business Days’ priority beyond the date each English Mortgaged Property became subject to the terms of the relevant Transaction Documents and showing no adverse entries;

4.1.7	an effective discharge of all security granted under the Credit Agreement affecting each English Mortgaged Property or an undertaking from Linklaters regarding the release of such security, in form and substance satisfactory to the Borrower Security Trustee;

4.1.8	an undertaking from Dechert LLP to use reasonable endeavours to satisfy any requisitions raised by HM Land Registry as soon as reasonably possible in connection with the application to register the security created in respect of each English Mortgaged Property under the Transaction Documents within the priority period confirmed by the results of the searches described in paragraph 4.1.6 above;

4.1.9	copies of all notices of charges and consents from landlords as applicable in relation to each English Mortgaged Property;

4.1.10	appropriate land registry application forms duly completed and accompanied by the necessary land registry fees;

France

4.1.11	all title documents in relation to the French Mortgaged Property;

4.1.12	duly executed deeds of release and discharge of all existing security;

4.1.13	a legal opinion in French (with an English translation) of the Chargor’s French legal advisor with respect to the risk analysis made in the Materiality Overview Report regarding the breach to the building regulations and the parcelling of land regulations (réglementation sur les lotissements) for the French Mortgaged Property located in Chambourcy;

4.1.14	for each French Mortgaged Property where a Chargor is the lessee under an Intra-group Lease, a letter from the landlord waiving any pre-emption right (droit de pré-emption) and/or first refusal right (droit de premier refus) and/or priority right (droit de préférence) to purchase the lessee’s business undertaking (fonds de commerce) upon execution by the Borrower Security Trustee of its pledge over the lessee’s business undertaking.

Sweden

4.1.15	extracts from the Swedish Land Register regarding the Mortgaged Properties in Sweden evidencing that the relevant Swedish Chargor is the registered owner

(Sw. lagfaren ägare) or the registered site lease holder (Sw. inskriven tomträttsinnehavare), as the case may be, of each Mortgaged Property situated in Sweden;

4.1.16	Certified true copies of applications to register new Swedish Mortgage Deeds with the relevant Land Registry;

4.1.17	A letter of release dated on or about the Closing Date between Citibank N.A., London Branch and each of the Swedish Chargors in respect of the security granted pursuant to the Credit Agreement together with the relevant mortgage deeds to be delivered to the Borrower Security Trustee thereunder on the Closing Date.

Denmark

4.1.18	extracts from the Danish Land Register regarding the Mortgaged Properties in Denmark evidencing that the relevant Danish Chargor is the registered owner to each Mortgaged Property situated in Denmark and that there are no registered encumbrances other than the Danish Mortgages;

4.1.19	insurance comfort letter;

4.1.20	certified true copies of applications to register the Danish Mortgage Deeds with the relevant Land Registry or evidence that the Danish Mortgages have been registered;

Belgium

4.1.21	all title documents in relation to the Belgian Mortgaged Property;

4.1.22	insurance brokers comfort letter in the agreed form;

4.1.23	certificates dated not earlier than one month prior to the Closing Date listing (i) the prior registered mortgages on the properties the object of the Belgian Mortgage Pledge, and (ii) the prior registered floating charges on the businesses of the Belgian Chargors;

4.1.24	a deed of release dated on or about the Closing Date between by Credit Suisse First Boston with respect to the mortgages granted in its favour on the properties the object of the Belgian Mortgage Deed;

4.1.25	Notices to the Landlord for the Belgian Mortgaged Properties located in Forest and Waterloo, in accordance with the requirements of the relevant leases;

4.1.26	Prior written consent of the Landlord for the Belgian Mortgaged Property located in Antwerp (Plantin en Moretuslei) in accordance with the requirements of the relevant lease;

4.2	Requirements of Chargors:

4.2.1	notices of consent to charge to each landlord of each English Mortgaged Property and a notice to the insurers of each English Mortgaged Property,

substantially in the form set out in Schedule 4 (Form of Notice of Arrangement of insurance policies) to the English Deed of Charge, duly executed by the relevant English Chargors;

5.	Share Certificates, Notices and other Documents

(a) delivery of share certificates and signed but undated stock transfer forms in relation to the ordinary shares of each English Chargor which are subject to a first fixed charge pursuant to the English Deed of Charge, (b) delivery of a duly executed and completed notice by each English Chargor in relation to each bank with whom it maintains an account to be secured by it pursuant to the English Deed of Charge (in substantially the form of Schedule 6, Part 1 (Form of notice of charge over English Account); (c) delivery of a duly executed and completed notice by each English Chargor in relation to each Insurance Policy to be secured by it pursuant to the English Deed of Charge (in substantially the form of Schedule 4 (Form of notice of assignment of Insurance Policies); (d) delivery of a duly executed and completed notice by Shurgard Storage Centres UK Limited in relation to the assignment by it pursuant to the English Deed of Charge of its rights in respect of the Cash Pooling Account Bank Agreement (in substantially the form of Schedule 3, Part 1 (Form of notice of assignment of Borrower Transaction Documents (Assigned to the Borrower Security Trustee Pursuant to Clause 3.3.1)); (e) amendment of the shareholder register of the Dutch Chargors to reflect that a right of pledge of their respective shares has been granted in favour of the Borrower Security Trustee (f) in respect of the Belgian Share pledge: (i) recording each pledge in the relevant shareholders register of each Belgian Chargor whose shares are being pledged, (ii) shareholders resolution of each Belgian Chargor approving the creation of the Belgian Share Pledge and any transfer following an enforcement of the Belgian Share Pledge, and (iii) a declaration from each Belgian Chargor that it acknowledges the Belgian Share Pledge and is not aware of any other encumbrances; (g) in respect of the Belgian Receivables Pledge: (i) preparation and execution of notices to each bank with whom each pledged account is held and to each insurer whose policies are being pledged, (ii) certificate of pledge from each Belgian Chargor stating that its receivables are pledged to the Borrower Security Trustee; (h) delivery of copies of the shareholders’ register in relation to the shares in each Danish Chargor to be pledged under each Danish Share Pledge to the Borrower Security Trustee, (i) delivery of (i) one original of each Danish Mortgage Deed to the Borrower Security Trustee, (ii) notice of Pledge of Account by each Danish Chargor signed by the account bank and (iii) Letter of confirmation issued by Codan Insurance Co regarding insurance of the Danish Mortgaged Properties (j) in respect of the Dutch Pledge of Intercompany Loans and Cash Pooling Loans, preparation and execution of notices to each counterparty to each Intercompany Loan and Cash Pooling Loan being pledged, (k) in respect of the Dutch Pledge of Insurance Receivables, preparation and execution of notices to each insurer whose policies are being pledged, (l) the Dutch Account Pledge preparation and execution of notices (to be given on or immediately after the Closing Date) to each bank with whom each pledged account is held, (m) preparation and execution of a notice (to be delivered on or immediately after the Closing Date by official process server) of the French Account Pledge to the bank holding the accounts to be pledged thereunder and delivery by the bank holding the account of a letter of acceptance, (n) preparation and execution of a notice (to be delivered on or immediately after the Closing Date by official process server) of the French PropCo Pledge of Income Receivables to the French OpCo and delivery by each French Chargor of an original copy of each lease agreement, (o) in respect of the French Share Pledges: (i) preparation and execution of notices (to be delivered on or immediately after the Closing Date by official process server) in respect of such pledge to the company whose shares are being secured or execution of a short form declaration (déclaration de gage d’instruments financiers) to be delivered to the Borrower Security Trustee and (ii) a copy certified as true and up-to-date of the by laws (statuts) of the French Chargor which shares are pledged being handed over to the Borrower Security Trustee immediately after execution of the pledge agreement (in the case of a “Société en Nom Collectif”), (p) preparation and execution of notices (to be delivered on or immediately after the Closing Date by official process server), of the French Pledge of Intercompany Loans (acte de nantissement de créances de prêt intra-groupe) to the relevant borrower(s) under the intercompany loans made under the Securitisation Group Intercompany Loan Agreement and delivery to the Borrower Security Trustee of an original of the Securitisation Group Intercompany Loan Agreement, (q) delivery of the share certificates for the shares in each Swedish Chargor which are to be charged to the Borrower Security Trustee and preparation and execution of notices to be given to the Swedish Chargor whose shares have been charged (or, in the case of the shares in Shurgard Sweden AB, certified copies of the application to the local district court in Sweden for a cancellation of the share certificate granted in respect of such shares and all documents in connection therewith), (r) delivery of one original of each Swedish Mortgage Deed and certified copies of applications for new mortgage deeds, as the case may be, to the Borrower Security Trustee; (s) delivery of the Swedish Business Mortgage Deed by Shurgard Sweden AB to the Borrower Security Trustee.[1]

6.	Deeds of Release and Discharge

Except as envisaged in the Transaction Documents delivery of all required deeds of release in the agreed form and effective discharges of all Security Interests affecting all assets of the Securitisation Group that are to be secured pursuant to the Transaction Documents;

7.	Third party consents

Except as envisaged in the Transaction Documents, delivery of all third party consents (if any) necessary for the creation of the Security Interests pursuant to the Chargor Security Documents;

8.	Powers of Attorney

8.1	Belgian law power of attorney from Borrower Security Trustee to notary to execute necessary mortgage documentation and Belgian Share Pledges (including an English translation of such power);

[1]	Relevant details with respect to the pledges of Cash Pooling Loans and Intercompany Loans to be confirmed.

8.2	Dutch law power of attorney by the Borrower Security Trustee to the Dutch notary re execution by the notary of (i) the Dutch Mortgage Deed and·(ii) the Dutch Share Pledges;

8.3	Dutch law power of attorney by the Borrower re execution by the notary of the Borrower Dutch Share Pledge;

8.4	Dutch law power of attorney by Shurgard Nederland B.V. to the Dutch notary re execution by the notary of (i) the Dutch Mortgage Deed, (ii) the Borrower Dutch Share Pledge and·(iii) the SN Dutch Share Pledge;

8.5	Dutch law power of attorney by Bé Cé Ateliers B.V. to the Dutch Notary re execution by the notary of the (i) SN Dutch Share Pledge and·(ii) the relevant Dutch Mortgage Deed;

8.6	Dutch law power of attorney by Shurgard Nederland Diemen B.V. to the Dutch notary re execution by the notary of the (i) SN Dutch Share Pledge and·(ii) Dutch Mortgage Deed;

8.7	Dutch law power of attorney by Shurgard Nederland Dordrecht Ampere B.V. to the Dutch notary re execution by the notary of the (i) SN Dutch Share Pledge and (ii) Dutch Mortgage Deed;

8.8	Dutch law power of attorney by Shurgard Nederland Delft B.V. to the Dutch notary re execution by the notary of the (i) SN Dutch Share Pledge and·(ii) Dutch Mortgage Deed;

8.9	Dutch law power of attorney by Shurgard Nederland Utrecht Cartesius B.V. to the Dutch notary re execution by the notary of the (i) SN Dutch Share Pledge and·(ii) Dutch Mortgage Deed;

8.10	Dutch law power of attorney by Shurgard Nederland Veldhoven B.V. to the Dutch notary re execution by the notary of (i) the SN Dutch Share Pledge and·(ii) the Dutch Mortgage Deed;

8.11	French law power of Attorney by the Borrower Security Trustee in favour of the notary in respect of the French Mortgage Deed;

9.	Appointment of process agents

There having been delivered on or prior to the Closing Date copies of each letter of appointment in respect of a process agent to accept service of process in England in relation to each of the Chargors (other than the English Chargors) and the Issuer signed by an Authorised Signatory of the Chargors (other than the English Chargors) and the Issuer respectively, and accepted by the relevant process agent;

10.	Disclosure Letter

Delivery of the Disclosure Letter in the agreed form.

Part 2

Additional Conditions Precedent

1.	Corporate and Other Documents

1.1	In relation to each Chargor:

1.1.1	copies of its constitutional documents;

1.1.2	copies of all authorisations, shareholders resolutions and board resolutions of its board of directors:

(a)	approving the terms of, and the transactions contemplated by, the documents to be entered into in connection with the Additional Documents to which it is a party and authorising the execution, delivery and performance of such Additional Documents and the terms and conditions thereof;

(b)	authorising a specified person or persons to execute the Additional Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Additional Documents to which it is a party, in each case, accompanied by a certificate of an Authorised Signatory of the Borrower or such Chargor, as applicable, (including (i) an incumbency certificate attaching a list of the names, titles and specimen signatures of the persons authorised to sign the Additional Documents, all documents and notices to be delivered thereto or in connection therewith and to take any other action on its behalf in relation to the Additional Documents and (ii) confirmation that all copy documents are true, correct, complete, up to date and in full force and effect); and

(d)	a solvency certificate from the Borrower and each such Chargor signed by two Authorised Signatories of the Borrower or such Chargor (or, in the case of a Chargor with a sole director, one Authorised Signatory), as applicable.

2.	Additional Documents

2.1	Each of the following documents executed and delivered by the relevant Transaction Parties and any other parties thereto:

2.1.1	a deed supplemental to the Trust Deed in respect of the applicable Additional Notes; and

2.1.2	execution of any such additional documents as are required by the Borrower Security Trustee to enable the Borrower Security Trustee to be granted security over any Further Mortgaged Property on terms satisfactory to the Borrower Security Trustee, including a supplemental deed to the relevant Chargor Security Document.

3.	Conditions Precedent relating to acquisition or substitution of a Mortgaged Property

Where the Additional Term Facility is being made to fund the acquisition of a Further Mortgaged Property by a Chargor (including by the Borrower):

3.1	Satisfaction of the applicable conditions set out at Clause 18.6or, if any of such conditions cannot be satisfied at the relevant Drawdown Date, a certificate from the Borrower confirming such conditions will be satisfied upon acquisition of such Further Mortgaged Property.

3.2	Legal opinions in such form and substance as are required by the Issuer, the Trustee, the Borrower Security Trustee and the Rating Agencies at the time of the issue of the related Additional Notes.

3.3	Receipt of all deeds and documents which the Borrower Security Trustee considers necessary or ancillary to evidence title to such Further Mortgaged Property or Permitted Acquisition, other assets and/or shares or undertakings and registration forms in a form satisfactory to the Borrower Security Trustee and confirmation that the same are held to the order of the Borrower Security Trustee.

3.4	The results of any searches as required by, and in favour of the Borrower Security Trustee on the appropriate forms against all of the titles comprised in such Further Mortgaged Property showing no adverse entries and, where possible, giving not less than 10 Business Days’ priority beyond the relevant Drawdown Date.

3.5	Delivery of all third party consents necessary for the creation of any Security Interests over such Further Mortgaged Property.

3.6	A copy of any other authorisation, security power of attorney, or other document, report, opinion, notices or assurance which the Borrower Security Trustee considers necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by the Additional Documents, or for the validity and enforceability of any Additional Document or perfection of any Security Interest contemplated by such Additional Documents of which the Chargor has been given sufficient notice to enable it to be obtained prior to the relevant Drawdown Date.

3.7

3.7.1	A valuation report by a Valuer in respect of any Further Mortgaged Property; and

3.7.2	a certificate of title in similar form to the Certificates of Title, subject to and in accordance with applicable law,

in each case addressed to, inter alios, the Issuer and the Borrower Security Trustee.

3.8	Payment of any fees, costs or expenses necessary in connection with any of the items in this paragraph 3.

4.	Miscellaneous

4.1	Where the Additional Term Facility is being made to fund an intercompany loan by the Borrower to another Chargor (other than to finance the acquisition of a Further Mortgaged Property):

4.1.1	security satisfactory to the Borrower Security Trustee (accompanied by any legal opinion(s) confirming the validity of such security as may be required the Borrower Security Trustee) over the Borrower’s rights under such loan;

4.1.2	delivery of any third party consents necessary for the creation of the Security Interests envisaged by Paragraph 5.1.1; and

4.1.3	a copy of any other authorisation or other document, report, opinion or assurance which the Borrower Security Trustee considers necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by the Additional Documents necessary to advance such loan, or for the validity and enforceability of any such Additional Document or perfection of any Security Interest contemplated by such Additional Documents, of which the Chargor has been given sufficient notice to enable it to be obtained prior to the relevant Drawdown Date.

Part 3

Additional Chargor Conditions Precedent

1.	Corporate Documents

1.1	In relation to each Additional Chargor:

1.1.1	copies of the constitutional documents of each Additional Chargor;

1.1.2	copies of all authorisations, shareholder resolutions and board resolutions of each Additional Chargor:

(a)	approving the terms of, and the transactions contemplated by, the Chargor Accession Deed to which it is a party and authorising the execution, delivery and performance of such Chargor Accession Deed and any other documents to be entered into by the Additional Chargor in connection therewith and the terms and conditions thereof;

(b)	authorising a specified person or persons to execute the Chargor Accession Deed and any other documents to be entered into by the Additional Chargor in connection therewith to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Chargor Accession Deed and any other documents to be entered into by the Additional Chargor in connection therewith to which it is a party, in each case, accompanied by a certificate of an Authorised Signatory of each Additional Chargor (including (i) an incumbency certificate attaching a list of the names, titles and specimen signatures of the persons authorised to sign the Chargor Accession Deed, all documents and notices to be delivered thereto or in connection therewith and to take any other action on its behalf in relation to the Borrower Transaction Documents, (ii) confirmation that all copy documents delivered to the Borrower Security Trustee in connection with the accession are true, correct, complete, up to date and in full force and effect and (iii) compliance with all representations, warranties and covenants under the Issuer/Borrower Facility Agreement (if such proposed Additional Chargor were deemed to be a Chargor thereunder) at the date of the certificate by reference to facts and circumstances then existing); and

1.1.3	a solvency certificate from each Additional Chargor signed by two directors of that Additional Chargor.

1.2	All approvals necessary or desirable by such Additional Chargor (including approvals of such Additional Chargor’s shareholders) of the Guarantees to be provided pursuant to this Agreement.

1.3	Searches in respect of each English Additional Chargor at each of the Companies Registry and High Court in Judgment and Petitions Section revealing no evidence of the presentation of any petition for the winding up or administration of each such Chargor or, in relation to the Chargors incorporated in another Relevant Jurisdiction, the equivalent searches in such Relevant Jurisdiction, in each case dated the date such Additional Chargor grants any Security Interest or enters into a Transaction Document;

1.4	A certificate dated the date the Additional Chargor accedes to any Transaction Document to which it is acceding, certifying that such Additional Chargor are not in breach of any of the Borrower Transaction Documents.

1.5	A copy of any other authorisation or other document, opinion or assurance which the Borrower Security Trustee and/or the Issuer considers to be necessary or desirable in connection with the entry of the proposed Additional Chargor into and performance of the transactions contemplated by the Chargor Accession Deed or for the validity and enforceability of the Chargor Accession Deed and the Borrower Transaction Documents.

2.	Other Documents

Each of the following documents duly executed and delivered by the Additional Chargor and relevant Transaction Parties thereto:

2.1.1	the Chargor Accession Deed;

2.1.2	a Chargor Supplemental Security Document in respect of any additional security to be provided by the Chargor; and

2.1.3	any such additional documents as are required by the Borrower Security Trustee to enable the Borrower Security Trustee to be granted security either by such Additional Chargor or in relation to such Additional Chargor’s shares on terms satisfactory to it.

3.	Financial Information and Obligor Reporting Accountant’s Letters and Reports

Each of the following reports delivered to the Issuer and the Borrower Security Trustee:

3.1	the most recent audited financial statements of the Additional Chargor;

3.2	any Valuation required by the Issuer and the Borrower Security Trustee in relation to the Mortgaged Properties owned by such Additional Chargor in form and substance satisfactory to the Issuer and the Borrower Security Trustee; and

3.3	any Certificate of Title required by the Issuer and the Borrower Security Trustee in relation to the Mortgaged Properties owned by such Additional Chargor in form and substance satisfactory to the Issuer and the Borrower Security Trustee.

4.	Opinions

4.1	Legal opinions from reputable law firm(s) addressed to the Issuer and the Borrower Security Trustee addressing the due incorporation, capacity and authority of such Additional Chargor and, as to the legal, valid and binding nature of its obligations

(including, without limitation, under its Guarantee) of, and the validity of the Security Interests granted under (subject to any reservations contained in such opinions), the documents delivered pursuant to paragraph 2 above.

4.2	An opinion from an internationally recognised firm of accountants or lawyers addressed to the Issuer and the Borrower Security Trustee addressing, in relation to the Additional Chargor, withholding tax and deductibility of interest in relation to payments under the Issuer/Borrower Facility Agreement, the Intercompany Loans, the Guarantee and the Cash Pooling Loans.

5.	Miscellaneous

5.1	In respect of any Mortgaged Property, assets and/or shares held by each Additional Chargor, receipt of all deeds and documents necessary or ancillary to evidence title to such new Mortgaged Property, assets and/or shares or undertakings in a form satisfactory to the Borrower Security Trustee that the same are held to the order of the Borrower Security Trustee.

5.2	Delivery of all documents, forms and certificates in relation to the shares of the Additional Chargor as the Borrower Security Trustee may require in order for security to be granted in respect of such shares.

5.3	A copy of any other authorisation or other document, certificate of title, report by a Valuer, director’s certificate, opinion and/or other supporting or ancillary documentation or assurance which the Borrower Security Trustee considers to be necessary or desirable in connection with the accession of such Additional Chargor.

5.4	The results of searches (where applicable) made at the appropriate national land registers of the Relevant Jurisdiction in which any Mortgaged Property owned and to be secured by the Additional Chargor, in favour of the Borrower Security Trustee on the appropriate forms against all of such Mortgaged Property showing no adverse entries.

6.	Ratings Test

Confirmation in writing from the Rating Agencies is delivered to the Issuer and the Borrower Security Trustee that the Ratings Test will be satisfied after the accession of any Additional Chargor to this Agreement.

SCHEDULE 2

NOTICE OF DRAWDOWN

From:	Shurgard Self Storage SCA

To:	Self-Storage Securitisation B.V.
(as Issuer)

cc:	Shurgard Self Storage SCA
(as Cash Administrator)

Citicorp Trustee Company Limited
(as Borrower Security Trustee and Trustee)

Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc. and Fitch Ratings Limited
(as Rating Agencies)

Dated:	[Insert date]

Dear Sirs,

1.	We refer to a facility agreement ((as amended, varied or supplemented from time to time) the “Issuer/Borrower Facility Agreement”) dated [•] 2004 and made between, inter alios, the Issuer and the Borrower Security Trustee.

2.	Terms defined in Schedule 1 (Master Definitions Schedule) of a master framework agreement (as amended, varied or supplemented from time to time) (the “Master Framework Agreement”) dated [•] 2004 and made between, inter alios, the Issuer and the Borrower Security Trustee shall bear the same meaning herein.

3.	This notice is irrevocable.

4.	We hereby give you notice that, pursuant to the Issuer/Borrower Facility Agreement, on [date of proposed Term Advance], we wish to borrow [an Initial Term Advance]/[a Further Term Advance]/[a New Term Advance]* in the amount of €[ ] upon the terms and subject to the conditions contained therein.

5.	We confirm (on behalf of the Securitisation Group) that, at the date hereof, the [Representations set out at Clause 13 (Representations and Warranties) of the Issuer/Borrower Facility Agreement]/ [Repeating Representations] are true and correct and will be true and correct immediately after the Term Advance is made[1];

*	Strike out as appropriate
[1]	First square bracket applies to Initial Term Advances. Second square bracket for all Additional Term Advances.

6.	We confirm (on behalf of the Securitisation Group) that no Loan Event of Default or Potential Loan Event of Default has occurred and is continuing (and has not been waived) or would result from the making of the Term Advance.

7.	The proceeds of this drawdown should be credited to [insert account details].

Yours faithfully

Authorised Signatory
for and on behalf of
Shurgard Self Storage SCA

SCHEDULE 3

INITIAL CHARGORS

Chargors	Registered Office	Reg. No./RC	Jurisdiction
Shurgard Self-Storage SCA	48 Quai de Commerce, 1000 Brussels	enterprise number 0454,097,354	Belgium

SSC Benelux Zaventem BVBA	Oude Bareellei 9-11, 2170 Merksem	enterprise number 442,577,841	Belgium

SSC Benelux Machelen BVBA	Oude Bareellei 9-11, 2170 Merksem	enterprise number 405,739,815	Belgium

Imoganco BVBA	Oude Bareellei 9-11, 2170 Merksem	enterprise number 407,817,494	Belgium

Hobimmo BVBA	Oude Bareellei 9-11, 2170 Merksem	enterprise number 439,707,235	Belgium

Shurgard France SAS	191, rue Saint Honoré, 75001 Paris	RCS 403 609 779	France

Shurgard Méditerranée SAS	24/26, rue Louis Armand, 75015 Paris	RCS 348 678 244	France

Shurgard Investissement 1 SNC	24/26, rue Louis Armand, 75015 Paris	RCS 320 460 629	France

Shurgard IDF Noisy SAS	24/26, rue Louis Armand, 75015 Paris	RCS 442 667 424	France

Shurgard IDF Chambourcy SAS	24/26, rue Louis Armand, 75015 Paris	RCS 443 409 735	France

Shurgard Lyon Gerland SAS	24/26, rue Louis Armand, 75015 Paris	RCS 442 667 770	France

Shurgard Storage Centers Sweden KB	Box 36, 171 11 SolnaSweden	969639-8479	Sweden

Shurgard Sweden AB	Box 36, 171 11 SolnaSweden	556550-5152	Sweden

Shurgard Sweden Årstaberg KB	Box 36, 171 11 SolnaSweden	969 680 3395	Sweden

Shurgard Storage Centres UK Limited	14 St. Mary’s Road Long Ditton Surbiton Surrey KT6 5EY	3454778	England and Wales

Shurgard UK Wokingham Limited	14 St. Mary’s Road Long Ditton Surbiton Surrey KT6 5EY	4464921	England and Wales

Shurgard Nederland B.V.	Verheeskade 327 252 1 DE ‘s-Gravenhage	17112607	Netherlands

BéCé Ateliers B.V.	St Gerardusweg 50,6224 LV Maastricht	14607297	Netherlands

Shurgard Nederland Diemen BV	Verheeskade 327, 2521 DE ‘s-Gravenhage	27251625	Netherlands

Shurgard Nederland Dordrecht Ampere BV	Verheeskade 327, 2521 DE ‘s-Gravenhage	27251628	Netherlands

Shurgard Nederland Delft BV	Verheeskade 327, 2521 DE ‘s-Gravenhage	27252034	Netherlands

Shurgard Nederland Veldhoven BV	Verheeskade 327, 2521 DE ‘s-Gravenhage	27252063	Netherlands

Shurgard Nederland Utrecht Cartesius BV	Verheeskade 327, 2521 DE ‘s-Gravenhage	27252353	Netherlands

Chargors	Registered Office	Reg. No./RC	Jurisdiction
Shurgard Real Estate ApS	Banemarksuej 50 D-2605 Brønby, Denmark	25499204	Denmark

Shurgard Denmark ApS	Banemarksuej 50 D-2605 Brønby, Denmark	26271126	Denmark

Shurgard Roskilde ApS	Banemarksuej 50 D-2605 Brønby, Denmark	26556252	Denmark

Shurgard Hørsholm ApS	Banemarksuej 50 D-2605 Brønby, Denmark	26609224	Denmark

SCHEDULE 4

FORM OF COMPLIANCE CERTIFICATE

To:	Self Storage Securitisation B.V.
as Issuer

Citicorp Trustee Company Limited
as Borrower Security Trustee

cc:	Citicorp Trustee Company Limited
as Trustee

Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc. and Fitch Ratings Limited as Rating Agencies

Citibank, N.A. and Citibank International plc
as Paying Agents

Date:	[Insert date]

Dear Sirs,

We refer to a facility agreement ((as amended, varied, restated or novated from time to time) the “Issuer/Borrower Facility Agreement”) dated [•] 2004 and made between, inter alios, the Borrower and the Borrower Security Trustee.

Unless otherwise defined herein, terms defined in Schedule 1 (Master Definitions Schedule) of a master framework agreement ((as amended, varied, restated or novated from time to time) the “Master Framework Agreement”) dated [•] 2004 and made between, inter alios, the Issuer and the Borrower Security Trustee shall bear the same meaning herein.

The Borrower confirms (on behalf of itself and each other Chargor) (in each case without any personal liability) that:

1.	all Financial Indebtedness of each Chargor outstanding in favour of any entity not comprised in the Securitisation Group, as applicable, as at the end of the Loan Interest Period which ended immediately preceding the date hereof (the “Relevant Period”) was Permitted Financial Indebtedness;

2.	as at the date hereof, [no] [a][2] Loan Event of Default or Potential Loan Event of Default has occurred and is continuing (and which has not been waived in accordance with the Borrower Transaction Documents) [and, if it has occurred, a description thereof and the action taken or proposed to be taken to remedy it are set out below];

[2]	delete as applicable.

3.	as at the date hereof, [no] [a][3] Property Advisor Appoint Event has occurred [and, if it has occurred, a description thereof and the action taken or proposed to be taken to remedy it];

4.	as at the date hereof, each Chargor, as applicable, is in compliance with all covenants and warranties under the Borrower Transaction Documents [or, if there has been any breach of any covenant or warranty given by the Chargors, a description thereof and the action taken or proposed to be taken to remedy it];

5.	[a copy of any Valuation required by the terms of the Issuer/Borrower Facility Agreement to be delivered by it to the Borrower Security Trustee and the Rating Agencies has been so delivered][4];

[6].	any disposals of Mortgaged Properties during the Relevant Period were Permitted Disposals and any acquisitions of Mortgaged Properties in the Relevant Period were in compliance with the Property Acquisition Conditions;

[7].	the Debt Service in respect of the Relevant Period was [•];

[8].	the LTV Ratio at the end of the Relevant Period was [•];

[9].	the DSCR in respect of the Relevant Period was [•];

[10].	the amount of Excess Cash at the end of the Relevant Period was €[•];

[11].	the DSCR Cashflow in respect of the Relevant Period was €[•]; and

[12].	the Restricted Payment Condition was satisfied with respect to the Relevant Period

[The following paragraphs only need to be provided in the first Compliance Certificate delivered after each Cash Reserve Calculation Date]

[13].	the Cash Reserve Trigger was [not][5] breached during the Cash Reserve DSCR Calculation Period [the Cash Reserve Amount was, as at the end of the Cash Reserve DSCR Calculation Period,[6]€[•] and such amount has been deposited in the cash Reserve Account] ; and

[14].	the Cash Release Trigger was met during the Cash Reserve DSCR Calculation Period and the Cash Release Amount was, as at the end of the Cash Reserve DSCR Calculation Period, €[•][7].

[3]	delete as applicable.
[4]	Include if applicable.
[5]	Delete/include as applicable.
[6]	Only include if there has been a breach of the Cash Reserve Trigger.
[7]	Delete/include as applicable.

Signed:
	Managing Partner	Managing Partner
of Shurgard Self Storage SCA

SCHEDULE 5

FORM OF MORTGAGED PROPERTY DISPOSAL CERTIFICATE

To:	Citicorp Trustee Company Limited
as Borrower Security Trustee

Date:	[Insert date]

Dear Sirs,

We refer to a facility agreement ((as amended, varied, novated or supplemented from time to time) the “Issuer/Borrower Facility Agreement”) dated [•] and made between, inter alios, Shurgard Self Storage SCA as the “Borrower” and yourselves as “Borrower Security Trustee”.

Terms defined in Schedule 1 (Master Definitions Schedule) of a master framework agreement ((as amended, varied, novated or supplemented from time to time) the “Master Framework Agreement”) dated [•] 2004 and made between, inter alios, the Issuer and the Borrower Security Trustee shall bear the same meaning herein.

We confirm (and certify in the case of paragraph 2) on behalf of [name of relevant Chargor] and the Borrower confirms (in the case of paragraph 3 only) (without any personal liability) that:

1.	we propose to dispose of the [Mortgaged Property of [insert details of Mortgaged Property]]/[Chargor known as [insert details of Chargor] which owns the following Mortgaged Properties [insert details of Mortgaged Properties] and acquire [set out details]; and

2.	the disposal is a disposal of the type permitted under Clause 18.2 (Conditions to Disposal of Mortgaged Properties) and the conditions set out in such Clause for such disposal are satisfied [and the acquisition is an acquisition of the type permitted under Clause 18.6 (Covenants regarding the Acquisition and Substitution of Mortgaged properties) and the conditions set out in such Clause for such acquisition are satisfied];

3.	no Loan Event of Default or Potential Loan Event of Default has occurred and is continuing (and has not been waived) or would result from the proposed disposal [and acquisition] of the Mortgaged Property;

4.	the disposal [and acquisition] [is]/[are] or arm’s length terms between a willing buyer and seller [in each case]; and

5.	we will have complied with all our obligations in the Tax Deed of Covenant in respect of such acquisition [and disposal].

Signed:
	Authorised Signatory	Authorised Signatory
of [name of relevant Chargor]

Signed:
	Authorised Signatory	Authorised Signatory
of Shurgard Self Storage SCA

SCHEDULE 6

FORM OF INVESTOR REPORTS

SCHEDULE 7

FORM OF CHARGOR ACCESSION DEED

To:	Self Storage Securitisation B.V.
as Issuer

Citicorp Trustee Company Limited
as Borrower Security Trustee

CC:	Shurgard Self Storage SCA as Borrower

From:	[Additional Chargor]

Dated:	[•]

Dear Sirs,

We refer to a facility as from time to time amended, varied, restated or novated (the “Issuer/Borrower Facility Agreement”) dated [•] 2004 and made between, inter alios, the Issuer and the Borrower Security Trustee.

1.	Terms defined in Schedule 1 (Master Definitions Schedule) of a master framework agreement ((as from time to time amended, varied, restated or novated) the “Master Framework Agreement”) dated [•] 2004 and made between, inter alios, the Issuer and the Borrower Security Trustee shall bear the same meaning herein.

2.	[Additional Chargor] assumes all the rights and benefits contained in the Issuer/Borrower Facility Agreement and, upon it becoming a Chargor, agrees to be bound by all the obligations, covenants, undertakings, representations and warranties under:

2.1	the Issuer/Borrower Facility Agreement in all respects as if it had been an original party thereto;

2.2	the Tax Deed of Covenant;

2.3	the Security Trust Deed;

2.4	the Cash Pooling Loan and Cash Administration Agreement; and

2.5	the Securitisation Intercompany Loan Agreement;

3.	[Additional Chargor] confirms that the Additional Chargor Representations are true and correct in respect of itself, with reference to the facts and circumstances then subsisting.

4.	[Additional Chargor] confirms that, to its knowledge, no Loan Event of Default or Potential Loan Event of Default is continuing (and is unwaived) or would occur as a result of [Additional Chargor] becoming an Additional Chargor.

5.	[Additional Chargor’s] administrative details are as follows:

Address:

Fax No.:

6.	[Process Agent[8]

The [Additional Chargor] agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to [ ] at [ ] or, if different, its registered office for the time being or at any address of [Additional Chargor] in Great Britain at which process may be served on it in accordance with Part XXIII of the Companies Act. If such person is not or ceases to be effectively appointed to accept service of process on behalf of [Additional Chargor], [Additional Chargor] shall, immediately appoint a further person in England to accept service of process on its behalf, failing such appointment within 14 days, the Borrower Security Trustee shall be entitled to appoint such a person by a written notice addressed and delivered to [Additional Chargor]. Nothing in this paragraph 6 shall affect the right of the Borrower Security Trustee to serve process in any other manner permitted by law. This paragraph 6 applies to Proceedings in England and to Proceedings elsewhere.]

7.	This Deed shall be governed by English law.

In witness whereof, this Deed has been executed as a deed by each of the parties hereto as a deed on the day and year first above written.

[Executed as a deed on behalf of
[Additional Chargor]
in the presence of:

Director:

Director/Secretary:][9]

[8]	This is only required if the relevant Chargor is incorporated outside the UK.
[9]	Insert appropriate execution clause depending on country of incorporation of the Additional Chargor and chosen execution formality

SCHEDULE 8

INITIAL MORTGAGED PROPERTIES

Chargor	Initial Mortgaged Property	Address
1. Shurgard Self-Storage SCA	Shurgard Forest	Rue St. Denis 298 - Rue du Charroi 10-12, 1190 Forest

	Shurgard Molenbeek	Ch. De Ninove 240, 1080 Molenbeek

	Shurgard Waterloo	Ch. De Charleroi 16, 1420 Braîne l’Alleud

	Shurgard Aartselaar	Boomsesteenweg 24, 2630 Aartselaar

	Shurgard Overijse	Brusselsesteenweg 299, 3090 Overijse

	Shurgard Leuven	Tiensesteenweg 387, 3010 Kessello

	Kortrijk	Ringlaan 38, 8500 Kortrijk

	Brugge	Sint-Pieterskaai 71-75, 8000 Brugge

	Liège Rocourt (Luik)	Rue des Français 312, 4000 Rocourt

	Antwerpen Bredabaan	Oude Bareellei 9-11, 2170 Merksem

	Antwerpen Moretuslei	Plantin & Moretuslei 145, 2140 Borgerhout

	Linkeroever	Blancefloerlaan 179, 2050 Antwerpen

2. SSC Benelux-Zaventem BVBA	Zaventem	Leuvensesteenweg 504, 1930 Zaventem

3. SSC Benelux Machelen BVBA	Machelen	Woluwelaan 51, 1830 Machelen

4. Imoganco BVBA	Gent	Kortrijksesteenweg 1040, 9051 Gent

	Sint-Pieters-Leeuw	Bergensesteenweg 69, 1651 Beersel (Lot)

5. Hobimmo BVBA	Jette	Avenue de l’Exposition 250, 1090 Jette

	Wavre	Boulevard de l’Europe 131, 1301 Wavre

Chargor	Initial Mortgaged Property	Address
France

1. Shurgard France SAS	Osny	Rue due Muguet and Route Départementale 95520 Osny

	Nanterre	165, Rue du 1er Mai, 92737 Nanterre Cedex

	Ballainvilliers	Lotissement “les Bouleaux” - 91160 Ballainvilliers

	Fresnes	Avenue de Stalingrad 20, 94260 Fresnes

	Asnières	Quai Aulagnier 17 and lined by rue du docteur Pierre Boudon and rue Novion, 31 - 92560, Asnières

	Pontault-Combault	Lieudit La Tête du Buis - RN4, 77340, Pontault-Combault

	Le Port-Marly	13 bis and 15, Av. St. Germain, 78560 - Port-Marly

	Les Ulis-Courtaboeuf	ZAC du Centre de Vie, Avenue de l’Océanie and RD 118 - 91940 Les Ulis-Courtaboeuf

	Buchelay Mantes	ZAC des Meuniers, Lieu-dit “La Croix Blanche” 78200 Buchelay

	Rosny-sous-Bois	8 rue Montgolfier and 117 to 129 Boulevard d’Alsace Lorraine, 93115, Rosny-sous-bois

	Paris Gare de L’Est	21-23 rue Eugène Varlin - 75010 Paris Gare de L’Est - sous-Goïs

	Paris-Porte de Châtillon	Avenue P. Brossolette and 17 Avenue de la Paix 95, 92120 Montrouge

2. Shurgard Investissement 1 SNC	Thiais-Belle Epine	Rue des Alouettes 10 and avenue le Fontainebleau - RN7 - 94320, Thiais

3. Shurgard Méditerranée SAS	Nice Saint Isidore	138 Boulevard des Jardiniers, 06200 Nice

Chargor	Initial Mortgaged Property	Address
	Grigny	74, Avenue Emile Aillaud, 91350 Grigny

	Coignières	1, Route Nationale 10, 78310 Coignières

	Marseille Les Arnavaux	Boulevard du Capitaine Gèze 44 - rue André Allar and 110 Chemin Madrague 13014 - Marseille

	Epinay-sur-Seine	141, 145, 149, 151 to 155 Avenue de Ville Lattre de Tassigny, (RD23), Epinay

	Vitrolles	Lotissement “Les Quatres Chemins” Boulevard de l’Europe (ex-1ère avenue), 13127 Vitrolles

	Sevran	4, Bd Westinghouse - and avenue Colbert 93270 Sevran

	La-Seyne-sur-Mer	Chemin de Lagoubran - 83500 - La Seyne sur Mer

	Chambourcy	8 rue du Clos de la Famille - 78240 Chambourcy

5. Shurgard IDF Noisy SAS	Noisy le Grand	38 and 40, route de Neuilly and rue Paul Lafargue - 93160 Noisy le Grand

6. Shurgard Lyon Gerland SAS	Lyon	9 rue Saint Jean Dieu and rue Challemel Lacour - 69007 Lyon

7. Shurgard IDF Chambourcy	Chambourcy SAS	8 rue du Clos de la Famille - 78240 Chambourcy

Denmark

9. Shurgard Real Estate ApS	Ishøj	Industridalen 1, 2635 Ishøj

	Hvidovre	Bibliotekvej 70, 2650 Hvidovre

10. Shurgard Hørsholm ApS	Kokkedal/Hørsholm	Kokkedal Industripark 6 & 12, 2980 Kokkedal,Hørsholm

11. Shurgard Roskilde ApS	Roskilde	Kobenhavnsvej 141, 4000 Roskilde

Chargor	Initial Mortgaged Property	Address
Sweden

1. Shurgard Storage Centers Sweden KB	Jakobsberg	Enköpingsvägen 120, 177 58 Järfälla

	Uppsala	Wretmansgatan 1, 754 50 Uppsala

	Täby	Kemistvägen 10, 183 79 Täby

	Kungens Kurva	Lindvretsvägen 1, 143 64 Värby

	Rissne	Madenvägen 13, 174 55 Sundbyberg

	Solna	Solnavägen 19, 171 65 Solna

	Handen	Nynäsvägen 3, 13647, Haninge

	Mölndal	Skedebrogatan 2, 43133 Mõlndal

	Lundavägen	Lundavägen 70, 212 25 Malmö

	Moraberg	Klastorpsvägen 5, 15242 Södertälje

	Upplands Väsby	Slantvägen 2, 194 54 Upplands Väsby

	Sköndal	Bogårdsvägen 47, 12862 Skõndal

	Minelund	Minelundsvägen 10, 41705 Gothenburg

	Ystadvägen	Östra Hindbyvägen 26, 231 74, Malmö

	Lund	Företagsvägen 48, 227 61 Lund

	Västra Frölunda	Traneredsvägen 114, 42653 Västra Frolunda

	Högdalen	Magelungsvägen 144, 124 59 Bandhagen

	Danderyd	Rinkebyvägen 29, 182 36 Danderyd

2. Shurgard Sweden Årstaberg KB	Årstaberg	Upplagsvägen 2, 117 43 Stockholm

The Netherlands

1. Shurgard Nederland B.V.	Rottterdam	Schuttevaerweg, 3044 BA, Rotterdam

Chargor	Initial Mortgaged Property	Address
	Nijmegen	Koopvaardijweg 1, 5641 BR Nijmegen

	Den Haag	Verheeskade 327, 2521 DE Den Haag

	Ede	Galvanistraat 4, 6716 AE Ede

	Breda	Trekpot 2, 4825 BN Breda

	Kerkrade	Locht 2, Kerkrade

	Zaandam	Pieter Lieftinckweg 6, 1505 HX Zaandam

	Rotterdam Stadionweg	Stadionweg 35A, 3077 AP Rotterdam

	Nieuwegein	Ravenswade 1C, 3439 LD, Nieuwegein

	Heemstede	Cruquiusweg 29, 2102 LS Heemstede

	Amersfoort	Nijverheidsweg Noord 104, 3812 PN Amersfoort

	Dordrecht II	Baanhoek weg

	Spijkenisse	Misgomseweg 1, 3208 LB Spijkenisse

	Apeldoorn	Nagelpoelweg 3, 7333 NZ Apeldoorn

	Rotterdam	Tinstraat 16, 3067 GP Rotterdam

	Amsterdam	Transformatorweg 24, 1014AK Amsterdam

	Rijswijk	Visseringlaan 14, 2288 ER Rijswijk

2. Shurgard Nederland Diemen B.V.	Diemen	Sniep 21, 1112 AG Diemen

3. Bé Cé Ateliers B.V.	Maastricht	Sint - Gerardusweg 50, 6624 LV Maastricht

4. Shurgard Nederland Utrecht Cartesius B.V.	Utrecht Cartesius	Nijverheidsweg 2, 3534 AM Utrecht

5. Shurgard Nederland Veldhoven B.V.	Veldhoven	De Run 2174, 5503 LE Veldhoven

6. Shurgard Nederland Dordrecht Ampere	Dordrecht Ampere	Amperestraat 5, 3316 AA Dordrecht

Chargor	Initial Mortgaged Property	Address
7. Shurgard Nederland Delft B.V.	Delft	Kleveringweg 16, 2616 LZ Delft

UK

1. Shurgard Storage Centres UK Limited	Croydon	491 Brighton Road, South Croydon, Surrey, CR2 6AA

	Streatham	1264-1266 London Road, Norbury, London, SW16 4EJ

	Reading	75/77 Caversham Road, Reading, Berkshire, RG1 8AN

	Hayes	Shurgard House, Uxbridge Road, Hayes, Middlesex, UB4 0HD

	Hanworth	1 Popham Close, Hanworth, Middlesex, TW13 6BE

	Ewell	1 Beaufort Way, Ewell, Epsom, KT17 2PS

	Neasden	510 Neasden Lane North, London, NW10 0EA

	Ruislip	652 Victoria Road, Ruislip, Middlesex HA4 0LN

	Putney	Shurgard House, 70 Putney Bridge Road, London SW18 1HR

	Greenford	750-758 Greenford Road, Greenford, Middlesex UB6 8QQ

	Gypsy Corner	3 Portal Way, Gypsy Corner, London W3 6RT

2. Shurgard UK Wokingham Limited	Wokingham	Shurgard House, Milly Millars Lane, Wokingham, Berks RG41 2QB

SCHEDULE 9

EXCESS PROPERTIES

Description of the Excess Property	Title number (or equivalent) and description	Chargor which owns such Excess Property
Part 1 of attached map (Kortrijk surplus land )	3,500m2	Shurgard Self Storage SCA

Part 2 of attached map (Coignières surplus land)		Shurgard Méditerranée SAS

Part 3 of attached map (Nice St. Isidore surplus land)	4,000m2	Shurgard MéditerranéeSAS

Part 4 of attached map (Dordrecht surplus land)		Shurgard Nederland B.V.

Part 5 of attached map (Maastricht surplus land)		Bé Cé Ateliers B.V.

Part 6 of attached map (Hørsholm surplus land)	731m2 “Building D	Shurgard Hørsholm ApS

Part 7 of attached map Borsbeek Surplus land		Shurgard Self Storage SCA

EXECUTION PAGE

Borrower and Cash Administrator and as a Chargor
Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Shurgard Self Storage SCA	)

Issuer
Signed by	) /s/ M. Sibbing (Attorney)
a duly authorised representative of	)
Self-Storage Securitisation B.V.	)

Borrower Security Trustee
Citicorp Trustee Company Limited	)
By	) /s/ Marne Lidster (Director)

Chargors
Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
SSC Benelux Zaventem BVBA	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
SSC Benelux Machelen BVBA	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Imoganco BVBA	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Hobimmo BVBA	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Shurgard France SAS	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Shurgard Méditerranée SAS	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Shurgard Investissement 1 SNC	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Shurgard IDF Noisy SAS	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Shurgard IDF Chambourcy SAS	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Shurgard Lyon Gerland SAS	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Shurgard Storage Centers Sweden KB	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Shurgard Sweden AB	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Shurgard Sweden Årstaberg KB	)

Executed as a Deed by the	) /s/ S. de Tollenaere
duly approved representative of	)
Shurgard Storage Centres UK Limited	)
By	)
in the presence of:	)

Executed as a Deed by the	) /s/ S. de Tollenaere
duly approved representative of	)
Shurgard UK Wokingham Limited	)
By	)
in the presence of:	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Shurgard Nederland B.V.	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
BéCé Ateliers B.V.	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Shurgard Nederland Diemen B.V.	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Shurgard Nederland Dordrecht	)
Ampere B.V.	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Shurgard Nederland Delft B.V.	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Shurgard Nederland Veldhoven B.V.	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Shurgard Nederland Utrecht	)
Cartesius B.V.	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Shurgard Real Estate ApS	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Shurgard Denmark ApS	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Shurgard Roskilde ApS	)

Signed by	) /s/ S. de Tollenaere
a duly authorised representative of	)
Shurgard Hørsholm ApS	)